Form 10-K, Exhibit 13
period 2002-06-30
PEOPLES OHIO FINANCIAL CORP
filed 2002-09-26
CIK 1157843

                                                                      Exhibit 13

                   [PEOPLE'S OHIO FINANCIAL CORPORATION LOGO]


Dear Shareholder:

Peoples Ohio Financial Corporation( OTC: POHF), the parent company of Peoples Savings Bank (Troy-Piqua-Clayton), reported record earnings year for fiscal 2002 . . . making this fiscal year the most profitable in the history of our 112-year old financial institution. This accomplishment reflects a 10% increase over the previous fiscal year while we showed growth in almost every area of banking services.

Formal start-up of the savings and loan holding company (effective January, 2002) was a major initiative for our organization. We believe that the holding company creates opportunities for enhanced profitability and shareholder value. In addition to our ability to diversify and expand services, the holding company will allow us to repurchase shares of Peoples stock . . . a strategy the board of directors has already approved. This initiative, coupled with increased dividends for shareholders, could impact shareholder value.

Contributing to Peoples' overall success is our ongoing strategy of providing very good basic products/services while growing and developing new areas of service. During the past fiscal year, significant technology-driven services were improved or introduced including remittance processing (for businesses), automation of new account customer database software, and check imaging. These services all represent a significant investment in technology, which dramati-cally increases and improves our ability to sell and service customers.

Two of these areas are particularly noteworthy. Remittance processing, which allows businesses to outsource bill collection and to improve their cash flow in process, has continued to grow and is impacted by new equipment. In addi-tion, check imaging was introduced successfully this year and allows customers to streamline account balancing and information storage by using "imaged" checks in summary format rather than bulky packs of cancelled checks. Response from individual and business customers regarding these two product/services has been very strong.

Our management staff and employees have always been an important part of any success Peoples has achieved. I am pleased to announce that two extremely capable professionals have joined our already strong executive management team. Richard (Rich) Dutton, CPA, joined the Peoples team, as VP/CFO and most recently was a partner with the accounting firm of BKD, the 8(th) largest firm of its kind in the U.S. Soon after, Anne Mercer came on board as VP/Chief Lending Officer and brings great experience in residential/commercial lending as well as being a CPA. She is already well-known in the Troy/Miami County community.

In the facilities area, major renovations were completed at the main office in Troy in order to improve and consolidate the banking center/new accounts areas and to improve use of space for the lending area. Also, the Piqua banking cen-ter was doubled in size and renovated as result of adjacent building space becoming available. Hospitality areas (popcorn, coffee, pop) were added at both locations.

All this was accomplished while achieving record earnings as well as improved productivity and efficiency ratios. As this annual report outlines, total earnings for fiscal year 2002 were $2,675,000, or $.35 per diluted share. While non-performing loans increased slightly during the year, the Bank's asset quality remained strong with non-performing loans comprising just 0.45% of the Bank's loan portfolio at June 30, 2002 compared to 0.26% in the prior year. In addition, return on average assets (ROAA) was 1.23% while return on equity (ROE) was 11.84% for fiscal year 2002. Peoples enjoyed another strong year in the mortgage loan area and made continued progress in the Trust Department which manages $133,652,000 in assets.

While striving to be innovative and competitive, Peoples remains a community financial organization at its core. A well-managed and high-earning company, Peoples focuses on being loyal to its local roots and values. We are always looking to the future in terms of product development and improved delivery systems, while remembering that the beneficiaries must be our customers, the community, and most importantly, our shareholders.

Sincerely,

/s/ Ronald B. Scott
--------------------------

Ronald B. Scott
President/CEO

[LOGO] SELECTED CONSOLIDATED FINANCIAL DATE
--------------------------------------------------------------------------------

                                                             AT JUNE 30,
BALANCE SHEET DATA:                    2002          2001          2000          1999           1998
                                       ----          ----          ----          ----           ----
                                                             (IN THOUSANDS)
Total amount of:
    Assets                           $219,922     $214,841      $205,140      $180,056       $145,175
    Loans, net                        201,716      197,483       189,878       167,300        131,141
    Deposits                          120,447      108,398       109,461       107,073         97,453
    FHLB advances                      74,174       83,522        74,726        53,918         32,098
    Stockholders' equity               23,106       21,002        18,702        15,725         13,893



                                                          YEAR ENDED JUNE 30,
STATEMENT OF INCOME DATA:              2002          2001          2000          1999           1998
                                       ----          ----          ----          ----           ----
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

    Total interest income             $15,918      $16,338       $14,598       $12,387       $ 10,667
    Total interest expense              7,551        9,392         7,931         6,231          5,243
    Net interest income                 8,367        6,946         6,667         6,156          5,424
    Provision for loan losses             138            -            30            50              -
    Non-interest income                 1,561        1,485         1,374         1,109            768
    Non-interest expense                5,707        4,737         4,268         3,947          3,551
    Net income                          2,675        2,421         2,480         2,191          1,763

PER SHARE DATA:
    Earnings                            $0.36        $0.33         $0.33         $0.30          $0.24
    Diluted earnings                     0.35         0.32          0.31          0.28           0.23
    Cash dividends                      0.065         0.03          0.03          0.03           0.02
    Year-end book value                  3.11         2.82          2.52          2.29           2.01
    Year-end market value                3.35         3.00          4.13          8.63           6.75

KEY RATIOS:

    Return on average assets             1.23%        1.14%         1.28%         1.35%          1.31%
    Return on average equity            11.84        11.87         13.62         13.81          12.62
    Average equity to average assets    10.38         9.64          9.37          9.74          10.24
    Net interest margin                  4.01         3.41          3.56          3.95           4.21
    Efficiency ratio (1)                57.50        56.20         53.10         54.30          57.40
    Dividend payout ratio (2)           18.06         9.09          9.09          6.67           7.81


----------------------

     (1) Represents noninterest expense as a percentage of the sum of net interest income and noninterest income.

     (2)  Represents dividends per share divided by basic earnings per share.

[LOGO] Independent Accountants' Report
--------------------------------------------------------------------------------

[BKD LLP LOGO]


To the Stockholders and
Board of Directors
Peoples Ohio Financial Corporation
Troy, Ohio


We have audited the accompanying consolidated balance sheets of Peoples Ohio Financial Corporation as of June 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of Peoples Ohio Financial Corporation as of June 30, 2000 and for the year then ended were audited by other auditors whose report dated August 4, 2000 expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Peoples Ohio Financial Corporation as of June 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD LLP

Cincinnati, Ohio
August 8, 2002

[LOGO] CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                             JUNE 30, 2002 AND 2001

                                                                              2002                      2001
                                                                      ------------------------------------------
ASSETS
   Cash and cash equivalents                                          $      5,680,517             $   5,118,227
   Held-to-maturity securities (fair value of $1,174,000 and
     $1,503,000)                                                             1,121,139                 1,484,294
   Loans, net of allowance for loan losses of $882,067 and $843,081        201,716,051               197,482,915
   Premises and equipment                                                    4,649,712                 4,193,858
   Federal Home Loan Bank stock                                              5,051,600                 4,785,900
   Interest receivable                                                       1,059,550                 1,026,513
   Other assets                                                                643,706                   749,118
                                                                      ----------------             -------------

        Total assets                                                  $    219,922,275             $ 214,840,825
                                                                      ================             =============
LIABILITIES
   Deposits                                                           $    120,446,602             $ 108,398,334
   FHLB advances                                                            74,174,409                83,521,561
   Interest payable                                                            231,386                   259,813
   Other liabilities                                                         1,494,898                 1,277,946
                                                                      ----------------             -------------
        Total liabilities                                                  196,347,295               193,457,654
                                                                      ----------------             -------------

COMMITMENTS AND CONTINGENCIES

EQUITY FROM ESOP SHARES                                                        468,719                   381,498
                                                                      ----------------             -------------

STOCKHOLDERS' EQUITY
   Preferred stock, no par value, 1,000,000 shares authorized;
     none issued or outstanding
   Common stock, no par value
     Authorized -- 15,000,000 shares
     Issued and outstanding-- 7,439,650 shares, less ESOP shares
       of 139,916 and 127,166                                                7,299,734                 7,312,484
   Additional paid-in capital                                                  203,084                   203,084
   Retained earnings                                                        15,603,443                13,486,105
                                                                      ----------------             -------------

        Total stockholders' equity                                          23,106,261                21,001,673
                                                                      ----------------             -------------

        Total liabilities and stockholders' equity                    $    219,922,275             $ 214,840,825
                                                                      ================             =============


See Notes to Consolidated Financial Statements

[LOGO] CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------


                    YEARS ENDED JUNE 30, 2002, 2001 AND 2000

                                                    2002               2001               2000
                                                -----------        -----------        -----------
INTEREST INCOME
   Loans receivable                             $15,548,316        $15,828,683        $14,136,354
   Investment securities                             86,713            106,313            122,673
   Other interest and dividend income               282,601            403,710            338,975
                                                -----------        -----------        -----------

         Total interest income                   15,917,630         16,338,706         14,598,002
                                                -----------        -----------        -----------

INTEREST EXPENSE
   Deposits                                       3,345,544          4,104,961          3,946,448
   Borrowings                                     4,205,509          5,287,390          3,984,082
                                                -----------        -----------        -----------

         Total interest expense                   7,551,053          9,392,351          7,930,530
                                                -----------        -----------        -----------

NET INTEREST INCOME                               8,366,577          6,946,355          6,667,472
   Provision for loan losses                        138,000               --               30,000
                                                -----------        -----------        -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
   LOSSES                                         8,228,577          6,946,355          6,637,472
                                                -----------        -----------        -----------

NON-INTEREST INCOME
   Fiduciary activities                             761,310            818,450            783,050
   Service charges on deposit accounts and other    612,053            522,154            483,723
   Other income                                     187,907            144,578            107,587
                                                -----------        -----------        -----------

         Total non-interest income                1,561,270          1,485,182          1,374,360
                                                -----------        -----------        -----------

NON-INTEREST EXPENSES
   Salaries and employee benefits                 2,739,747          2,244,088          2,051,162
   Net occupancy expenses                           409,104            365,116            337,364
   Equipment expenses                               148,353            126,360             90,142
   Data processing fees                             413,148            413,405            349,560
   Professional fees                                404,102            222,778            134,934
   State of Ohio franchise taxes                    233,154            208,780            179,935
   Other expenses                                 1,359,598          1,156,456          1,125,182
                                                -----------        -----------        -----------

         Total non-interest expenses              5,707,206          4,736,983          4,268,279
                                                -----------        -----------        -----------

INCOME BEFORE INCOME TAX                          4,082,641          3,694,554          3,743,553
   Income tax expense                             1,407,255          1,273,364          1,263,100
                                                -----------        -----------        -----------

NET INCOME                                      $ 2,675,386        $ 2,421,190        $ 2,480,453
                                                ===========        ===========        ===========

BASIC EARNINGS PER SHARE                        $      0.36        $      0.33        $      0.33
                                                ===========        ===========        ===========

DILUTED EARNINGS PER SHARE                      $      0.35        $      0.32        $      0.31
                                                ===========        ===========        ===========


See Notes to Consolidated Financial Statements

[LOGO] CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------


                    YEARS ENDED JUNE 30, 2002, 2001 AND 2000

                                        COMMON         ADDITIONAL
                                         STOCK           PAID-IN         RETAINED
                                        AMOUNT          CAPITAL          EARNINGS            TOTAL
BALANCES, JULY 1, 1999              $  7,266,726         $  49,628     $  8,409,072      $ 15,725,426
    Net income                                --                --        2,480,453         2,480,453
    Cash dividends ($.03 per share)           --                --         (222,919)         (222,919)
    Exercise of stock options             26,406            (2,286)              --            24,120
    Tax benefit from exercise of
      stock options                           --            19,796               --            19,796
    Net change in equity from
      ESOP shares                          7,532                --          668,018           675,550
                                    ------------         ---------     ------------      ------------

BALANCES, JUNE 30, 2000                7,300,664            67,138       11,334,624        18,702,426
    Net income                                --                --        2,421,190         2,421,190
    Cash dividends ($.03 per share)           --                --         (223,190)         (223,190)
    Exercise of stock options             92,000            94,600               --           186,600
    Tax benefit from exercise of
      stock options                           --            41,346               --            41,346
    Purchase of stock                    (88,700)               --         (216,206)         (304,906)
    Net change in equity from
      ESOP shares                          8,520                --          169,687           178,207
                                    ------------         ---------     ------------      ------------

BALANCES, JUNE 30, 2001                7,312,484           203,084       13,486,105        21,001,673
    Net income                                --                --        2,675,386         2,675,386
    Cash dividends ($.065 per share)          --                --         (483,577)         (483,577)
    Net change in equity from
      ESOP shares                        (12,750)               --          (74,471)          (87,221)
                                    ------------         ---------     ------------      ------------

BALANCES, JUNE 30, 2002             $  7,299,734         $ 203,084     $ 15,603,443      $ 23,106,261
                                    ============         =========     ============      ============


See Notes to Consolidated Financial Statements

[LOGO] CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                    YEARS ENDED JUNE 30, 2002, 2001 AND 2000


                                                               2002               2001                2000
                                                           --------------------------------------------------
OPERATING ACTIVITIES
   Net income                                              $ 2,675,386       $  2,421,190       $   2,480,453
   Items not requiring (providing) cash
      Provision for loan losses                                138,000                 --              30,000
      Depreciation and amortization                            337,089            340,400             291,856
      Amortization of deferred loan fees                      (149,793)           (30,776)            (70,554)
      Deferred income tax                                      107,000            106,000              66,656
      Investment securities amortization (accretion), net        1,849             (2,240)               (195)
      Federal Home Loan Bank stock dividends                  (265,700)          (328,600)           (256,700)
   Net change in
      Interest receivable                                      (33,037)           (68,681)            (39,469)
      Interest payable                                         (28,427)          (263,793)             (4,890)
      Other assets                                             264,196           (237,385)             (8,580)
      Other liabilities                                        109,952              4,248            (567,892)
                                                           -----------       ------------        ------------

           Net cash provided by operating activities         3,156,515          1,940,363           1,920,685
                                                           -----------       ------------        ------------

INVESTING ACTIVITIES

   Proceeds from maturities of securities held to maturity     361,306            187,939             286,354
   Net change in loans                                      (4,380,127)        (7,574,068)        (22,537,491)
   Purchases of premises and equipment                        (792,943)          (929,066)           (481,831)
   Federal Home Loan Bank stock purchased                           --           (478,200)           (512,700)
                                                           -----------       ------------        ------------

           Net cash used by investing activities            (4,811,764)        (8,793,395)        (23,245,668)
                                                           -----------       ------------        ------------

FINANCING ACTIVITIES
   Net change in
      Interest-bearing demand and savings deposits          18,942,142          4,822,747           3,812,318
      Certificates of deposit                               (6,893,874)        (5,885,375)         (1,370,363)
      Short-term advances                                  (30,000,000)
   Proceeds of FHLB advances                                41,000,000        310,591,027         166,950,905
   Repayment of FHLB advances                              (20,347,152)      (301,795,194)       (146,142,802)
   Cash dividends                                             (483,577)          (223,190)           (222,919)
   Purchase of stock                                                --           (304,906)                 --
   Proceeds from exercise of stock options                          --            186,600              24,120
                                                           -----------       ------------        ------------

           Net cash provided by financing activities         2,217,539          7,391,709          23,051,259
                                                           -----------       ------------        ------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                        562,290            538,677           1,726,276

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                 5,118,227          4,579,550           2,853,274
                                                           -----------       ------------        ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                     $ 5,680,517       $  5,118,227        $  4,579,550
                                                           ===========       ============        ============

ADDITIONAL CASH FLOWS INFORMATION
   Interest paid                                           $ 7,579,481       $  9,656,144        $  7,935,420
   Income tax paid                                           1,321,715          1,220,000           1,265,000
   Transfers from loans to other real estate owned             158,784                 --                  --




See Notes to Consolidated Financial Statements

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       (Table Dollar Amounts in Thousands)



NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF OPERATIONS
     The accounting and reporting policies of Peoples Ohio Financial Corporation (Company) and its wholly owned subsidiary, Peoples Savings Bank of Troy
     (Bank), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

     The Bank operates under a state thrift charter and provides full banking services, including trust services. As a state-chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision, Ohio Department of Commerce, Division of Financial Institutions, and the Federal Deposit Insurance Corporation.

     The Company is a savings and loan holding company whose principal activity is the ownership and management of the Bank. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Miami County, and surrounding counties. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

   PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

  CASH EQUIVALENTS

     The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2002 and 2001, cash equivalents consisted of interest-bearing demand deposits.

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       (Table Dollar Amounts in Thousands)


SECURITIES

     Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

     Held-to-maturity securities, which include any security for which the Bank has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

     Interest and dividends on investments in debt and equity securities are included in income when earned.

MORTGAGE LOANS HELD FOR SALE

     Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Forward commitments to sell mortgage loans are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate. Fees received from borrowers to guarantee the funding of mortgage loans held for sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.

LOANS

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       (Table Dollar Amounts in Thousands)


     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

PREMISES AND EQUIPMENT

     Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

FEDERAL HOME LOAN BANK STOCK

     Federal Home Loan Bank stock is a required investment for institutions that are members of Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

FORECLOSED ASSETS HELD FOR SALE

     Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

STOCK OPTIONS

     Stock options are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Bank accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

INCOME TAXES

     Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. The Company files consolidated income tax returns with is subsidiary.

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       (Table Dollar Amounts in Thousands)


NOTE 2: INVESTMENTS

     HELD-TO-MATURITY SECURITIES


                                                     JUNE 30, 2002
                                                 GROSS          GROSS
                                AMORTIZED      UNREALIZED     UNREALIZED      APPROXIMATE
                                   COST           GAINS        (LOSSES)        FAIR VALUE
                              -------------------------------------------------------------
     U.S. Treasury             $    100        $      5      $      --          $   105
     Mortgage-backed
        securities                  921              47             --              968
     State and political
        subdivisions                100               1             --              101
                               --------        --------      ---------          -------
                               $  1,121        $     53      $       0          $ 1,174
                               ========        ========      =========          =======



                                                     JUNE 30, 2001
                                                 GROSS          GROSS
                                AMORTIZED      UNREALIZED     UNREALIZED      APPROXIMATE
                                   COST           GAINS        (LOSSES)        FAIR VALUE
                              -------------------------------------------------------------
     U.S. Treasury             $    100        $      2      $      --          $   102
     Mortgage-backed
        securities                1,284              25             --            1,309
     State and political
        subdivisions                100             --              (8)              92
                               --------        --------      ---------          -------
                               $  1,484        $    27       $      (8)         $ 1,503
                               ========        ========      =========          =======


Maturities of held-to-maturity debt investments at June 30, 2002:


                                                              AMORTIZED    APPROXIMATE
                                                                COST        FAIR VALUE
                                                             --------------------------
          After one through five years                       $     100          $   105
          After ten years                                          100              101
          Mortgage-backed securities not due
            on a single maturity date                              921              968
                                                             ---------          -------
                                                             $   1,121          $ 1,174
                                                             =========          =======



The book value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $910,115 at June 30, 2002, and $1,269,808 at June 30, 2001. The approximate fair value of pledged securities amounted to $955,277 at June 30, 2002, and $1,294,643 at June 30, 2001.

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       (Table Dollar Amounts in Thousands)


NOTE 3: REORGANIZATION

     On June 25, 2001, the Bank's Board of Directors authorized the formation of a holding company for the Bank in a transaction in which each of the outstanding shares of stock of the Bank would be exchanged for one share of stock of the holding company. The Bank would thereafter be a wholly-owned subsidiary of the holding company. Peoples Ohio Financial Corporation was incorporated on July 20, 2001 and the transaction with the Bank was consummated January 25, 2002. The reorganization was accounted for in a manner similar to a pooling of interests.

NOTE 4: RESTRICTION ON CASH AND DUE FROM BANKS

     The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 2002 was $200,000.

NOTE 5: LOANS AND ALLOWANCE FOR LOAN LOSSES

                                                                 2002           2001
                                                             ---------------------------
    Mortgage loans on existing real estate
       Residential single family units                       $   149,612     $   150,711
       Other residential and commercial                           27,055          23,467
                                                             -----------     -----------
         Total real estate loans                                 176,667         174,178
    Construction loans                                            14,660          12,817
    Commercial business                                            5,529           5,323
    Consumer                                                       5,146           4,769
    Home improvement                                               5,774           6,065
    Deposit and other loans                                          470             612
                                                             -----------     -----------
                                                                 208,246         203,764
    Deferred loan fees                                              (132)           (163)
    Undisbursed portion of loans                                  (5,516)         (5,275)
    Allowance for loan losses                                       (882)           (843)
                                                             -----------     -----------
         Total loans                                         $   201,716     $   197,483
                                                             ===========     ===========



                                                2002             2001           2000
                                            --------------------------------------------
 Allowance for loan losses
    Balances, July 1                        $    843         $      888      $       880
    Provision for losses                         138                 --               30
    Recoveries on loans                           12                  6                2
    Loans charged off                           (111)               (51)             (24)
                                            --------         ----------      -----------
    Balances, June 30                       $    882         $      843      $       888
                                            ========         ==========      ===========


[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       (Table Dollar Amounts in Thousands)


NOTE 6: PREMISES AND EQUIPMENT

                                                                2002                   2001
                                                             ---------------------------------
    Land                                                     $      955              $     955
    Buildings                                                     4,589                  4,443
    Equipment                                                     3,600                  2,953
                                                             ----------              ---------
         Total cost                                               9,144                  8,351
    Accumulated depreciation                                     (4,494)                (4,157)
                                                             ----------              ---------

         Net premises and equipment                          $    4,650              $   4,194
                                                             ==========              =========



NOTE 7: DEPOSITS

                                                                2002                    2001
                                                             ---------------------------------
    Noninterest bearing accounts                             $   7,111               $   5,161
    NOW accounts                                                26,314                  21,480
    Super NOW accounts                                             500                     244
    Passbook accounts                                           20,302                  16,604
    Money market accounts                                       17,448                   9,243
    Certificates and other time deposits of $100,000 or more    15,666                  15,216
    Other certificates and time deposits                        33,106                  40,450
                                                             ----------              ---------

         Total deposits                                      $ 120,447               $ 108,398
                                                             ==========              =========



    Certificates and other time deposits maturing in years
      ending June 30
       2003                                                  $  37,236
       2004                                                      6,799
       2005                                                      1,834
       2006                                                        472
       2007                                                      2,431
                                                             ---------
                                                             $  48,772
                                                             =========


[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       (Table Dollar Amounts in Thousands)


NOTE 8: LONG-TERM DEBT

                                                                        2002           2001
                                                                 --------------------------------
     Federal Home Loan Bank advances, fixed and
       variable rates, due at various dates through May 1, 2017     $   74,174      $   83,522


     The Federal Home Loan Bank advances are secured by substantially all first-mortgage loans and FHLB stock. Advances are subject to restrictions or penalties in the event of prepayment.

     Maturities in years ending June 30
        2003                                                        $   10,846
        2004                                                            16,033
        2005                                                            24,404
        2006                                                             4,920
        2007                                                             1,548
        Thereafter                                                      16,423
                                                                    ----------
                                                                    $   74,174
                                                                    ==========
NOTE 9: INCOME TAX

                                                        2002            2001           2000
                                                        ---             ---            ---
    Income tax expense
      Currently payable                            $   1,300        $  1,167        $  1,196
      Deferred income taxes                              107             106              67
                                                   ---------        --------        --------
         Income tax expense                        $   1,407        $  1,273        $  1,263
                                                   =========        ========        ========
    Reconciliation of federal statutory to actual
    tax expense
      Federal statutory income tax at 34%              1,388        $  1,256        $  1,273
      Other                                               19              17             (10)
                                                   ---------        --------        --------
        Actual tax expense                         $   1,407        $  1,273        $  1,263
                                                   =========        ========        ========


[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       (Table Dollar Amounts in Thousands)


     Accumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:

                                                       2002             2001
                                                  ------------------------------
    DEFERRED TAX ASSETS
      Allowance for loan losses                    $    218          $   163
      Organizational costs                               23               --
      Other                                               2                3
                                                   --------          -------

         Total assets                                   243              166
                                                   --------          -------

    DEFERRED TAX LIABILITIES
      FHLB stock                                       (578)            (487)
      Depreciation                                     (105)             (12)
                                                   --------          -------

         Total liabilities                             (683)            (499)
                                                   --------          -------

                                                   $   (440)         $  (333)
                                                   ========          =======

     Retained earnings include approximately $2,390,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $812,600.

NOTE 10: REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       (Table Dollar Amounts in Thousands)


     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2002 and 2001, that the Bank meets all capital adequacy requirements to which it is subject.

     As of June 30, 2002, the most recent notification from Office of Thrift Supervision categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                          TO BE WELL-CAPITALIZED
                                                    FOR CAPITAL ADEQUACY  UNDER PROMPT CORRECTIVE
                                        ACTUAL               PURPOSES        ACTION PROVISIONS
                                  AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT    RATIO
-----------------------------------------------------------------------------------------------
As of June 30, 2002
  Total Risk-Based Capital
     (to Risk-Weighted Assets)   $24,717     16.4%      $12,051      8.0%      $15,064    10.0%

Tier I Capital
  (to Risk-Weighted Assets)       23,836     15.8%        6,026      4.0%        9,039     6.0%

Core Capital
  (to Adjusted Total Assets)      23,836     10.8%        8,803      4.0%       11,003     5.0%

Tangible Capital
  (to Adjusted Total Assets)      23,836     10.8%        3,301      1.5%

As of June 30, 2001
  Total Risk-Based Capital
     (to Risk-Weighted Assets)   $22,226     16.8%      $10,588      8.0%      $13,235    10.0%

Tier I Capital
  (to Risk-Weighted Assets)       21,383     16.2%        5,294      4.0%        7,941     6.0%

Core Capital
  (to Adjusted Total Assets)      21,383     10.0%        6,442      3.0%       10,736     5.0%

Tangible Capital
  (to Adjusted Total Assets)      21,383     10.0%        3,221      1.5%


     Without prior approval, current regulations allow the Bank to pay dividends not exceeding net profits (as defined) for the current year plus retained net income for the previous two calendar years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. At June 30, 2002, total regulatory capital of the Bank was $23,836,000, of which approximately $5,764,662 was potentially available for distribution to the Company.

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       (Table Dollar Amounts in Thousands)


NOTE 11: EMPLOYEE BENEFIT PLANS

     The Bank's defined-benefit pension plan covers substantially all of its employees. The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements:

                                                                  2002           2001
                                                               ------------------------
     CHANGE IN BENEFIT OBLIGATION
       Benefit obligation at beginning of year                  $    848       $    705
       Service cost                                                   88             74
       Interest cost                                                  59             51
       Actuarial loss                                                 (2)            26
       Benefits paid                                                  (8)            (8)
                                                                --------       --------

       Benefit obligation at end of year                             985            848
                                                                --------       --------
     CHANGE IN PLAN ASSETS
       Fair value of plan assets at beginning of year                595            956
       Actual return on plan assets                                 (107)          (354)
       Benefits paid                                                  (8)            (7)
                                                                --------       --------
       Fair value of plan assets at end of year                      480            595
                                                                --------       --------
       Funded status                                                (505)          (253)
       Unrecognized net actuarial loss                               406            265
       Unrecognized prior service cost                               (48)           (56)
       Unrecognized transition liability                              29             33
                                                                --------       --------

       Accrued benefit cost                                     $   (118)      $    (11)
                                                                ========       ========




                                                   2002           2001          2000
                                                 ---------------------------------------

     COMPONENTS OF NET PERIODIC BENEFIT COST
       Service cost                              $    88       $     74      $      63
       Interest cost                                  59             51             42
       Actual return on plan assets                  107            354           (196)
       Net amortization and deferral                (147)          (441)           131
                                                 -------       --------      ---------

       Net periodic benefit cost                 $   107       $     38      $      40
                                                 =======       ========      =========
      Assumptions used in the accounting were:
       Discount rate                                   7%             7%             7%
       Rate of increase in compensation                4%             4%             4%
       Expected long-term rate of return on assets     8%             8%             8%


[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       (Table Dollar Amounts in Thousands)


     The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 3 percent of base salary contributed by participants. The Bank's expense for the plan was $40,079 for 2002, $39,357 for 2001 and $41,200 for 2000.

     The Bank also has an employee stock ownership plan covering substantially all of its employees. The cost of the plan is borne by the Bank through contributions to an employee stock ownership trust in amounts determined by the Board of Directors. The cash contributions to the plan in 2002, 2001 and 2000 were $40,000, $40,000 and $64,125, respectively.

     In addition to the contributions made to participants' accounts, the accounts are credited annually with the participants' share of investment earnings, losses or expenses of the trust fund. Benefits under the Plan become 100% vested over periods up to 7 years or in the event of death, disability, or attaining age 65 (normal retirement age under the Plan) or termination of the Plan. The total number of shares held by the plan, all of which have been allocated to participant accounts, were 139,916 and 127,166 at June 30, 2002 and 2001. Under certain circumstances, the ESOP may be obligated to repurchase allocated ESOP shares. All ESOP shares are included as outstanding in the calculation of earnings per share information.

     Below are the transactions affecting the ESOP equity accounts:

                                     COMMON            RETAINED
                                      STOCK            EARNINGS            TOTAL
                                   ------------------------------------------------
  Balances, July 1, 1999           $      143        $     1,092         $    1,235
   Net change in equity from
     ESOP shares                           (7)              (668)              (675)
                                   ----------        -----------         ----------
  Balances, June 30, 2000                 136                424                560
   Net change in equity from
     ESOP shares                           (9)              (170)              (179)
                                   ----------        -----------         ----------
  Balances, June 30, 2001                 127                254                381
   Net change in equity from
     ESOP shares                           13                 75                 88
                                   ----------        -----------         ----------

  Balances, June 30, 2002          $      140        $       329         $      469
                                   ==========        ===========         ==========


       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO] =========================================================================
       (Table Dollar Amounts in Thousands)


NOTE 12: RELATED PARTY TRANSACTIONS

     The Bank has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:

     Balances, July 1, 2001                           $   2,252
     Changes in composition of related parties              712
     New loans, including renewals                           15
     Payments, etc., including renewals                    (135)
                                                      ---------
     Balances, June 30, 2002                          $   2,844
                                                      =========

NOTE 13: STOCK OPTION PLAN

     Under the Bank's incentive stock option plan, the Bank grants selected executives and other key employees stock option awards which vest and become fully exercisable at the date of grant. Under the Bank's stock option plan for nonemployee directors, at each year's annual meeting of shareholders, there shall be granted automatically to each outside director, the option to purchase 3,000 shares of common stock. Both plans are accounted for in accordance with Accounting Principles Board Opinion
     (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. During 2002, the Bank granted options for 79,500 shares of the Bank's common stock. The exercise price of each option, which has a ten-year life, was equal to the market price of the Bank's stock on the date of grant; therefore, no compensation expense was recognized.

     Although the Bank has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Bank had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                            2002            2001            2000
                                                   ----------------------------------------------
     Risk-free interest rates                               5.2%     5.7 to 5.8%     6.4 to 6.5%
     Dividend yields                               .88% to 1.99%            .88%            .01%
     Volatility factors of expected market
        price of common stock                         29% to 37%             35%             15%
     Weighted-average expected life of
        the options                                    10 years        10 years        10 years

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO] =========================================================================
       (Table Dollar Amounts in Thousands)


     Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                           2002        2001        2000
                                                       --------------------------------
     Net income                       As reported      $  2,675    $  2,421    $  2,480
                                      Pro forma           2,546       2,252       2,144
     Earnings per share               As reported           .36         .33         .33
                                      Pro forma             .34         .30         .29
     Diluted earnings per share       As reported           .35         .32         .31
                                      Pro forma             .33         .29         .27

     The following is a summary of the status of the Bank's stock option plans and changes in those plans as of and for the years ended June 30, 2002, 2001 and 2000.

     Employees:

                                       2002                   2001                  2000
                                           WEIGHTED-               WEIGHTED-               WEIGHTED-
                                            AVERAGE                AVERAGE                  AVERAGE
                                           EXERCISE                EXERCISE                 EXERCISE
          OPTIONS                 SHARES    PRICE       SHARES       PRICE      SHARES       PRICE
     -----------------------------------------------------------------------------------------------
     Outstanding, beginning
        of year                  692,302     $3.40      740,057      $3.42      650,648      $2.57
     Granted                      64,500      3.33      108,745       3.94      109,000       8.13
     Exercised                        --        --      (92,000)      2.03      (18,846)      1.11
     Forfeited/expired                --        --      (64,500)      6.57         (745)      7.92
                                 -------                -------                 -------
     Outstanding, end
        of year                  756,802      3.39       692,302       3.40      740,057       3.42
                                 =======                 =======                 =======
     Options exercisable
        at year end              756,802      3.39       692,302       3.40      740,057       3.42
     Weighted-average fair
        value of options
        granted during the
        year                                  1.61                     2.03                    2.98

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO] =========================================================================
       (Table Dollar Amounts in Thousands)


     As of June 30, 2002, the employee options outstanding and exercisable are as follows:

                                      OUTSTANDING AND EXERCISABLE
                                            WEIGHTED-AVERAGE
                                               REMAINING
       RANGE OF                              CONTRACTUAL LIFE    WEIGHTED-AVERAGE
     EXERCISE PRICES           NUMBER            (MONTHS)         EXERCISE PRICE
     --------------------------------------------------------------------------------
     $0.01 to $1.00           126,398               11                $  .65
     $1.01 to $2.50           225,204               39                  1.79
     $2.51 to $5.00           238,145               89                  3.50
     $5.01 to $7.50            82,680               74                  6.81
     $7.50 to $10.00           84,375               86                  8.13
                            ---------
                              756,802               74                  3.39
                            =========


     Directors:

                                               2002                     2001                   2000
                                                    WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                    AVERAGE                 AVERAGE                 AVERAGE
                                                    EXERCISE                EXERCISE                EXERCISE
           OPTIONS                      SHARES        PRICE     SHARES        PRICE     SHARES       PRICE
     --------------------------------------------------------------------------------------------------------
     Outstanding, beginning
        of year                        190,884      $ 3.35      166,884      $ 3.42     150,444     $ 2.57
     Granted                            15,000        3.77       24,000        2.94      24,000       7.13
     Exercised                              --          --           --          --      (7,560)       .42
                                       -------                  -------                 -------
     Outstanding, end of year          205,884        3.38      190,884        3.35     166,884       3.42
                                       =======                  =======                =======
     Options exercisable at
        year end                       205,884        3.38      190,884        3.35    166,884        3.42
     Weighted-average fair
        value of options granted
        during the year                               1.71                     1.50                   2.98

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO] =========================================================================
       (Table Dollar Amounts in Thousands)


     As of June 30, 2002, the directors options outstanding and exercisable are as follows:

                                        OUTSTANDING AND EXERCISABLE
                                              WEIGHTED-AVERAGE
                                                 REMAINING
        RANGE OF                              CONTRACTUAL LIFE      WEIGHTED-AVERAGE
     EXERCISE PRICES          NUMBER              (MONTHS)          EXERCISE PRICE
     --------------------------------------------------------------------------------
     $1.01 to $2.50          100,884                 38                $ 1.75
     $2.51 to $5.00           60,000                 90                  3.27
     $5.01 to $7.50           45,000                 81                  7.18
                             -------
                             205,884                 63                  3.38
                             =======

NOTE 14: EARNINGS PER SHARE

     Earnings per share (EPS) were computed as follows:

                                                       YEAR ENDED JUNE 30, 2002
                                                              WEIGHTED-
                                                               AVERAGE           PER-SHARES
                                              INCOME             SHARE            AMOUNT
                                             ----------------------------------------------
     BASIC EARNINGS PER SHARE
       Income available to common
         stockholders                        $ 2,675         7,439,650             $ 0.36
     EFFECT OF DILUTIVE SECURITIES
         Stock options                                         250,945
                                                              --------
     DILUTED EARNINGS PER SHARE
       Income available to common
         stockholders and assumed
         conversions                         $ 2,675          7,690,595            $ 0.35
                                             =======          =========            ======

     Options to purchase 316,300 shares of common stock at $3.88 to $8.13 per share were outstanding at June 30, 2002, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO] =========================================================================
       (Table Dollar Amounts in Thousands)


                                                      YEAR ENDED JUNE 30, 2001
                                                             WEIGHTED-
                                                              AVERAGE         PER-SHARE
                                               INCOME          SHARES          AMOUNT
                                             ----------------------------------------------
     BASIC EARNINGS PER SHARE
         Income available to common
            stockholders                      $   2,421      7,439,225           $ 0.33
     EFFECT OF DILUTIVE SECURITIES
         Stock options                                         240,534
                                                              --------
     DILUTED EARNINGS PER SHARE
         Income available to common
            stockholders and assumed
            conversions                       $   2,421      7,679,759           $   0.32
                                              =========      =========           ========

     Options to purchase 406,700 shares of common stock at $3.13 to $8.13 per share were outstanding at June 30, 2001, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                     YEAR ENDED JUNE 30, 2000
                                                              WEIGHTED-
                                                              AVERAGE         PER-SHARE
                                            INCOME             SHARES          AMOUNT
                                            ------------------------------------------------
     BASIC EARNINGS PER SHARE
         Income available to common
            stockholders                     $ 2,480         7,426,510           $ 0.33
     EFFECT OF DILUTIVE SECURITIES
         Stock options                                         479,815
                                                              --------
      DILUTED EARNINGS PER SHARE
         Income available to common
            stockholders and assumed
            conversions                       $ 2,480        7,906,325           $ 0.31
                                              =======        =========           ======

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO] =========================================================================
       (Table Dollar Amounts in Thousands)


NOTE 15: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents estimated fair values of the Bank's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Bank does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                   JUNE 30, 2002                     JUNE 30, 2001
                                            CARRYING                           CARRYING
                                             AMOUNT          FAIR VALUE          AMOUNT           FAIR VALUE
                                           -------------------------------------------------------------------
     Financial assets
       Cash and cash equivalents            $  5,681          $  5,681          $  5,118          $  5,118
       Held-to-maturity securities             1,121             1,174             1,484             1,503
       Loans, net of allowance for
         loan losses                         201,716           212,005           197,483           202,410
       Stock in FHLB                           5,052             5,052             4,786             4,786
       Interest receivable                     1,060             1,060             1,027             1,027

     Financial liabilities
       Deposits                              120,447           121,302           108,398           108,787
       FHLB advances                          74,174            78,143            83,522            82,250
       Interest payable                          231               231               260               260

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND CASH EQUIVALENTS

     For these short-term instruments, the carrying amount approximates fair value.

INVESTMENT SECURITIES

     Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

LOANS

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO] =========================================================================
       (Table Dollar Amounts in Thousands)


DEPOSITS

     The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date, i.e., their carrying amount. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

FHLB ADVANCES

     Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

 COMMITMENTS TO EXTEND CREDIT, LETTERS OF CREDIT AND LINES OF CREDIT

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.


NOTE 16: COMMITMENTS AND CREDIT RISK

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO] =========================================================================
       (Table Dollar Amounts in Thousands)


     At June 30, 2002 and 2001, the Bank had outstanding fixed-rate commitments to originate loans aggregating approximately $5,516,000 and $6,292,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

     Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     The Bank had total outstanding letters of credit amounting to $383,000 and $735,000, at June 30, 2002 and 2001, respectively, with terms ranging from 16 days to 3 years.

     Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

     At June 30, 2002, the Bank had granted unused lines of credit to borrowers aggregating approximately $2,630,000 and $8,451,000 for commercial lines and open-end consumers lines, respectively. At June 30, 2001, unused lines of credit to borrowers aggregated approximately $2,601,000 for commercial lines and $6,419,000 for open-end consumer lines.

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================


Peoples Ohio Financial Corp (the Company) is based in west central Ohio and is the parent company of Peoples Savings Bank of Troy (the Bank). The Company was formed during the year to allow management the flexibility to enter into certain transactions not permitted to the Bank as well as to take advantage of a more effective structure for expanded financial activities. The Bank, a state chartered savings bank, was originally chartered in 1890.The Bank, a state chartered savings bank, was originally chartered in 1890. The Bank is primarily engaged in attracting deposits from Miami and northern Montgomery counties and originating mortgage loans throughout that same area. In addition to traditional banking services, the Bank provides full trust services through its trust department. All references to the Company include the Bank unless otherwise indicated.

Forward Looking Statements

In addition to historical information, this annual report may include certain forward-looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the composition or quality of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. A further description of the risks and uncertainties to the business are included in detail in the Company's 2002 Form 10-K. The Company does not undertake -- and specifically disclaims any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS--COMPARISON OF YEARS ENDED JUNE 30, 2002 AND 2001

The Company reported earnings of $2,675,000 for the year ended June 30, 2002, an increase of $254,000, or 10%, above the $2,421,000 reported for the same period in 2001. Basic earnings per share increased $0.03 or 9.1% from $0.33 for the year ended June 30, 2001 to $0.36 for the year ended June 30, 2002. Diluted earnings per share increased $0.03 or 9.4% from $0.32 for the year ended June 30, 2001 to $0.35 for the year ended June 30, 2002. The Company's return on average assets was 1.23% for 2002 compared to 1.14% for 2001 and the return on average equity was 11.84% for 2002 compared to 11.87% for 2001.

Earnings were higher in 2002 as a result of an increase in net interest income of $1,421,000, or 20%, from $6,946,000 reported for the year ended June 30, 2001 to $8,367,000 for the year ended June 30, 2002. This increase was partially offset by an increase in noninterest expense of $970,000 or 20.5%, from $4,737,000 reported for the year ended June 30, 2001 to $5,707,000 for the year ended June 30, 2002.

NET INTEREST INCOME was $8,367,000 for the year ended June 30, 2002, $1,421,000, or 20%, higher than the $6,946,000 reported for the year ended June 30, 2001. This increase was attributable to a $1,840,000, or 1.0% decline in interest expense that was partially offset by a $420,000 decline in interest income earned during the year ended June 30, 2002. These declines were the result of the general decline in market interest rates occurring throughout fiscal 2001 and fiscal 2002. Note, the Federal Reserve Bank's (the Fed") "Open Market Committee" which establishes the Federal funds rate and the discount rate, lowered these key interest rates a total of 14 times from July 1, 2000 through June 30, 2002. The interest rates the Company charges its borrowers and pays its depositors are significantly influenced by these rates.

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================


Interest income was $15,918,000 for the year ended June 30, 2002, a decrease of $420,000 or 2.6%, from $16,338,000 for the year ended June 30 2001, as interest income earned on all categories of earning assets declined in comparison to the previous year. As illustrated in the accompanying average balance sheet, this decline was primarily attributable to a decline in interest income earned on loans. Interest income earned on loans was $15,548,000 for the year ended June 30, 2002, $280,000 or 1.8% less than the $15,828,000 earned for the year ended June 30, 2001. Lower interest rates made borrowing attractive and contributed to the growth in the average balance of loans outstanding during the year. As a result, average loans outstanding during the year increased $4,311,000 or 2.2%, from $196,338,000 for the year ended June 30, 2001 to $200,649,000 for the year ended June 30, 2002. The average yield earned on those loans declined 31 basis points from 8.06% for the year ended June 30, 2001 to 7.75% for the year ended June 30, 2002. This decline in yield was attributable to the local market's reaction to the Fed's previously mentioned rate reductions.


Interest expense was $7,552,000 for the year ended June 30, 2002, a decrease of $1,840,000 or 19.6%, from $9,392,000 for the year ended June 30 2001, as interest expense paid on certificates of deposit and FHLB advances declined significantly in comparison to the previous year. Interest expense on certificates of deposit was $2,416,000, $938,000 or 28.0% lower than the $3,354,000 recorded in the year ended June 30, 2001. As illustrated in the accompanying average balance sheet, the average balance of certificates of deposit decline by $1,827,000, from $55,514,000 for the year ending June 30, 2001 to $53,687,000 for the year ending June 30, 2002. In addition, the average rate paid on those certificates of deposit decreased by 154 basis points, from 6.04% during 2001 to 4.50% during 2002. Interest expense on FHLB advances was $4,206,000, $1,081,000 or 20.4% lower than the $5,287,000 recorded in the year ended June 30, 2001. Also illustrated in the accompanying average balance sheet, the average balance of FHLB advances declined by $6,000,000, from $85,088,000 for the year ended June 30, 2001 to $79,088,000 for the year ended June 30, 2002. In addition, the average rate paid on those FHLB advances decreased by 89 basis points, from 6.21% during 2001 to 5.32% during 2002. These declines were somewhat offset by slight increases in interest expense on the Company's demand deposit and savings accounts as depositors chose to invest proceeds from maturing certificates in these short-term accounts. Accordingly, the average balance of the Company's interest-bearing NOW and money market accounts increased $13,153,000, from $21,964,000 for the year ended June 30, 2001, to $35,117,000 for the year ended June 30, 2002, while the average balance of the Company's savings accounts increased $4,086,000 during the same period.

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================


AVERAGE BALANCE SHEET

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are daily average balances.

                                                                Year Ended June 30, (Dollar Amounts in Thousands)
                                    -----------------------------------------------------------------------------------------------
                                                     2002                           2001                            2000
                                    -----------------------------------------------------------------------------------------------
                                    Average       Interest     Yield/   Average              Yield/    Average               Yield/
                                     Balance                    Rate    Balance  Interest     Rate     Balance    Interest    Rate
                                    -----------------------------------------------------------------------------------------------
Assets:
Interest-earning assets:
  Interest-earning demand
    deposits                        $  1,144      $     17      1.49%  $  1,446   $    75     5.19%    $  1,764     $   82    4.65%
  Investment securities                1,256            87      6.93      1,551       106     6.83        1,780        123    6.91
  Loans, including
    nonaccrual loans                 200,649        15,548      7.75    196,338    15,828     8.06      180,298     14,136    7.84
  Federal Home Loan Bank,
    stock                              4,897           266      5.43      4,468       329     7.36        3,594        257    7.15
                                    ----------------------             -------------------             -------------------
      Total interest-earning
         assets                      207,946        15,918      7.65    203,803     16,338    8.02      187,436     14,598    7.79
                                    ----------------------             -------------------             -------------------
Noninterest earning assets             9,787                              7,839                           7,068
                                    --------                           --------                        --------
      Total assets                  $217,731                           $211,642                        $194,504
                                    ========                           ========                        ========
Liabilities and
stockholders' equity:
Interest-bearing liabilities:
  NOW and money market
    accounts                        $ 35,117           547      1.56   $ 21,964   $   437     1.99     $ 21,701    $   443    2.04
  Savings accounts                    18,219           383      2.10     14,133       314     2.22       13,891        297    2.14
  Certificates of deposit             53,687         2,416      4.50     55,514     3,354     6.04       61,334      3,207    5.23
                                    ----------------------             -------------------             -------------------
      Total interest-bearing
        deposits                     107,023         3,346      3.13     91,611     4,105     4.48       96,926      3,947    4.07
   Federal Home Loan Bank,
     advances                         79,088         4,206      5.32     85,088     5,287     6.21       66,418      3,984    6.00
                                    ----------------------             -------------------             -------------------
       Total interest-bearing
         liabilities                 186,111         7,552      4.06    176,699     9,392     5.32      163,344      7,931    4.86
                                    ----------------------             -------------------             -------------------
Other liabilities                      9,018                             14,546                          12,942
                                    --------                           --------                        --------
Stockholder's equity,
    including equity from
    ESOP shares                       22,602                             20,397                          18,218
                                    --------                           --------                        --------
      Total liabilities and
        stockholders' equity        $217,731                           $211,642                        $194,504
                                    ========                           ========                        ========
Net interest-earning
  assets                            $ 21,835                           $ 27,104                        $ 24,092
                                    ========                           ========                        ========
Net interest rate spread (1)                       $ 8,366      3.59%             $ 6,946     2.70%                $ 6,667     2.93%
                                                   =======                        =======                          =======
Net interest margin (2)                                         4.02%                         3.41%                            3.56%
Ratio of average interest-
   earning assets to average
   interest-bearing liabilities      111.73%                            115.34%                         114.75%
                                    ========                           ========                        ========


(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================


RATE/VOLUME ANALYSIS

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume, which are changes in volume multiplied by the prior year rate, and (2) changes in rate, which are changes in rate multiplied by the prior year volume. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

                                                                Year Ended June 30
                                --------------------------------------------------------------------------------
                                               2002 vs 2001                              2001 vs 2000
                                --------------------------------------------------------------------------------
                                Increase (Decrease) Due to      Total      Increase (Decrease) Due to   Total
                                --------------------------    Increase     --------------------------  Increase
                                    Volume        Rate       (Decrease)        Volume       Rate      (Decrease)
                                --------------------------------------------------------------------------------
Interest-earning assets:
Demand deposits                     $(13)        $(45)        $(58)            $(16)         $9          $(7)
Investment securities                (20)           1          (19)             (16)         (1)         (17)
Loans                                343         (623)        (280)           1,285         407        1,692
FHLB, stock                           29          (92)         (63)              64           8           72
                                   -----------------------------------------------------------------------------
Total interest-earning
  assets                             338         (758)        (420)           1,317         423        1,740
                                   -----------------------------------------------------------------------------
Interest-bearing liabilities:
NOW and money market
  accounts                           220         (110)         110                5         (11)          (6)
Savings                               87          (18)          69                5          12           17
Certificates of deposit             (107)        (831)        (938)            (322)        469          147
FHLB advances                       (335)        (726)      (1,081)           1,156         147        1,303
                                   -----------------------------------------------------------------------------
Total interest-bearing
  liabilities                       (156)      (1,684)      (1,840)             844         617        1,461
                                   -----------------------------------------------------------------------------
Net Change in net
  interest income                   $494         $926       $1,420             $473       $(194)        $279
                                   =============================================================================

THE PROVISION FOR LOAN LOSSES was $138,000 for the year ended June 30, 2002 compared to $0 for the same period in 2001. The provision for both periods reflects management's analysis of the Company's loan portfolio based on information that is currently available to it at such time. In particular, management considers the level of non-performing loans and potential problem loans. Total charge-offs for 2002 were $111,000 compared to $51,000 during 2001. The charge-offs recorded in both periods related to several loans. While Company management believes that the allowance for loan losses is sufficient based on information currently available to it, no assurances can be made that future events, conditions, or regulatory directives will not result in increased provisions for loan losses which may adversely effect income.

NONINTEREST INCOME totaled $1,561,000 for the year ended June 30, 2002, $76,000, or 5.1%, higher than the $1,485,000 recorded for the year ended June 30, 2001. This increase was primarily attributable to fees related to the introduction of a new service, remittance processing, during the year ended June 30, 2002 which generated $76,000 in fee income, as well as an increase in fees related to services provided to deposit customers of $90,000, from $522,000 for the year ended June 30, 2001 to $612,000 for the year ended June 30, 2002. These increases were partially offset by a decline in revenue generated by the Bank's trust department of $57,000 from $818,000 for the year ended June 30, 2001 to $761,000 for the year ended June 30, 2002. The reduction in trust department revenue was a result a decline in "assets under management" related to the downturn in the financial markets.

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================


NONINTEREST EXPENSE was $5,707,000 for the year ended June 30, 2002, $970,000 or 20.5% higher than the $4,737,000 reported for the year ended June 30, 2001. The increase was primarily attributable to increases in salaries and employee benefits, net occupancy expenses and professional fees during the year.

Salaries and employee benefits totaled $2,740,000 for 2002 and $$2,244,000 for 2001, an increase of $496,000 or 22.1%. In addition to normal salary increases, 2002 was the first full year of operation of the Bank's Clayton branch and its 5 full time employees, which was opened in January of 2001, $114,000 was attributable to expenses related to the Company's defined benefit plan which were $179,000 for 2002 compared to $62,000 for 2001, and $60,000 was attributable to expenses related to employee health insurance which was $204,000 for 2002 compared to $146,000 for 2001.

Net occupancy expenses were $409,000 for the year ended June 30, 2002, $44,000 or 12.1% higher than the $365,000 reported for the year ended June 30, 2001. The increase was primarily attributable the Bank's Clayton branch being in operation for all of fiscal 2002, as compared to six months during fiscal 2001 as well as small increases in several occupancy related expenses during the year ended 2002.

Professional fees expenses were $404,000 for the year ended June 30, 2002, $181,000 or 81.2% higher than the $223,000 reported for the year ended June 30, 2001. Legal fees increased $104,000, from $74,000 during 2001 to $178,000 during 2002 while audit and accounting fees increased $56,000, from $74,000 to $130,000. The increase in professional fees was primarily attributable to the formation of the Company during 2002 and the increased regulatory filing requirements.

INCOME TAX EXPENSE Total income tax expense was $1,407,000 (an effective tax rate of 34.5%) for the year ended June 30, 2002, compared to $2,421,000 (an effective tax rate of 34.5%) during the year ended June 30, 2001.

FINANCIAL CONDITION

Total consolidated assets of the Company at June 30, 2002 were $219,922,000, compared to $214,841,000 at June 30, 2001, a slight increase of $5,081,000 or 2.4%.

NET LOANS grew $4.2 million or 2.1%, from $197.48 million at June 30, 2001, to $201.72 million at June 30, 2002. The following table illustrates changes in the Bank's loan portfolio by category at June 30 of each year presented.


                                             BALANCE           BALANCE
                                             JUNE 30,          JUNE 30,         CHANGE         CHANGE
                                               2002              2001            ($'s)          (%)
                                            ---------         ---------         --------       ------
Residential single family mortgages         $ 149,612         $ 150,711         $ (1,099)        (0.7)%
Other residential and commercial mortgages     27,055            23,467            3,588         15.3
                                            ---------         ---------         --------
                                              176,667           174,178            2,489          1.4

Construction                                   14,660            12,817            1,843         14.4
Commercial business                             5.529             5,323              206          3.9
Consumer                                        5,146             4,769              377          7.9
Home Improvement                                5,774             6,065             (291)        (4.8)
Deposit and other                                 470               612             (142)       (23.2)
                                            ---------         ---------         --------
                                              208,246           203,764            4,482          2.2

Deferred loan fees                               (132)             (163)              31         19.0
Undisbursed portion of loans                   (5,516)           (5,275)            (241)        (4.6)
Allowance for loan losses                        (882)             (843)             (39)        (4.6)
                                            ---------         ---------         --------
Total loans, net                            $ 201,716         $ 197,483          $ 4,233          201
                                            ---------         ---------         --------

                                       31

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================

Lower interest rates coupled with a focus on commercial real estate lending accounted for increases in the Bank's other residential and commercial mortgages, construction, commercial business and consumer loan portfolios. The Bank continues to be a strong residential lender in throughout the communities in which it operates. The Bank's residential single-family and home improvement loan portfolios remained steady from June 30, 2001 to June 30, 2002.

THE ALLOWANCE FOR LOAN LOSSES increased from $843,000 at June 30, 2001 to $882,000 at June 30, 2002 as a result of a provision for loan losses of $138,000 during 2002 partially offset by net charge-offs of $99,000. The allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment regarding the impact of economic conditions on the portfolio. Non-performing loans, which are loans past due 90 days or more and non-accruing loans, increased from $701,000 at June 30, 2001, to $1,290,000 at June 30, 2002. The ratio of the Company's allowance for loan losses to nonperforming loans was 68.4% and 120.3% at June 30, 2002 and 2001, respectively. Management believes that the problems with these loans are isolated and not indicative of the loan portfolio in total.

PREMISES AND EQUIPMENT increased $456,000 from $4.19 million at June 30, 2001 to $4.65 million at June 30, 2002 primarily due to equipment purchases related to the introduction of imaged bank statements for the Bank's deposit customers and, to a lesser extent, remodeling at the Bank's main office and Piqua locations. These improvements accounted for $793,000 of capital expenditures and were partially offset by depreciation of existing premises and equipment during the year.

FEDERAL HOME LOAN BANK STOCK increased $266,000 or 5.7%, from $4.79 million at June 30, 2001, to $5.05 million at June 30, 2002. This increase was entirely the result of stock dividends received during 2002.

INTEREST RECEIVABLE remained fairly stable increasing slightly from $1.03 million at June 30, 2001 to $1.06 million at June 30, 2002. Although average interest earning assets increased $4.14 million from June 30, 2001 to June 30, 2002, this increase was offset by a decline in the average rate earned on those assets from 8.02% for the year ended June 30, 2001 to 7.65% for the year ended June 30, 2002.

DEPOSITS increased $12.03 million or 11.1%, from $108.40 million at June 30, 2001 to $120.45 at June 30, 2002. The following table illustrates changes in the various types of deposits at June 30 of each year presented.




                                   BALANCE      BALANCE
                                   JUNE 30,     JUNE 30,        CHANGE       CHANGE
                                     2002         2001          ($'s)         (%)
                                  ---------    ---------      --------      -------
Noninterest bearing accounts        $ 7,111      $ 5,161       $ 1,950        37.8%
NOW accounts                         26,313       21,480         4,833        22.5
Super NOW accounts                      500          244           256       104.9
Passbook accounts                    20,302       16,604         3,698        22.3
Money market accounts                17,448        9,243         8,205        88.8
Certificates of deposit              48,772       55,666        (6,894)      (12.4)
                                  ---------    ---------      --------
                  Total deposits  $ 120,446    $ 108,398      $ 12,048        11.1%


[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================

Increases in noninterest bearing, NOW, Super NOW and passbook accounts were primarily attributable to the opening of new accounts. The majority of the new accounts were opened at the Bank's Clayton branch, which opened in January 2001, continues to attract new deposit (and loan) customers to the Bank.

In addition to new accounts, a portion of the growth in passbook and money market accounts was the result of customers transferring proceeds from maturing certificates of deposit into these accounts.

FHLB ADVANCES declined by $9.35 million or 11.2%, from $83.52 million at June 30,2001, to $74.17 million at June 30, 2002 as the Bank used proceeds generated from growth in deposit accounts to repay maturing advances.

OTHER LIABILITIES increased by $217,000 or 17.0%, from $1.28 million at June 30, 2001, to $1.50 million at June 30, 2002. This increase was primarily attributable to a $107,000 increase in the Company's deferred income tax liability (related to the receipt of FHLB stock dividends and differences in the method the Company uses to depreciate fixed assets for book and tax purposes) and a $124,000 increase in mortgage loan escrow accounts.

TOTAL STOCKHOLDERS' EQUITY increased $2.11 million or 10.0%, from $21.00 million at June 30, 2001, to $23.11 million at June 30, 2002. The increase was the result of $2.68 million in net earnings for the year ended June 30, 2002, offset by $484,000 in dividends paid to the Company's stockholders during the year and $87,000 related to the net change in equity related to the Company's ESOP.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS--COMPARISON OF YEARS ENDED JUNE 30, 2001 AND 2000

At June 30, 2001, Peoples had total assets of $214.8 million, which was an increase of 4.7% compared to $205.1 million in assets at June 30, 2000. The increase resulted from continued strong loan demand in the Miami County market, a demand which resulted in an increase in net loans of $7.6 million compared to June 30, 2000. Loans for the purchase of residential property and construction represented 56% of all originations during the year ended June 30, 2001. The Bank was also able to originate $10.3 million in adjustable-rate and balloon mortgages.

Non-performing assets equaled $437,852 at June 30, 2001, or 0.20% of assets, compared with $261,600, or 0.13% of assets at June 30, 2000. Loan loss reserves at June 30, 2001 equaled 192.5% of non-performing assets. In the future, if the quality of the loan portfolio diminishes or as the level of allowances in total, or as a percentage of loans outstanding, decreases, management may deem it necessary to provide additional amounts to the allowance.

Total liabilities increased by $7.6 million from June 30, 2000 to June 30,2001. Deposits decreased by $1.1 million and borrowings increased by $8.8 million. The continued strong loan demand in Miami County was funded primarily through the increase in short to intermediate maturity borrowings from the FHLB. Maturities on FHLB advances average between one and four years. Shareholders' equity increased by $2.3 million.

The Bank's earnings have historically depended primarily upon the Bank's net interest income. Net interest income is affected by (i) the difference between rates of interest earned on the Bank's interest- earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of its interest- earning assets and interest-bearing liabilities.

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================


The Bank's interest income increased by $1.7 million for the year ended June 30, 2001, compared to the year ended June 30, 2000. The increase was due primarily to an increase in net loans of $7.6 million during such period. The yield on interest-earning assets increased by 23 basis points in for the year ended June 30, 2001 over 2000.

Interest expense increased in the year ended June 30, 2001, as compared to the same period in 2000 by $1.5 million. The increase was due to the increase in interest expense on both deposits and borrowings. The cost of interest-bearing deposits increased by 41 basis points while the cost of borrowing increased by 21 basis points.

Net interest income increased by $279,000 for the year ended June 30, 2001, over the comparable period in 2000. The net interest rate spread decreased by 23 basis points for the year, but this was offset by a significant increase in earning assets. Management believes that the net interest margin may continue to narrow slightly in the year to end June 30, 2002 as a result of strong loan originations in lower yielding fixed rate mortgages, the increase in interest rates and the Bank's liability sensitivity.

During the year ended June 3, 2001, there was no additional provision for loan losses. Management undertakes a quarterly analysis of the allowance and its determination of the adequacy of the allowance is based on the current quality of the loan portfolio and management's evaluation of the inherent risk.

Non-interest income increased by $111,000 for the year ended June 30, 2001, as compared to the year ended June 30, 2000. Revenues of the Trust department grew $35,000 or 4.5% for the year ended June 30, 2001. Customer service charges, and other non-interest income, increased by over $38,000 for the year ended June 30, 2001.

For the year ended June 30, 2001, the Bank's non-interest expenses increased by $469,000 over the year ended June 30, 2000. The Bank had an increase in salary and employee benefits of 9.4% in 2001 over 2000. This increase was the result of normal wage increases and the addition of personnel to staff the new Clayton branch. The Bank built and opened a new full service branch in Clayton, Ohio during fiscal 2001. Management expects initial startup expenses will exceed revenues in the short-term, but will add to the long-term profitability of the Bank. Data processing expenses increased 18.3% in 2001 over 2000 as a result of upgrades in software, addition of new software modules, and an expansion of remittance processing or lock box services. Management believes that these upgrades and expansions will provide additional efficiencies and a profitable noninterest income product. Other expenses increased 9.5% in 2001 over 2000 principally as a result of outsourcing the internal audit function and legal and accounting costs in connection with the proposed formation of savings and loan holding company.

The Bank's federal income tax expense increased by $10,000 during the period ended June 30, 2001, compared to the same period ended 2000. The effective tax rate was 34.5% for 2001 and 33.7% for 2000.

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================

MANAGEMENT OF INTEREST RATE RISK

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish asset concentration guidelines and manage the risk consistent with Board-approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The Company's Board of Directors has established an Asset/Liability Committee consisting of management officers, which is responsible for reviewing the Company's asset/liability policies and interest rate risk position. Such committee generally meets on a quarterly basis, and at other times as dictated by market conditions, and reports to the Board of Directors after each such meeting.

The Company's interest rate risk strategy primarily consists of: (i) emphasizing the attraction and retention of core deposits, which tend to be a more stable source of funding, (ii) emphasizing the organization of adjustable rate mortgage loan products and short-term commercial loans, the origination of which is largely dependent on the market demand for such loans; (iii) when market conditions are favorable and in consideration of the regulatory requirements relating to required levels of residential loans which must be maintained by the Bank, selling fixed-rate one-to-four-family mortgage loans; (iv) investing primarily in short-term U.S. Government securities and mortgage-backed securities; and (v) using FHLB advances as a funding source when rates on FHLB advances compare favorably to local competitive deposit rates. As a traditional thrift lender, the Company has a significant amount of its earning assets invested in fixed-rate mortgages with contractual maturities greater than one year. At December 31, 2001, an aggregate of $76.96 million, or 45.7% of total assets, were invested in such assets.


The following table sets forth the repricing dates of the Bank's interest-earning assets and interest-bearing liabilities at June 30, 2002 for the periods indicated. The assumptions used to prepare this table are the latest available by the OTS in assessing the interest rate sensitivity of thrift institutions.



                           Change in Net Portfolio
Change in Interest Rate        Value - Dollars         Change in Net Portfoli0
    (Basis Points)                 (000's)                  Value - Percent
     ------------                  -------                  ---------------
         +300                     $(11,846)                       (37)%
         +200                       (6,636)                       (20)
         +100                       (3,260)                       (10)
          0                              -                          -
         -100                          668                          2
         -200(1)                         0                          0
         -300(1)                         0                          0

(1) Due to the abnormally low prevailing interest rate environment, the OTS no longer computes net portfolio value estimates for changes in interest rates of +400 basis points, and -100, -300, -200 basis points.

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================


Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY AND THE BANK

Recent legislation repealed the Office of Thrift Supervision's (OTS) minimum liquidity ratio requirement for the Bank. Regulations now require the Bank to maintain sufficient liquidity to ensure its safe and sound operation. The Bank's regulatory liquidity was 5.58% and 5.25% at June 30, 2002 and 2001, respectively. The primary source of funding for the Company is dividend payments from the Bank. Dividend payments by the Bank have been used solely by the Company to pay dividends to its stockholders.

The Bank's liquidity is a product of its operating, investing and financing activities. The primary investment activity of the Bank is the origination of mortgage loans and to a lesser extent commercial and consumer loans. The primary sources of funds are deposits, FHLB borrowings, prepayments and maturities of outstanding loans, mortgage-backed securities, and investments. While scheduled payments of loans and mortgage-backed securities and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by interest rates, economic conditions and competition. The Bank utilizes FHLB borrowings to leverage its capital base and provide funds for lending and to better manage its interest rate risk. The sole investment of the Company is its investment in the Bank's stock.

At June 30, 2002, the Bank had outstanding commitments to originate loans of $5,516,000, unused lines of credit of $2,630,000 and standby letters of credit of $383,000. As of June 30, 2002, certificates of deposit scheduled to mature in one year or less totaled $37,236,000. Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. Management anticipates that the Bank will continue to have sufficient funds, through deposits, borrowings, and normal operations to meet its commitments.

The Bank is required by OTS regulations to meet certain minimum capital requirements. The following table sets forth certain information regarding the Bank's compliance with applicable regulatory capital requirements at June 30, 2001.

At June 30, 2002, the Bank exceeded all of its regulatory capital requirements with tangible and tier 1 capital both at $23,836,000 or 10.8% of adjusted total assets, and risk-based capital at $ 24,717,000 or 16.4% of risk-weighted assets. The required minimum ratios 1.5% for tangible capital to adjusted total assets, 4.0% for tier 1 capital to adjusted total assets and 8.0% for risk-based capital to risk-weighted assets. See "Regulatory Matters" in the accompanying notes to the consolidated financial statements for the Bank's capital calculations as of June 30, 2002 and 2001.

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================




The Bank's most liquid assets are cash and cash equivalents. The level of cash and cash equivalents is dependent on the Bank's operating, financing lending and investing activities during any given period. At June 30, 2002, the Bank's cash and cash equivalents totaled $5,681,000. The Company's and Bank's future short -term requirements for cash are not expected to significantly change. However, in the event that the Bank should require funds in excess of its ability to generate them internally, additional sources of funds are available, including additional FHLB advances. With no parent company debt and sound capital levels, the Company should have many options available for satisfying its longer-term cash needs such as borrowing funds, raising equity capital and issuing trust preferred securities.

Management is not aware of any current recommendations or government proposals which, if implemented would have a material effect on the Company's liquidity, capital resources or operations.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

The primary assets and liabilities of financial institutions such as Peoples are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as compensation and benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans made by the Bank. The Bank is unable to determine the extent, if any, to which properties securing the Bank's loans have appreciated in dollar value due to inflation.

IMPACT OF CURRENT ACCOUNTING ISSUES

In October 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. Under SFAS No. 144, long-lived assets to be sold within one year must be separately identified and carried at the lower of carrying value or fair value less costs to sell.

Long-lived assets expected to be held longer than one year are subject to depreciation must be written down to fair value upon impairment. Long-lived assets no longer expected to be sold within one year, such as some foreclosed real estate, must be written down to the lower of current fair value or fair value at the date of foreclosure adjusted to reflect depreciation since acquisition. SFAS no. 144 was required to be implemented in January 2002 and had no impact on the Company.

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS
       =========================================================================


                        MARKET AND DIVIDEND INFORMATION

As of June 30, 2002, Peoples had approximately 700 holders of record of its common stock. The common stock is traded on the over-the-counter stock market under the symbol "POHF." Beginning in January, 1993, McDonald and Co. began to make a market in Peoples stock. In March, 1995 Sweney Cartwright & Co. became the second market maker in for the stock. Although the Company does not have knowledge of the prices paid in all transactions, according to information furnished by brokers who deal in the Bank Common Stock, the following prices represent the price ranges recorded for the periods shown.

                          MARKET PRICE PER SHARE (1)

         FISCAL                      MARKET PRICE                      CASH
         2001                    LOW              HIGH              DIVIDENDS
         ----                    ---              ----              ---------
         1st Qtr.              $ 3.38            $ 4.25              $ 0.015
         2nd Qtr.                2.875             4.25                   --
         3rd Qtr.                3.00              3.88                0.015
         4th Qtr.                2.94              3.60                   --

         FISCAL
         2002
         1st Qtr.              $ 2.85            $ 3.92               $ 0.03
         2nd Qtr.                3.21              4.68                   --
         3rd Qtr.                3.07              3.71                0.035
         4th Qtr.                3.07              3.85                   --

(1) Any payment of dividends will be subject to certain restrictions. See Note 10 to Consolidated Financial Statements.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes the Company's equity compensation plans as of June 30, 2002:

                                                                                  Number of Securities
                                                                                 Remaining Available for
                           Number of Securities   Weighted Average                Future Issuance Under
                            to be Issued Upon     Exercise Price of             Equity Compensation Plans
                           Exercise of Options   Outstanding Options   (excluding securities included in first column)
                           -------------------   -------------------    ----------------------------------------------
Equity compensation
   plans approved by
   share owners                   962,686           $       3.39                            600,000

Equity compensation
   plans not approved
   by share owners                     --                     --                                 --
                                  -------           ------------                            -------
         Total                    962,686           $       3.39                            600,000
                                  =======           ============                            =======

[LOGO] DIRECTORS AND OFFICERS
       =========================================================================

                               PEOPLES OHIO FINANCIAL CORPORATION
                                           DIRECTORS
                                           ---------

DONALD COOPER-CHAIRMAN                   RICHARD W. KLOCKNER                  THOMAS E. ROBINSON
President                                President                            Retired Executive
Captor Corporation                       Klockner & Associates                Troy, Ohio
Tipp City, Ohio                          A Civil Engineering Company
                                         Troy, Ohio

RONALD B. SCOTT                          WILLIAM J. MCGRAW III                JAMES S. WILCOX
President and Chief Executive Offic      Attorney & President                 Retired Chief Financial Officer
Peoples Savings Bank of Troy             Dungan & LeFevre Co., L.P.A.         PMI Food Equipment Group
Troy, Ohio                               Troy, Ohio                           Troy, Ohio
                                         (Law Firm Which Represents
                                         Peoples Ohio Financial Corporation)
--------------------------------------------------------------------------------------------------------------
                                        PEOPLES SAVINGS BANK OF TROY
                                                 DIRECTORS
                                                 ---------

G. JOSEPH REARDON-CHAIRMAN               PETER E. JENKINS                     THOMAS E. ROBINSON
Retired President, Reardon & Associates  Mayor of the City of Troy            Retired Executive
Manufacturing Representative             Troy, Ohio.                          Troy, Ohio
Troy, Ohio

RONALD B. SCOTT                          WILLIAM J. MCGRAW III                JAMES S. WILCOX
President and Chief Executive Officer    Attorney & President                 Retired Chief Financial Officer
Peoples Savings Bank of Troy             Dungan & LeFevre Co., L.P.A.         PMI Food Equipment Group
Troy, Ohio                               Troy, Ohio                           Troy, Ohio
                                         (Law Firm Which Represents
                                         Peoples Savings Bank of Troy)

DOUGLAS HAINES                           WILLIAM E. LUKENS                     RICHARD W. WALLACE
President                                President & Majority Owner            President
Buckeye Mutual Insurance Group           Stillwater Technologies, Inc          Hartzell Fan, Inc
Piqua, Ohio                              A Contract Manufacturing Firm         Piqua, Ohio
                                         Troy, Ohio
--------------------------------------------------------------------------------------------------------------
                                             OFFICERS
                                             --------

RONALD B. SCOTT                          LINDA A. DANIEL                       TERESA MERS
President &                              Vice President                        Assistant Vice President
Chief Executive Officer                  Marketing/Administration
                                                                               ANNETTE L. GLADMAN
RICHARD J. DUTTON                        RICHARD K. BENDER                     Assistant Vice President
Vice President                           Vice President
Chief Financial Officer                  Technology/Operations                 MARK R. WALTERSHEIDE
                                                                               Trust Officer
B. ANNE MERCER                           SANDRA L. JONES
Vice President                           Assistant Vice President              CORNELIA E. TINKLER
Chief Lending Officer                                                          Trust Officer

                                         DAVID E. BLACKMORE
PHILLIP JONES                            Assistant Vice President              ROGER J. BORCHERS
Vice President                                                                 Trust Operations Officer
Trust Division

       =========================================================================

ADVISORY DIRECTORS                                                             DIRECTOR EMERITUS
Tony Wendeln                              Dr. Kenneth Yowell                   William E. Eickhoff
CPA/CEO                                   President                            Retired President
Murray, Wells, Wendeln                    Edison Community College             Peoples Director 1977-1996
Robinson, CPAs, Inc.                      Piqua, Ohio
Piqua, Ohio
----------------------------------------------------------------------------------------------------------
LEGAL COUNSEL                                                                  AUDITORS
Dungan & LeFevre Co., LPA                 Vorys, Sater, Seymour & Pease LLP    BKD, LLP
210 W. Main Street                        52 East Gay Street                   312 Walnut Street, Suite 300
Troy, Ohio  45373                         P.O. Box 1008                        P.O. Box 5367
                                          Columbus, Ohio  43216-1008           Cincinnati, Ohio 45201-5367
Squire, Sanders & Dempsey L.L.P.
Huntington Center
41 South High Street
Columbus, Ohio  43215
----------------------------------------------------------------------------------------------------------

                    FORM 10-K AND OTHER FINANCIAL INQUIRIES
The Bank's annual report on Form 10K will be furnished upon request without charge. Shareholders, analysts and others seeking this and other requests for information referring to stock, annual shareholders' meeting and related matters, please contact:

RONALD B. SCOTT                          RICHARD J. DUTTON                     TRANSFER AGENT AND REGISTRAR
President / CEO                          Vice-President / CFO                  Registrar and Transfer Company
Peoples Savings Bank of Troy             Peoples Savings Bank of Troy          10 Commerce Drive
635 S. Market Street                     635 S. Market Street                  Cranford, New Jersey 07016-3572
Troy, Ohio  45373                        Troy, Ohio  45373

                                       40