Form 10-K, Exhibit 13
period 2003-06-30
PEOPLES OHIO FINANCIAL CORP
filed 2003-09-26
CIK 1157843

                                                                      EXHIBIT 13

[PEOPLES OHIO LOGO]

Dear Shareholders:

We are proud to report the results of the 2003 fiscal year to you. Peoples Ohio Financial Corporation (OTC: POHF) was able to achieve continued strong earnings while carefully repositioning the balance sheet of the bank for success in the future. It is a significant accomplishment that the 2003 fiscal year was the second most profitable year in Peoples' 113-year history ... second only to the last year's (2002) record earnings.

The corporation and the bank performed extremely well... particularly given the challenges of the struggling general economy, record low interest rate levels, continued product growth and innovation, and intense competition from other financial services companies.

[EARNINGS HISTORY CHART]

Total earnings for the 2003 fiscal year were $2,545,000 or $0.33 per diluted share, as compared to fiscal 2002 earnings of $2,675,000 or $0.35 per diluted share. Return on equity (ROE) remained strong at 10.07% for fiscal year 2003 compared to 11.8% in fiscal year 2002. Continued low interest rate environment and the pressure it has put on net interest margins throughout the banking industry impacted Peoples as well. Net interest income was $8,054,000 for the year ended June 30,2003 as compared to $8,367,000 reported for the year ended June 30, 2002. Noninterest income, which continues to be a focus, increased $132,000, or 8.5%, to $1,693,000 for the year ended June 30, 2003. Increases in service charges on deposit accounts were partially offset by a decline in revenue generated from trust operations.

As a top priority, our team worked diligently to restructure the balance sheet this year. The goal of the corporation and bank was to position the balance sheet in a manner that would allow us to continue to produce sustainable earnings for the shareholders without sacrificing service to our customers and the communities we serve. Strong earnings were maintained while taking advantage of low interest rate environment to become less dependent on long-term fixed rate mortgages as a source of interest income in 2003. In order to successfully accomplish important reorganization in the loan area, several experienced, capable loan professionals were recruited for the Peoples team. These individuals bring a high level of expertise in consumer, mortgage, and commercial lending which is critical for future success. In addition, banking center managers have been trained to provide lending services at their individual centers, and thus broadening Peoples loan service capabilities. In vital support of these services, the technology infrastructure in which Peoples has been investing over the past several years now enables a seamless, high-level loan processing capability.

Not only does the technology support impact the lending area, but also those non-interest income areas such as remittance processing and overdraft privilege both of which generate substantial fee income. Check imaging, based on technology introduced last year, also continues to offer customers

[PEOPLES OHIO LOGO]

a more streamlined statement with images of checks. In addition, Peoples introduced transactional Online Banking this fiscal year which allows customers to view their account, transfer balances, make loan payments and pay bills anywhere they have Internet access.

[DIVIDENDS/SHARE CHART]

With a goal of solid sustained earnings for our shareholders while still meeting customer expectations, Peoples also focused in 2003 fiscal year on strategies to incrementally increase dividends for shareholders and to execute a stock buyback process. In keeping with a continued progression of increases, the dividends approved and issued for 2003 fiscal year represented an almost 40% increase over the previous year. Peoples Ohio Financial Corporation stock was recently recognized as one of the Dayton area's top performing stocks by a local business publication as a result of an increase of 25% in 2003 fiscal year to $4.20 per share price at June 30, 2003.

In summary, this has been a year of continued strength in earnings and of positioning the corporation and bank for the future. Significant progress has been made in adding important customer products/services while increasing shareholder value. Our current management and staff is probably one of the most experienced and capable we've ever been able to assemble in the history of the bank. We believe all of these factors contribute to remaining profitable and competitive as a financial services organization.

However, success for an independent, local, community business like Peoples also means remaining true to the basic values with which the organization was founded. We believe that Peoples has consistently done so. We have become an integral, contributing part of every community we serve. By being willing to donate money, to give countless hours of volunteer service, and to create programs which significantly impact quality of life,. Peoples has demonstrated again and again what is important. Customers want to do business with us because we are hospitable and accessible as well as profitable. Shareholders want to invest because of our personal concern and desire to be responsive as well as our financial performance. Peoples will continue to have success by remaining focused on our local community-based values while constantly reinventing ourselves to meet customer needs and shareholder expectations.

/s/ Ronald B. Scott
Ronald B. Scott
President/CEO

[PEOPLES OHIO LOGO] SELECTED CONSOLIDATED FINANCIAL DATA

                                                                    At June 30,
                                      2003            2002             2001           2000           1999
                                    ---------       ---------       ----------      ---------      ---------
                                                                  (In thousands)
BALANCE SHEET DATA:

Total amount of:
   Assets                           $ 207,349       $ 219,922       $  214,841      $ 205,140      $ 180,056
   Loans, net                         160,609         201,716          197,483        189,878        167,300
   Deposits                           117,629         120,447          108,398        109,461        107,073
   FHLB advances                       63,329          74,174           83,522         74,726         53,918
   Stockholder' equity                 24,351          23,106           21,002         18,702         15,725


                                                                Year ended June 30,
                                         2003            2002             2001           2000           1999
                                       ---------       ---------       ----------      ---------      ---------
                                                        (In thousands, except per share data)
STATEMENT OF INCOME DATA:

   Total interest income               $  13,953       $  15,918       $   16,338      $  14,598      $  12,387
   Total interest expense                  5,900           7,551            9,392          7,931          6,231
   Net interest income                     8,054           8,367            6,946          6,667          6,156
   Provisions for loan losses                140             138                -             30             50
   Non-interest income                     1,693           1,561            1,485          1,374          1,109
   Non-interest expense                    5,723           5,707            4,737          4,268          3,947
   Net income                              2,545           2,675            2,421          2,480          2,191

PER SHARE DATA:
   Basic earnings                      $    0.34       $    0.36       $     0.33      $    0.33      $    0.30
   Diluted earnings                         0.33            0.35             0.32           0.31           0.28
   Cash dividends                           0.09           0.065             0.03           0.03           0.03
   Year-end book value                      3.27            3.11             2.82           2.52           2.29
   Year-end market value                    4.20            3.35             3.00           4.13           8.63

KEY RATIOS:

   Return on average assets                 1.16%           1.23%            1.14%          1.28%          1.35%
   Return on average equity                10.07           11.84            11.87          13.62          13.81
   Average equity to average assets        11.49           10.38             9.64           9.37           9.74
   Net interest margin                      3.86            4.02             3.41           3.56           3.95
   Efficiency ratio (1)                    58.70           57.50            56.20          53.10          54.30
   Dividend payout ration (2)              26.47           18.06             9.09           9.09           6.67

-----------------
(1) Represents noninterest expense as a percentage of the sum of net interest income and noninterest income.

(2)      Represents dividends per share divided by basic earnings per share.

[PEOPLES OHIO LOGO] INDEPENDENT ACCOUNTANTS' REPORT

[BKD LLP LOGO]

To the Stockholders and
Board of Directors
Peoples Ohio Financial Corporation
Troy, Ohio

We have audited the accompanying consolidated balance sheets of Peoples Ohio Financial Corporation as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended June 30, 2003. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Peoples Ohio Financial Corporation as of June 30, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three year period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

[BKD, LLP]

 Cincinnati, Ohio
 July 31, 2003

[PEOPLES OHIO LOGO] CONSOLIDATED BALANCE SHEETS

                             JUNE 30, 2003 AND 2002


                                                                                     2003                    2002
                                                                                ---------------        ---------------
ASSETS
   Cash and cash equivalents                                                    $    15,835,436        $     5,680,517
   Held-to-maturity securities (fair value of $824,000 and $1,174,000)                  779,425              1,121,139
   Available-for-sale securities                                                     16,687,228                     --
   Loans, net of allowance for loan losses of $862,235 and $882,067                 160,608,931            201,716,051
   Premises and equipment                                                             4,654,915              4,649,712
   Federal Home Loan Bank stock                                                       5,272,800              5,051,600
   Interest receivable                                                                  867,150              1,059,550
   Other assets                                                                       2,643,035                643,706
                                                                                ---------------        ---------------

           Total assets                                                         $   207,348,920        $   219,922,275
                                                                                ===============        ===============

LIABILITIES
   Deposits                                                                     $   117,629,404        $   120,446,602
   FHLB advances                                                                     63,328,746             74,174,409
   Interest payable                                                                     134,575                231,386
   Other liabilities                                                                  1,274,964              1,494,898
                                                                                ---------------        ---------------

           Total liabilities                                                        182,367,689            196,347,295
                                                                                ---------------        ---------------

COMMITMENTS AND CONTINGENCIES

EQUITY FROM ESOP SHARES                                                                 630,279                468,719
                                                                                ---------------        ---------------

STOCKHOLDERS' EQUITY
   Preferred stock, no par value, 1,000,000 shares authorized;
     none issued or outstanding
   Common stock, no par value
     Authorized -- 15,000,000 shares
     Issued, 2003 -- 7,583,652 shares, 2002 -- 7,439,650 shares,
        less ESOP shares of 150,066 and 139,916                                       7,433,586              7,299,734
   Additional paid-in capital                                                           186,600                203,084
   Retained earnings                                                                 17,317,411             15,603,443
   Accumulated other comprehensive income                                                56,616                     --
   Treasury stock, at cost
     Common, 2003 -- 155,441 shares                                                    (643,261)                    --
                                                                                ---------------        ---------------

           Total stockholders'equity                                                 24,350,952             23,106,261
                                                                                ---------------        ---------------

           Total liabilities and stockholders' equity                           $   207,348,920        $   219,922,275
                                                                                ===============        ===============

See Notes to Consolidated Financial Statements

[PEOPLES OHIO LOGO] CONSOLIDATED STATEMENTS OF INCOME

                    YEARS ENDED JUNE 30, 2003, 2002 AND 2001

                                                                      2003                   2002                   2001
                                                                ----------------       -----------------       -------------
INTEREST INCOME
   Loans receivable                                             $     13,396,877       $      15,548,316       $  15,828,683
   Investment securities                                                 206,722                  86,713             106,313
   Other interest and dividend income                                    349,588                 282.601             403,710
                                                                ----------------       -----------------       -------------

           Total interest income                                      13,953,187              15,917,630          16,338,706
                                                                ----------------       -----------------       -------------

INTEREST EXPENSE
   Deposits                                                            2,226,509               3,345,544           4,104,961
   Borrowings                                                          3,673,164               4,205,509           5,287,390
                                                                ----------------       -----------------       -------------

           Total interest expense                                      5,899,673               7,551,053           9,392,351
                                                                ----------------       -----------------       -------------

NET INTEREST INCOME                                                    8,053,514               8,366,577           6,946,355
   Provision for loan losses                                             140,000                 138,000                  --
                                                                ----------------       -----------------       -------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                    7,913,514               8,228,577           6,946,355
                                                                ----------------       -----------------       -------------

NON-INTEREST INCOME
   Fiduciary activities                                                  673,019                 761,310             818,450
   Service charges on deposit accounts and other                         802,451                 612,053             522,154
   Net realized loss on sale of available-for-sale
      securities                                                          (6,597)                     --                  --
   Other income                                                          224,224                 187,907             144,578
                                                                ----------------       -----------------       -------------

           Total non-interest income                                   1,693,097               1,561,270           1,485,182
                                                                ----------------       -----------------       -------------

NON-INTEREST EXPENSES
   Salaries and employee benefits                                      2,761,617               2,739,747           2,244,088
   Net occupancy expenses                                                408,020                 409,104             365,116
   Equipment expenses                                                    170,332                 148,353             126,360
   Data processing fees                                                  532,802                 413,148             413,405
   Professional fees                                                     183,188                 404,102             222,778
   State of Ohio franchise taxes                                         252,880                 233,154             208,780
   Other expenses                                                      1,413,911               1,359,598           1,156,456
                                                                ----------------       -----------------       -------------

           Total non-interest expenses                                 5,722,750               5,707,206           4,736,983
                                                                ----------------       -----------------       -------------

INCOME BEFORE INCOME TAX                                               3,883,861               4,082,641           3,694,554
   Income tax expense                                                  1,338,819               1,407,255           1,273,364
                                                                ----------------       -----------------       -------------

NET INCOME                                                      $      2,545,042       $       2,675,386       $   2,421,190
                                                                ================       =================       =============

BASIC EARNINGS PER SHARE                                        $           0.34       $            0.36       $        0.33
                                                                ================       =================       =============

DILUTED EARNINGS PER SHARE                                      $           0.33       $            0.35       $        0.32
                                                                ================       =================       =============

See Notes to Consolidated Financial Statements

[PEOPLES OHIO LOGO] CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 2003, 2002 AND 2001

                                              COMMON      ADDITIONAL                        OTHER
                                              STOCK        PAID-IN        RETAINED      COMPREHENSIVE    TREASURY
                                              AMOUNT       CAPITAL        EARNINGS          INCOME         STOCK         TOTAL
BALANCES, JULY 1, 2000                      $7,300,664    $   67,138    $11,334,624                                   $18,702,426
   Net income                                                             2,421,190                                     2,421,190
   Cash dividends
     ($.03 per share)                                                      (223,190)                                     (223,190)
   Exercise of stock options                    92,000        94,600                                                      186,600
   Tax benefit from exercise
     of stock options                                         41,346                                                       41,346
   Purchase of stock                           (88,700)                    (216,206)                                     (304,906)
   Net change in equity
     from ESOP shares                            8,520                      169,687                                       178,207
                                            ----------    ----------    -----------                                   -----------

BALANCES, JUNE 30, 2001                      7,312,484       203,084     13,486,105                                    21,001,673
   Net income                                                             2,675,386                                     2,675,386
   Cash dividends
     ($.065 per share)                                                     (483,577)                                     (483,577)
   Net change in equity from
   ESOP shares                                 (12,750)                     (74,471)                                      (87,221)
                                            ----------    ----------    -----------                                   -----------

BALANCES, JUNE 30, 2002                      7,299,734       203,084     15,603,443                                    23,106,261
   Net income                                                             2,545,042                                     2,545,042
   Change in unrealized gain
     (loss) on securities
     available for sale, net of
     reclassification adjustment                                                                                      -----------
     and tax effect                                                                     $      56,616                      56,616
             Total comprehensive
               income                                                                                                   2,601,658
   Cash dividends
     ($.090 per share)                                                     (679,664)                                     (679,664)
   Exercise of stock options                   144,002       (30,284)                                  $    133,974        47,692
   Purchase of treasury shares                                                                             (777,235)     (777,235)
   Tax benefit of stock options                               13,800                                                       13,800
   Net change in equity from
     ESOP shares                               (10,150)                    (151,410)                                     (161,560)
                                            ----------    ----------    -----------     -------------  ------------   -----------

BALANCES, JUNE 30, 2003                     $7,433,586    $  186,600    $17,317,411     $      56,616  $   (643,261)  $24,350,952
                                            ==========    ==========    ===========     =============  ============   ===========

See Notes to Consolidated Financial Statements

[PEOPLES OHIO LOGO] CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED JUNE 30, 2003, 2002 AND 2001

                                                                            2003                  2002            2001
                                                                        ------------          -----------      -----------
OPERATING ACTIVITIES
    Net income                                                          $  2,545,042          $ 2,675,386      $ 2,421,190
    Items not requiring (providing) cash
       Provision for loan losses                                             140,000              138,000               --
       Depreciation and amortization                                         393,970              337,089          340,400
       Amortization of deferred loan fees                                   (120,146)            (149,793)         (30,776)
       Deferred income tax                                                    74,000              107,000          106,000
       Investment securities amortization (accretion), net                    44,885                1,849           (2,240)
       Federal Home Loan Bank stock dividends                               (221,200)            (265,700)        (328,600)
       Net realized loss on available-for-sale securities                      6,597                   --               --
    Net change in
       Interest receivable                                                   192,400              (33,037)         (68,681)
       Interest payable                                                      (96,811)             (28,427)        (263,793)
       Other assets                                                       (1,985,529)             264,196         (237,385)
       Other liabilities                                                    (323,756)             109,952            4,248
                                                                        ------------          -----------      -----------

              Net cash provided by operating activities                      649,452            3,156,515        1,940,363
                                                                        ------------          -----------      -----------

INVESTING ACTIVITIES
    Purchases of available for sale securities                           (22,020,584)                  --               --
    Proceeds from maturities of available-for-sale securities                210,000                   --               --
    Proceeds from sale of available-for-sale securities                    5,158,116                   --               --
    Proceeds from maturities of securities held to maturity                  341,910              361,306          187,939
    Net change in loans                                                   41,087,266           (4,380,127)      (7,574,068)
    Purchases of premises and equipment                                     (399,173)            (792,943)        (929,066)
    Federal Home Loan Bank stock purchased                                        --                   --         (478,200)
                                                                        ------------          -----------      -----------

              Net cash provided (used) by investing activities            24,377,535           (4,811,764)      (8,793,395)
                                                                        ------------          -----------      -----------

FINANCING ACTIVITIES
    Net change in
       Interest-bearing demand and savings deposits                        4,522,222           18,942,142        4,822,747
       Certificates of deposit                                            (7,339,420)          (6,893,874)      (5,885,375)
       Short-term advances                                                        --          (30,000,000)              --
    Proceeds of FHLB advances                                                     --           41,000,000      310,591,027
    Repayment of FHLB advances                                           (10,845,663)         (20,347,152)    (301,795,194)
    Cash dividends                                                          (679,664)            (483,577)        (223,190)
    Purchase of stock                                                       (777,235)                  --         (304,906)
    Proceeds from exercise of stock options                                  247,692                   --          186,600
                                                                        ------------          -----------      -----------

              Net cash provided (used) by financing activities           (14,872,068)           2,217,539        7,391,709
                                                                        ------------          -----------      -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                   10,154,919              562,290          538,677

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               5,680,517            5,118,227        4,579,550
                                                                        ------------          -----------      -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                  $ 15,835,436          $ 5,680,517      $ 5,118,227
                                                                        ============          ===========      ===========
ADDITIONAL CASH FLOWS INFORMATION
    Interest paid                                                       $  5,996,484         $  7,579,481      $ 9,656,144
    Income tax paid                                                        1,164,014            1,321,715        1,220,000
    Transfers from loans to other real estate owned                               --              158,784               --

See Notes to Consolidated Financial Statements

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

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

    CASH EQUIVALENTS

         The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At June 30, 2003 and 2002, cash equivalents consisted of interest-bearing demand deposits.

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

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

   LOANS

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

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

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

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

PREMISES AND EQUIPMENT

     Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over 30 years for buildings and 3 to 5 years for equipment.

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

TREASURY STOCK

     Treasury stock is stated at cost. Cost is determined based on the average cost of all shares.

STOCK OPTIONS

     At June 30, 2003, the Company has a stock-based employee compensation plan, which is described more fully in Note 13. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock- based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation. The proforma effect on income for 2003 includes the effect of forfeitures.

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

                                                   YEAR ENDED JUNE 30
                                             2003         2002          2001
                                          ------------------------------------
Net income, as reported                   $   2,545    $   2,675     $   2,421
Less: Total stock-based employee
    compensation cost determined
    under the fair value based method,
    net of income taxes                           6         (129)         (169)
                                          ---------    ---------     ---------
Pro forma net income                      $   2,551    $   2,546     $   2,252
                                          =========    =========     =========
Earnings per share:
    Basic - as reported                        0.34         0.36          0.33
    Basic - pro forma                          0.34         0.34          0.30
    Diluted - as reported                      0.33         0.35          0.32
    Diluted - pro forma                        0.33         0.33          0.29

INCOME TAXES

     Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. The Company files consolidated income tax returns with its subsidiary.

NOTE 2: INVESTMENTS

         The amortized cost and approximate fair values of securities are as follows:

                                               GROSS       GROSS
                                  AMORTIZED  UNREALIZED  UNREALIZED  APPROXIMATE
                                    COST       GAINS       LOSSES    FAIR VALUE
                                  ----------------------------------------------
AVAILABLE-FOR-SALE SECURITIES:
   June 30, 2003:
     U.S. government agencies      $ 6,234    $    78     $    --      $ 6,312
     Mortgage-backed securities      1,819          8          --        1,827
     Other securities                8,548         --          --        8,548
                                   -------    -------     -------      -------
                                   $16,601    $    86     $     0      $16,687
                                   =======    =======     =======      =======

                                                      GROSS        GROSS
                                         AMORTIZED  UNREALIZED   UNREALIZED  APPROXIMATE
                                           COST       GAINS       (LOSSES)   FAIR VALUE
                                         -----------------------------------------------
HELD TO MATURITY SECURITIES:
   June 30, 2003:
     U.S. Treasury                        $  100     $    4       $   --       $  104
     Mortgage-backed securities              579         38           --          617
     State and political subdivisions        100          3           --          103
                                          ------     ------       ------       ------
                                          $  779     $   45       $    0       $  824
                                          ======     ======       ======       ======
   June 30, 2002:
     U.S. Treasury                        $  100     $    5       $   --       $  105
     Mortgage-backed securities              921         47           --          968
     State and political subdivisions        100          1           --          101
                                          ------     ------       ------       ------
                                          $1,121     $   53       $    0       $1,174
                                          ======     ======       ======       ======

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

The amortized cost and fair value of securities available for sale and held to maturity at June 30, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     AVAILABLE FOR SALE       HELD TO MATURITY
                                    AMORTIZED     FAIR      AMORTIZED     FAIR
                                       COST       VALUE       COST        VALUE
                                    --------------------------------------------
Within one year                      $    --     $    --     $   100     $   104
One to five years                      6,234       6,312          --          --
Five to ten years                         --          --          --          --
After ten years                           --          --         100         103
                                     -------     -------     -------     -------
                                       6,234       6,312         200         207

Mortgage-backed securities             1,819       1,827         579         617
Other securities (on demand with
   contractual maturities from
   2018 to 2023)                       8,548       8,548          --          --
                                     -------     -------     -------     -------
Totals                               $16,601     $16,687     $   779     $   824
                                     =======     =======     =======     =======

The book value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $8,712,000 at June 30, 2003 and $910,115 at June 30, 2002.

Gross losses of $6,597 resulting from sales of available-for-sale securities were realized for 2003.

NOTE 3: REORGANIZATION

     On June 25, 2001, the Bank's Board of Directors authorized the formation of a holding company for the Bank in a transaction in which each of the outstanding shares of stock of the Bank would be exchanged for one share of stock of the holding company. The Bank would thereafter be a wholly-owned subsidiary of the holding company. Peoples Ohio Financial Corporation was incorporated on July 20, 2001 and the transaction with the Bank was consummated January 31, 2002. The reorganization was accounted for in a manner similar to a pooling of interests.

NOTE 4: RESTRICTION ON CASH AND DUE FROM BANKS

     The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 2003 was $200,000.

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

NOTE 5: LOANS AND ALLOWANCE FOR LOAN LOSSES

                                             2003            2002
                                           ------------------------
Mortgage loans on existing real estate
   Residential single family units         $ 115,175      $ 149,612
   Other residential and commercial           25,021         27,055
                                           ---------      ---------
          Total real estate loans            140,196        176,667
Construction loans                            12,802         14,660
Commercial business                            5,573          5,529
Consumer                                       2,452          5,146
Home improvement                               4,772          5,774
Deposit and other loans                          290            470
                                           ---------      ---------
                                             166,085        208,246
Deferred loan fees                              (209)          (132)
Undisbursed portion of loans                  (4,405)        (5,516)
Allowance for loan losses                       (862)          (882)
                                           ---------      ---------

          Total loans                      $ 160,609      $ 201,716
                                           =========      =========

                                              2003           2002           2001
                                           ---------------------------------------
Allowance for loan losses
   Balances, July 1                        $     882      $     843      $     888
   Provision for losses                          140            138             --
   Recoveries on loans                            29             12              6
   Loans charged off                            (189)          (111)           (51)
                                           ---------      ---------      ---------

   Balances, June 30                       $     862      $     882      $     843
                                           =========      =========      =========

     Impaired loans totaled $1,125,000 and $0 at June 30, 2003 and 2002, respectively. An allowance for loan losses of $11,000 relates to impaired loans of $375,000 at June 30, 2003. At June 30, 2003, impaired loans of $750,000 had no related allowance for loan losses.

     Interest of $50,000 was recognized on average impaired loans of $1,123,000 for 2003. Interest of $64,000 was recognized on impaired loans on a cash basis during 2003.

     At June 30, 2003 and 2002, accruing loans delinquent 90 days or more totaled $2,559,000 and $637,000, respectively. Non-accruing loans at June 30, 2003 and 2002 were $634,000 and $352,000, respectively.

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

NOTE 6: PREMISES AND EQUIPMENT

                                        2003          2002
                                       --------------------
Land                                   $   955      $   955
Buildings                                4,858        4,589
Equipment                                3,663        3,600
                                       -------      -------
       Total cost                        9,476        9,144
Accumulated depreciation                (4,821)      (4,494)
                                       -------      -------

       Net premises and equipment      $ 4,655      $ 4,650
                                       =======      =======

NOTE 7: DEPOSITS

                                                               2003         2002
                                                             ---------------------
Noninterest bearing accounts                                 $  5,815     $  7,111
NOW accounts                                                   21,700       26,314
Super NOW accounts                                              1,095          500
Passbook accounts                                              20,823       20,302
Money market accounts                                          26,763       17,448
Certificates and other time deposits of $100,000 or more       15,035       15,666
Other certificates and time deposits                           26,398       33,106
                                                             --------     --------

       Total deposits                                        $117,629     $120,447
                                                             ========     ========

Certificates and other time deposits maturing
         in years ending June 30
                 2004                                        $ 30,890
                 2005                                           4,181
                 2006                                           1,702
                 2007                                           2,250
                 2008                                           2,410
                                                             --------

                                                             $ 41,433
                                                             ========

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

NOTE 8: LONG-TERM DEBT

                                                                2003        2002
                                                               -------------------
Federal Home Loan Bank advances, fixed and variable rates,
   due at various dates through May 1, 2017                    $63,329     $74,174

     The Federal Home Loan Bank advances are secured by substantially all first-mortgage loans and FHLB stock. Advances are subject to restrictions or penalties in the event of prepayment.

Maturities in years ending June 30
             2004                            $  16,034
             2005                               24,404
             2006                                4,920
             2007                                1,548
             2008                                4,786
             Thereafter                         11,637
                                             ---------
                                             $  63,329
                                             =========

     The Bank has unused letters of credit with the Federal Home Loan Bank aggregating $30,362,000 expiring at various dates from September 2003 through December 2004.

NOTE 9: INCOME TAX

                                                   2003       2002       2001
                                                  ----------------------------
Income tax expense
   Currently payable                              $1,265     $1,300     $1,167
   Deferred income taxes                              74        107        106
                                                  ------     ------     ------

        Income tax expense                        $1,339     $1,407     $1,273
                                                  ======     ======     ======

Reconciliation of federal statutory to actual
tax expense
   Federal statutory income tax at 34%            $1,321     $1,388     $1,256
   Other                                              18         19         17
                                                  ------     ------     ------

        Actual tax expense                        $1,339     $1,407     $1,273
                                                  ======     ======     ======

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

     A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:

                                                          2003       2002
                                                         ----------------
DEFERRED TAX ASSETS
    Allowance for loan losses                            $ 251      $ 218
    Organizational costs                                    18         23
    Other                                                    1          2
                                                         -----      -----

            Total assets                                   270        243
                                                         -----      -----

DEFERRED TAX LIABILITIES
    FHLB stock                                            (653)      (578)
    Depreciation                                          (131)      (105)
    Unrealized gain on available for sale securities       (30)        --
                                                         -----      -----

            Total liabilities                             (814)      (683)
                                                         -----      -----

                                                         $(544)     $(440)
                                                         =====      =====

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

NOTE 10: OTHER COMPREHENSIVE INCOME (LOSS)

     Other comprehensive income components and related taxes were as follows:

                                                                 2003
                                                               --------
Unrealized gains (losses) on securities available for sale     $ 79,185
Reclassification for realized amount included in income          (6,597)
                                                               --------
     Other comprehensive income (loss), before tax effect        85,782
Tax expense                                                      29,166
                                                               --------

     Other comprehensive income                                $ 56,616
                                                               ========

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

NOTE 11: REGULATORY MATTERS

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2003 and 2002, that the Bank meets all capital adequacy requirements to which it is subject.

     As of June 30, 2003, the most recent notification from Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                    TO BE WELL-CAPITALIZED
                                                            FOR CAPITAL ADEQUACY   UNDER PROMPT CORRECTIVE
                                             ACTUAL               PURPOSES             ACTION PROVISIONS
                                       AMOUNT      RATIO      AMOUNT     RATIO        AMOUNT        RATIO
----------------------------------------------------------------------------------------------------------
As of June 30, 2003
     Total Risk-Based Capital
       (to Risk-Weighted Assets)      $24,715      17.6%     $11,213      8.0%       $14,016        10.0%

     Tier I Capital
       (to Risk-Weighted Assets)       23,853      17.0%       5,606      4.0%         8,410         6.0%

     Core Capital
       (to Adjusted Total Assets)      23,853      11.6%       8,250      4.0%        10,313         5.0%

     Tangible Capital
       (to Adjusted Total Assets)      23,853      11.6%       3,094      1.5%

As of June 30, 2002
     Total Risk-Based Capital
       (to Risk-Weighted Assets)      $24,717      16.4%     $12,051      8.0%       $15,064        10.0%

     Tier I Capital
       (to Risk-Weighted Assets)       23,836      15.8%       6,026      4.0%         9,039         6.0%

     Core Capital
       (to Adjusted Total Assets)      23,836      10.8%       8,803      4.0%        11,003         5.0%

     Tangible Capital
       (to Adjusted Total Assets)      23,836      10.8%       3,301      1.5%

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

     Without prior approval, current regulations allow the Bank to pay dividends not exceeding net profits (as defined) for the current year plus retained net income for the previous two calendar years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. At June 30, 2003, total regulatory capital of the Bank was $23,853,000, of which approximately $5,724,000 was potentially available for distribution to the Company.

NOTE 12: EMPLOYEE BENEFIT PLANS

     The Bank's defined-benefit pension plan covers substantially all of its employees. The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements:

                                                        2003         2002
                                                      --------------------
CHANGE IN BENEFIT OBLIGATION
   Benefit obligation at beginning of year            $   985      $   848
   Service cost                                            93           88
   Interest cost                                           68           59
   Actuarial loss                                          (6)          (2)
   Benefits paid                                          (53)          (8)
                                                      -------      -------

   Benefit obligation at end of year                    1,087          985
                                                      -------      -------
CHANGE IN PLAN ASSETS
   Fair value of plan assets at beginning of year         480          595
   Actual return on plan assets                            30         (107)
   Employer contributions                                 201           --
   Benefits paid                                          (53)          (8)
                                                      -------      -------
   Fair value of plan assets at end of year               658          480
                                                      -------      -------
   Funded status                                         (429)        (505)
   Unrecognized net actuarial loss                        390          406
   Unrecognized prior service cost                        (41)         (48)
   Unrecognized transition liability                       26           29
                                                      -------      -------
   Accrued benefit cost                               $   (54)     $  (118)
                                                      =======      =======

                                                      2003        2002        2001
                                                     -----------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
     Service cost                                    $  93       $  88       $  74
     Interest cost                                      68          59          51
     Actual return on plan assets                       30         107         354
     Net amortization and deferral                     (54)       (147)       (441)
                                                     -----       -----       -----

     Net periodic benefit cost                       $ 137       $ 107       $  38
                                                     =====       =====       =====

Assumptions used in the accounting were:
     Discount rate                                       7%          7%          7%
     Rate of increase in compensation                    4%          4%          4%
     Expected long-term rate of return on assets         8%          8%          8%

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 3 percent of base salary contributed by participants. The Bank's expense for the plan was $49,749 for 2003, $40,079 for 2002 and $39,357 for 2001.

The Bank also has an employee stock ownership plan covering substantially all of its employees. The cost of the plan is borne by the Bank through contributions to an employee stock ownership trust in amounts determined by the Board of Directors. The Company records compensation expense equal to the cash contributions to the Plan. Dividends on ESOP shares (all allocated) are recorded as a reduction of retained earnings. The cash contributions to the plan in 2003, 2002 and 2001 were $51,000, $40,000 and $40,000, respectively.

In addition to the contributions made to participants' accounts, the accounts are credited annually with the participants' share of investment earnings, losses or expenses of the trust fund. Benefits under the Plan become 100% vested over periods up to 7 years or in the event of death, disability, or attaining age 65 (normal retirement age under the Plan) or termination of the Plan. The total number of shares held by the plan, all of which have been allocated to participant accounts, were 150,066 and 139,916 at June 30, 2003 and 2002. Under certain circumstances, the ESOP may be obligated to repurchase allocated ESOP shares. The Company is obligated at the option of each beneficiary to repurchase ESOP shares upon the beneficiary's termination or after retirement. All ESOP shares are included as outstanding in the calculation of earnings per share information.

Below are the transactions affecting the ESOP equity accounts:

                                               COMMON   RETAINED
                                               STOCK    EARNINGS     TOTAL
                                               ---------------------------
Balances, July 1, 2000                         $ 136      $ 424      $ 560
      Net change in equity from ESOP shares       (9)      (170)      (179)
                                               -----      -----      -----

Balances, June 30, 2001                          127        254        381
      Net change in equity from ESOP shares       13         75         88
                                               -----      -----      -----

Balances, June 30, 2002                          140        329        469
      Net change in equity from ESOP shares       10        151        161
                                               -----      -----      -----
Balances, June 30, 2003                        $ 150      $ 480      $ 630
                                               =====      =====      =====

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

NOTE 13: RELATED PARTY TRANSACTIONS

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

Balances, July 1, 2002                     $ 2,844
Changes in composition of related parties      501
New loans, including renewals                  137
Payments, etc., including renewals            (143)
                                           -------

Balances, June 30, 2003                    $ 3,339
                                           =======

NOTE 14: STOCK OPTION PLAN

     Under the Bank's incentive stock option plan, the Bank grants selected executives and other key employees stock option awards which vest and become exercisable ratably over three years (prior to 2003, options granted were fully exercisable at the date of grant). Under the Bank's stock option plan for nonemployee directors, at each year's annual meeting of shareholders, there shall be granted automatically to each outside director, the option to purchase 3,000 shares of common stock. Both plans are accounted for in accordance with Accounting Principles Board Opinion
     (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. During 2003, the Bank granted options for 44,500 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

     Although the Bank has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Bank had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                               2003        2002          2001
                                                             -----------------------------------
Risk-free interest rates                                       5.0%            5.2%  5.7 to 5.8%
Dividend yields                                               2.20%    .88 to 1.99%         .88%
Volatility factors of expected market price of common stock     25%      29% to 37%          35%
Weighted-average expected life of the options                10 years    10 years      10 years

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

     The following is a summary of the status of the Bank's stock option plans and changes in those plans as of and for the years ended June 30, 2003, 2002 and 2001.

     EMPLOYEES:

                                           2003                2002                 2001
                                              WEIGHTED-           WEIGHTED-            WEIGHTED-
                                               AVERAGE             AVERAGE              AVERAGE
                                              EXERCISE            EXERCISE             EXERCISE
OPTIONS                              SHARES     PRICE    SHARES    PRICE     SHARES      PRICE
------------------------------------------------------------------------------------------------
Outstanding, beginning of year       756,802    $ 3.39    692,302    $3.40    740,057    $ 3.42
 Granted                              29,500      3.43     64,500     3.33    108,745      3.94
 Exercised                          (150,481)     1.30         --       --    (92,000)     2.03
 Forfeited/expired                   (76,298)     5.88         --       --    (64,500)     6.57
                                     -------              -------             -------

 Outstanding, end of year            559,523      3.62    756,802     3.39    692,302      3.40
                                     =======              =======             =======
 Options exercisable at year end     530,023      3.63    756,802     3.39    692,302      3.40
 Weighted-average fair value of
   options granted during the year                1.13                1.61                 2.03

     As of June 30, 2003, the employee options outstanding and exercisable are as follows:

                          OUTSTANDING AND EXERCISABLE
                               WEIGHTED-AVERAGE
                                  REMAINING
   RANGE OF                    CONTRACTUAL LIFE        WEIGHTED-AVERAGE
EXERCISE PRICES   NUMBER          (MONTHS)              EXERCISE PRICE
-----------------------------------------------------------------------
$0.01 to $1.00    50,200               6                   $    1.00
$1.01 to $2.50   173,400              17                        1.79
$2.51 to $5.00   213,058              70                        3.50
$5.01 to $7.50    60,540              62                        6.81
$7.50 to $10.00   62,325              74                        8.13
                 -------
                 559,523              47                        3.62
                 =======

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

DIRECTORS:

                                          2003                2002                2001
                                             WEIGHTED-           WEIGHTED-           WEIGHTED-
                                              AVERAGE             AVERAGE             AVERAGE
                                             EXERCISE            EXERCISE            EXERCISE
            OPTIONS                 SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
----------------------------------------------------------------------------------------------
Outstanding, beginning of year     205,884   $  3.38    190,884   $  3.35   166,884  $   3.42
Granted                             15,000      3.43     15,000      3.77    24,000      2.94
Exercised                          (27,080)     1.90         --        --        --        --
                                   -------              -------             -------

Outstanding, end of year           193,804      3.59    205,884      3.38   190,884      3.35
                                   =======              =======             =======
Options exercisable at year end    178,804      3.61    205,884      3.38   190,884      3.35
Weighted-average fair value of
  options granted during the year               1.13                 1.71                1.50

     As of June 30, 2003, the directors options outstanding and exercisable are as follows

                          OUTSTANDING AND EXERCISABLE
                               WEIGHTED-AVERAGE
                                 REMAINING
   RANGE OF                    CONTRACTUAL LIFE        WEIGHTED-AVERAGE
EXERCISE PRICES  NUMBER          (MONTHS)               EXERCISE PRICE
-----------------------------------------------------------------------
$0.01 to $1.00     6,000              6                  $       1.00
$1.01 to $2.50    75,304             31                          1.91
$2.51 to $5.00    67,500             87                          3.30
$5.01 to $7.50    45,000             70                          7.19
                 -------
                 193,804             59                          3.59
                 =======

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

NOTE 15: EARNINGS PER SHARE

     Earnings per share (EPS) were computed as follows:

                                             YEAR ENDED JUNE 30, 2003
                                                   WEIGHTED-
                                                    AVERAGE   PER-SHARES
                                           INCOME    SHARE      AMOUNT
                                           -----------------------------
BASIC EARNINGS PER SHARE
  Income available to common stockholders  $2,545  7,538,334    $ 0.34
EFFECT OF DILUTIVE SECURITIES

  Stock options                                      180,865
                                                   ---------
DILUTED EARNINGS PER SHARE
  Income available to common stockholders
    and assumed conversions                $2,545  7,719,199    $ 0.33
                                           ======  =========    ======

     Options to purchase 252,246 shares of common stock at $3.88 to $8.13 per share were outstanding at June 30, 2003, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                              YEAR ENDED JUNE 30, 2002
                                                   WEIGHTED-
                                                    AVERAGE   PER-SHARES
                                           INCOME    SHARE      AMOUNT
BASIC EARNINGS PER SHARE
  Income available to common stockholders  $2,675  7,439,650    $ 0.36
EFFECT OF DILUTIVE SECURITIES
  Stock options                                      250,945
                                                   ---------
DILUTED EARNINGS PER SHARE
  Income available to common stockholders
    and assumed conversions                $2,675  7,690,595    $ 0.35
                                           ======  =========    ======

     Options to purchase 316,300 shares of common stock at $3.88 to $8.13 per share were outstanding at June 30, 2002, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

                                             YEAR ENDED JUNE 30, 2001
                                                   WEIGHTED-
                                                    AVERAGE   PER-SHARE
                                           INCOME   SHARES     AMOUNT
                                           ----------------------------
BASIC EARNINGS PER SHARE
  Income available to common stockholders  $2,421  7,439,225    $ 0.33
EFFECT OF DILUTIVE SECURITIES
  Stock options                                      240,534
                                                   ---------
DILUTED EARNINGS PER SHARE
  Income available to common stockholders
    and assumed conversions                $2,421  7,679,759    $ 0.32
                                           ======  =========    ======

     Options to purchase 406,700 shares of common stock at $3.13 to $8.13 per share were outstanding at June 30, 2001, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

NOTE 16: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                            JUNE 30, 2003          JUNE 30, 2002
                                         CARRYING              CARRYING
                                          AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE
                                         -------------------------------------------
Financial assets
  Cash and cash equivalents              $ 15,835   $ 15,835   $  5,681  $    5,681
  Available for sale securities            16,687     16,687
  Held-to-maturity securities                 779        824      1,121       1,174
  Loans, net of allowance for loan losses 160,609    172,144    201,716     212,005
  Stock in FHLB                             5,273      5,273      5,052       5,052
  Interest receivable                         867        867      1,060       1,060

Financial liabilities
   Deposits                               117,629    118,476    120,447     121,302
   FHLB advances                           63,329     67,285     74,174      78,143
   Interest payable                           135        135        231         231

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

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

NOTE 17: COMMITMENTS AND CREDIT RISK

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

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

     At June 30, 2003 and 2002, the Bank had outstanding fixed-rate commitments to originate loans aggregating approximately $0 and $5,516,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

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

     The Bank had total outstanding letters of credit amounting to $296,000 and $383,000, at June 30, 2003 and 2002, respectively, with terms ranging from 4 months to 2 years.

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

     At June 30, 2003, the Bank had granted unused lines of credit to borrowers aggregating approximately $2,114,000 and $7,843,000 for commercial lines and open-end consumers lines, respectively. At June 30, 2002, unused lines of credit to borrowers aggregated approximately $2,630,000 for commercial lines and $8,451,000 for open-end consumer lines.

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

NOTE 18: CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                            CONDENSED BALANCE SHEETS

                                                   2003     2002
                                                  ----------------
ASSETS
   Cash                                           $    41  $    --
   Loans                                            1,011       --
   Investment in common stock of Bank subsidiary   23,909   23,835
   Other assets                                        20  $    --
                                                  -------  -------
      Total assets                                $24,981  $23,835
                                                  =======  =======

LIABILITIES -- advance from Bank subsidiary       $    --  $   260

EQUITY FROM ESOP SHARES                               630      469

STOCKHOLDERS' EQUITY                               24,351   23,106
                                                  -------  -------
      Total liabilities and stockholders' equity  $24,981  $23,835
                                                  =======  =======

                         CONDENSED STATEMENTS OF INCOME

                                                  2003     2002    2001
                                                 -----------------------
INCOME
   Dividends from Bank subsidiary                $2,543   $  483  $   --

EXPENSES -- other                                    21       --      --
                                                 ------   ------  ------

INCOME BEFORE INCOME TAX AND
   EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY   2,522      483      --

INCOME TAX BENEFIT                                   (7)      --      --
                                                 ------   ------  ------

INCOME BEFORE EQUITY IN
   UNDISTRIBUTED INCOME OF SUBSIDIARY             2,529      483      --

EQUITY IN UNDISTRIBUTED INCOME OF
   SUBSIDIARY                                        16    2,192   2,421
                                                 ------   ------  ------

NET INCOME                                       $2,545   $2,675  $2,421
                                                 ======   ======  ======

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                             2003     2002       2001
                                                           ---------------------------
OPERATING ACTIVITIES
   Net income                                              $ 2,545   $ 2,675   $ 2,421
   Items not requiring (providing) cash                        (24)   (2,675)   (2,421)
                                                           -------   -------   -------
   Net cash provided by (used in) by operating activities    2,521        --        --
                                                           -------   -------   -------

INVESTING ACTIVITIES--NET CHANGE IN LOANS                   (1,011)       --        --
                                                           -------   -------   -------

FINANCING ACTIVITIES
   Advances from Bank subsidiary                             2,283       483        --
   Repayment of advances from Bank subsidiary               (2,543)       --        --
   Purchase of stock                                          (777)       --        --
   Proceeds from exercise of stock options                     248        --        --
   Cash dividends                                             (680)     (483)       --
                                                           -------   -------   -------
      Net cash provided by (used in) financing activities   (1,469)       --        --
                                                           -------   -------   -------

NET CHANGE IN CASH AND CASH
   EQUIVALENTS                                                  41        --        --

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                                            --        --        --
                                                           -------   -------   -------
CASH AND CASH EQUIVALENTS AT
   END OF YEAR                                             $    41   $     0   $     0
                                                           =======   =======   =======

[PEOPLES OHIO LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Table Dollar Amounts in Thousands)

NOTE 19: SELECTED QUARTERLY DATA (UNAUDITED)

     The following tables summarize selected quarterly results of operations for 2003 and 2002.

JUNE 30, 2003                                        SEPTEMBER  DECEMBER   MARCH   JUNE
                                                     ---------  --------  ------  ------
Interest and dividend income                         $   3,878  $  3,665  $3,452  $3,109
Interest expense                                         1,683     1,558   1,400   1,259
                                                     ---------  --------  ------  ------
Net interest income                                      2,195     2,107   2,052   1,850
Provision for loan losses                                   45        35      30      30
                                                     ---------  --------  ------  ------
Net interest income after provision for loan losses      2,150     2,072   2,022   1,820
Noninterest income                                         381       408     408     496
Noninterest expense                                      1,452     1,500   1,442   1,479
                                                     ---------  --------  ------  ------
Income before income tax                                 1,079       980     988     837
Income tax expense                                         372       338     341     288
                                                     ---------  --------  ------  ------
Net income                                           $     707  $    642  $  647  $  549
                                                     =========  ========  ======  ======

Earnings per share
Basic                                                $    0.09  $   0.08  $ 0.09  $ 0.07
Diluted                                                   0.09      0.08    0.08    0.07

Dividends per share                                      0.045        --   0.045      --

JUNE 30, 2002                                        SEPTEMBER  DECEMBER   MARCH   JUNE
                                                     ---------  --------  ------  ------
Interest and dividend income                         $   4,043  $  4,053  $3,912  $3,910
Interest expense                                         2,105     1,969   1,780   1,697
                                                     ---------  --------  ------  ------
Net interest income                                      1,938     2,084   2,132   2,213
Provision for loan losses                                    2         6      18     112
                                                     ---------  --------  ------  ------
Net interest income after provision for loan losses      1,936     2,078   2,114   2,101
Noninterest income                                         384       399     387     391
Noninterest expense                                      1,360     1,470   1,388   1,489
                                                     ---------  --------  ------  ------
Income before income tax                                   960     1,007   1,113   1,003
Income tax expense                                         331       347     384     346
                                                     ---------  --------  ------  ------
Net income                                           $     629  $    660  $  729  $  657
                                                     =========  ========  ======  ======

Earnings per share
Basic                                                $    0.08  $   0.09  $ 0.10  $ 0.09
Diluted                                                   0.08      0.09    0.09    0.09

Dividends per share                                       0.03        --   0.035      --

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

Peoples Ohio Financial Corporation (the "Company") is based in west central Ohio and is the parent company of Peoples Savings Bank of Troy (the "Bank"). The Company was formed during the year ended June 30, 2002 to provide various benefits to the Bank, as well as, to take advantage of a more effective structure for expanded financial activities. The Bank, a state chartered savings bank, was originally chartered in 1890. The Bank is primarily engaged in attracting deposits from Miami and northern Montgomery counties and originating mortgage loans throughout those same areas. In addition to traditional banking services, the Bank provides full trust services through its trust department. All references to the Company include the Bank unless otherwise indicated.

FORWARD LOOKING STATEMENTS

In addition to historical information, this Annual Report may include certain forward-looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the composition or quality of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. A further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 2003 Form 10-K. The Company does not undertake - and specifically disclaims any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and reporting practices followed within the thrift industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Of these significant policies, management believes the allowance for loan losses policy is a critical accounting policy that requires the most significant estimates and assumptions used in the preparation of the consolidated financial statements. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The use of different estimates or assumptions could produce different provision for loan losses. Refer to the discussion of the allowance for loan losses set forth below and Note 1 to the consolidated financial statements for a description of management's estimation process and methodology relating to the allowance for loan losses.

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL CONDITION AND RESULTS OF OPERATIONS--COMPARISON OF YEARS ENDED JUNE 30, 2003 AND 2002

The Company reported earnings of $2,545,000 for the year ended June 30, 2003, a decline of $130,000, or 4.9% from the $2,675,000 reported for the same period in 2002. Basic earnings per share decreased $0.02, or 5.6% from $0.36 for the year ended June 30, 2002 to $0.34 for the year ended June 30, 2003. Diluted earnings per share decreased $0.02, or 5.7% from $0.35 for the year ended June 30, 2002 to $0.33 for the year ended June 2003. The Company's return on average assets was 1.16% for 2003 compared to 1.23% for 2002 and the return on average equity was 10.07% for 2003, compared to 11.84% for 2002.

The decline in earnings during 2003 was a result of a decline in net interest income of $313,000, or 3.7% from $8,367,000 reported for the year ended June 30, 2002 to $8,054,000 for the year ended June 30, 2003. This increase was partially offset by an increase in noninterest income of $132,000 or 8.5%, from $1,561,000 reported for the year ended June 30, 2002 to $1,693,000 for the year ended June 30, 2003.

NET INTEREST INCOME was $8,054,000 for the year ended June 30, 2003, $313,000, or 3.7% lower than the $8,367,000 reported for the year ended June 30, 2002. This decline was the result of the continued low interest rate environment and the pressure it has placed on net interest margins throughout the banking industry. Total interest income was $13,953,000 for the year ended June 30, 2003, a decline of $1,965,000, or 12.3% from the $15,918,000 reported during the year ended June 30, 2002, due to lower average loans outstanding coupled with lower interest rates. The decline in interest income was partially offset by a $1,651,000, or 21.9% decline in interest expense during the same period, primarily due to depositors shifting their deposits from higher rate certificates of deposit to lower rate demand deposit and savings accounts.

Interest income was $13,953,000 for the year ended June 30, 2003, a decrease of $1,965,000, or 12.3% from $15,918,000 for the year ended June 30 2002. As illustrated in the accompanying average balance sheet, this decline was entirely attributable to a decline in interest income earned on loans. Interest income earned on loans was $13,397,000 for the year ended June 30, 2003, $2,151,000, or 13.8% less than the $15,548,000 earned for the year ended June 30, 2002. With long-term interest rates at or near record low levels throughout the year, management chose to curtail the Bank's mortgage originations rather than expose the Bank to what it believed to be unacceptable levels of interest rate risk. As a result, average loans outstanding during the year decreased $17,286,000, or 8.6% from $200,649,000 for the year ended June 30, 2002 to $183,363,000 for the year ended June 30, 2003. The average yield earned on those loans declined 44 basis points from 7.75% for the year ended June 30, 2002 to 7.31% for the year ended June 30, 2003. This decline in yield was attributable to the local market's reaction to the Federal Reserve Bank's (the Fed) reductions in short-term interest rates throughout fiscal 2002 and fiscal 2003 and their effect on interest rates in general. Note, the interest rates the Company charges its borrowers and pays its depositors are significantly influenced by these rates.

The decline in interest income earned on loans was partially offset by increases in interest income on investment securities and other interest and dividend income as management invested a portion of the proceeds from loan repayments in short-term investments and interest bearing accounts at other financial institutions. Accordingly, interest income on investment securities increased $120,000, from $87,000 for the year ended June 30, 2002 to $207,000 for the year ended June 30, 2003. In addition, other interest and dividend income increased $67,000, from $283,000 for the year ended June 30, 2002 to $350,000 for the year ended June 30, 2003.

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

Interest expense was $5,900,000 for the year ended June 30, 2003, a decrease of $1,651,000, or 21.9% from $7,551,000 for the year ended June 30 2002, as interest expense paid on certificates of deposit, savings accounts and FHLB advances declined significantly in comparison to the previous year. Interest expense on certificates of deposit was $1,364,000, $1,052,000, or 43.5% lower than the $2,416,000 recorded in the year ended June 30, 2002. As illustrated in the accompanying average balance sheet, the average balance of certificates of deposit declined by $16,176,000, from $53,687,000 for the year ending June 30, 2002 to $37,511,000 for the year ending June 30, 2003. In addition, the average rate paid on those certificates of deposit decreased by 86 basis points, from 4.50% during 2002 to 3.64% during 2003. Interest expense on savings accounts was $268,000, $115,000 or 30.0% lower than the $383,000 recorded in the year ended June 30, 2002. As illustrated in the accompanying average balance sheet, the average balance of savings accounts increased by $10,056,000, from $18,219,000 for the year ending June 30, 2002 to $28,275,000 for the year ending June 30, 2003. This increase was more than offset by a decline in the interest rate paid on those accounts, the average rate paid on savings accounts decreased by 115 basis points, from 2.10% during 2002 to 0.95% during 2003. Interest expense on FHLB advances was $3,673,000, $533,000 or 12.7% lower than the $4,206,000 recorded in the year ended June 30, 2002. Also illustrated in the accompanying average balance sheet, the average balance of FHLB advances declined by $7,199,000, from $79,088,000 for the year ended June 30, 2002 to $71,889,000 for the year ended June 30, 2003. In addition, the average rate paid on those FHLB advances decreased by 21 basis points, from 5.32% during 2002 to 5.11% during 2003. These declines were somewhat offset by a slight increase in interest expense on the Company's demand deposit accounts as depositors chose to invest proceeds from maturing certificates into short-term accounts. Accordingly, the average balance of the Company's interest-bearing NOW and money market accounts increased $13,304,000, from $35,117,000 for the year ended June 30, 2002, to $48,421,000 for the year ended June 30, 2002

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

AVERAGE BALANCE SHEET

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are daily average balances.

                                                        Year Ended June 30, (Dollar Amounts in Thousands)
                               -----------------------------------------------------------------------------------------------------
                                             2003                                2002                              2001
                               -----------------------------------------------------------------------------------------------------
                               Average                      Yield/  Average                 Yield/   Average                  Yield/
                               Balance     Interest         Rate    Balance     Interest    Rate     Balance     Interest     Rate
Assets:
Interest-earning assets:
  Interest-earning demand
    deposits                   $ 10,985    $    128         1.17%   $  1,144    $     17    1.49%    $  1,446    $     75      5.19%
Investment securities             9,392         207         2.20       1,256          87    6.93        1,551         106      6.83
Loans, including
  nonaccrual loans              183,363      13,397         7.31     200,649      15,548    7.75      196,338      15,828      8.06
Federal Home Loan Bank, stock     5,139         221         4.30       4,897         266    5.43        4,468         329      7.36
                               --------    --------                 --------    --------             --------    --------
    Total interest-earning
      assets                    208,879      13,953         6.68     207,946      15,918    7.65      203,803      16,338      8.02
Noninterest earning assets       11,052    --------                    9,785    --------                7,839    --------
                               --------                             --------                         --------
    Total assets               $219,931                             $217,731                         $211,642
                               ========                             ========                         ========

Liabilities and
  stockholders'equity:
Interest-bearing liabilities:
  NOW and money market
    accounts                   $ 48,421    $    595         1.23%   $ 35,117         547    1.56%    $ 21,964    $    437      1.99%
  Savings accounts               28,275         268         0.95      18,219         383    2.10       14,133         314      2.22
  Certificates of deposit        37,511       1,364         3.64      53,687       2,416    4.50       55,514       3,354      6.04
                               --------    --------                 --------    --------             --------    --------
    Total interest-bearing
      deposits                  114,207       2,227         1.95     107,023       3,346    3.13       91,611       4,105      4.48
Federal Home Loan Bank,
  advances                       71,889       3,673         5.11      79,088       4,206    5.32       85,088       5,287      6.21
                               --------    --------                 --------    --------             --------    --------
    Total interest-bearing
      liabilities               186,096       5,900         3.17     186,111       7,552    4.06      176,699       9,392      5.32
                               --------    --------                 --------    --------             --------    --------
Other liabilities                 8,559                                9,018                           14,546
                               --------                             --------                         --------
Stockholder's equity,
  including equity from
  ESOP shares                    25,276                               22,602                           20,397
                               --------                             --------                         --------
    Total liabilities and
      stockholders' equity     $219,931                             $217,731                         $211,642
                               ========                             ========                         ========
Net interest-earning assets    $ 22,783                             $ 21,835                         $ 27,104
                               ========                             ========                         ========
Net interest rate spread (1)               $  8,053         3.51%               $  8,366    3.59%                $  6,946      2.70%
                                           ========                             ========                         ========
Net interest margin (2)                                     3.86%                           4.02%                              3.41%
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities   112.24%                              111.73%                          115.34%
                               ========                             ========                         ========

(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

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

                                                           Year Ended June 30
                              ----------------------------------------------------------------------------------
                                     2003 vs 2002                                2002 vs 2001
                              ----------------------------------------------------------------------------------
                              Increase (Decrease) Due to     Total        Increase (Decrease) Due to     Total
                              --------------------------   Increase       --------------------------    Increase
                                  Volume      Rate        (Decrease)           Volume         Rate     (Decrease)
                              ----------------------------------------------------------------------------------
Interest-earning assets:
Demand deposits                 $   115      $   (4)      $     111          $     (13)     $   (45)   $     (58)
Investment securities               216         (96)            120                (20)           1          (19)
Loans                            (1,293)       (858)         (2,151)               343         (623)        (280)
FHLB, stock                          13         (58)            (45)                29          (92)         (63)
                              ----------------------------------------------------------------------------------
Total interest-earning
    assets                         (949)     (1,016)         (1,965)               338         (758)        (420)
                              ----------------------------------------------------------------------------------
Interest-bearing liabilities:
NOW and money market
    accounts                        179        (131)             48                220         (110)         110
Savings                             153        (268)           (115)                87          (18)          69
Certificates of deposit            (643)       (409)         (1,052)              (107)        (831)        (938)
FHLB advances                      (372)       (161)           (533)              (355)        (726)      (1,081)
                              ----------------------------------------------------------------------------------
Total interest-bearing
    liabilities                    (683)       (969)         (1,652)              (155)      (1,685)      (1,840)
                              ----------------------------------------------------------------------------------

Increase (decrease) in net
    interest income             $  (267)     $  (46)      $    (313)         $     493      $   927    $   1,420
                              ==================================================================================

THE PROVISION FOR LOAN LOSSES was $140,000 for the year ended June 30, 2003 compared to $138,000 for the same period in 2002. The provision for both periods reflects management's analysis of the Company's loan portfolio based on information that is currently available to it at such time. In particular, management considers the level of non-performing loans and potential problem loans. Total charge-offs for 2003 were $189,000 compared to $111,000 during 2002. The charge-offs recorded in both periods related to several loans. While the Company's management believes that the allowance for loan losses is sufficient based upon information currently available to it, no assurances can be made that future events, conditions, or regulatory directives will not result in increased provisions for loan losses which may adversely effect income.

NONINTEREST INCOME totaled $1,693,000 for the year ended June 30, 2003, $132,000, or 8.5%, higher than the $1,561,000 recorded for the year ended June 30, 2002. This increase was primarily attributable to fees related to services provided to deposit customers which increased $190,000, from $612,000 for the year ended June 30, 2002 to $802,000 for the year ended June 30, 2003 which was largely attributable to the migration from certificates of deposit to demand deposit accounts previously mentioned and an increase in other noninterest income of $36,000, from $188,000 for the year ended June 30, 2002 to $224,000 for the year ended June 30, 2003, which was largely attributable to fees earned from transactions initiated by non-deposit customers at the Bank's ATM's. These increases were partially offset by a decline in revenue generated by the Bank's trust department of $88,000 from $761,000 for the year ended June 30, 2002 to $673,000 for the year ended June 30, 2003. The reduction in trust department revenue was the result of a decline in "average assets under management" related to the downturn in the financial markets.

[PEOPLE OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

NONINTEREST EXPENSE remained fairly stable at $5,723,000 for the year ended June 30, 2003, $16,000 or 0.3% higher than the $5,707,000 reported for the year ended June 30, 2002, as increased data processing fees and other expenses were offset by a decline in professional fees.

Data processing expense totaled $533,000 for 2003 and $413,000 for 2002, an increase of $120,000 or 29.1%. This increase was primarily attributable to $25,000 increase in computer maintenance expense, a $30,000 increase in software expense and a $58,000 increase in depreciation.

Professional fees expenses were $183,000 for the year ended June 30, 2003, $221,000 or 54.7% less than the $404,000 reported for the year ended June 30, 2002. Legal fees decreased $126,000 from $178,000 during 2002 to $52,000 during 2003 while audit and accounting fees decreased $43,000, from $130,000 to $87,000. The decline in professional fees was primarily attributable to expenses incurred during the formation of the Company during fiscal 2002 and the ongoing regulatory reporting subsequent to its formation coupled with the Company assuming much of the responsibility for its regulatory filings rather than outsourcing it to its professional advisors during fiscal 2003.

Other expenses remained fairly stable at $1,414,000 for the year ended June 30, 2003, $54,000 or 4.0% greater than the $1,360,000 reported for the year ended June 30, 2002. While this increase was attributable to small increases in several miscellaneous expense categories, increases in employee education, State of Ohio examination fees, organization dues and credit card and merchant related processing fees contributed to the majority of the increase during 2003.

INCOME TAX EXPENSE Total income tax expense was $1,339,000 (an effective tax rate of 34.5%) for the year ended June 30, 2003, compared to $1,407,000 (an effective tax rate of 34.5%) during the year ended June 30, 2002.

FINANCIAL CONDITION

Total consolidated assets of the Company at June 30, 2003 were $207,349,000, compared to $219,922,000 at June 30, 2002, a decrease of $12,573,000 or 5.7%.

NET LOANS declined $41.1 million or 20.4%, from $201.72 million at June 30, 2002, to $160.61 million at June 30, 2003. The following table illustrates changes in the Bank's loan portfolio by category at June 30 of each year presented.

                                                  BALANCE JUNE 30,      BALANCE JUNE 30,         CHANGE          CHANGE
                                                        2003                 2002                  ($'S)           (%)
                                                        ----                 ----                  -----           ---
Residential single family mortgages                 $   115,175           $ 149,612            $  (34,437)        (23.0)%
Other residential and commercial mortgages               25,021              27,055                (2,034)         (7.5)
                                                    -----------           ---------            ----------         -----
                                                        140,196             176,667               (36,471)        (20.6)

Construction                                             12,802              14,660                (1,858)        (12.7)
Commercial business                                       5,573               5,529                    44           1.0
Consumer                                                  2,452               5,146                (2,694)        (52.4)
Home Improvement                                          4,772               5,774                (1,002)        (17.4)
Deposit and other                                           290                 470                  (180)        (38.3)
                                                    -----------           ---------            ----------         -----
                                                        166,085             208,246               (42,161)        (20.2)
Deferred loan fees                                         (209)               (132)                  (77)        (58.3)
Undisbursed portion of loans                             (4,405)             (5,516)                1,111          20.1
Allowance for loan losses                                  (862)               (882)                   20           2.3
                                                    -----------           ---------            ----------         -----
        Total loans, net                            $   160,609           $ 201,716            $  (41,107)         20.4 %
                                                    -----------           ---------            ----------         -----

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

While the Bank continues to be a strong residential lender throughout the communities in which it operates, as previously mentioned, management chose to curtail the Bank's mortgage originations rather than expose the Bank to what it believed to be unacceptable levels of interest rate risk. As a result, mortgage loans outstanding decreased $36,471,000 or 20.6%, from $176,667,000 for the year ended June 30, 2002 to $140,196,000 for the year ended June 30, 2003. The balance of the decline in loans from 2002 to 2003 was attributable to smaller declines in nearly all remaining categories of loans.

THE ALLOWANCE FOR LOAN LOSSES decreased from $882,000 at June 30, 2002 to $862,000 at June 30, 2003 as a result of net charge offs of $160,000, which were partially offset by a provision for loan losses of $140,000. The allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment regarding the impact of economic conditions on the portfolio.

The following table compares non-performing loans, which are loans past due 90 days or more and non-accruing loans, at June 30, 2003 and 2002, respectively

                                                      June 30,           June 30,
                                                       2003                2002
                                                       ----                ----
Non-accrual                                         $   634,000        $   352,000
Past due 90+ and still accruing                       2,559,000            637,000
                                                    -----------        -----------
Total non-performing loans                          $ 3,193,000        $   989,000
                                                    -----------        -----------

Non-performing loans increased $2,204,000, from $989,000 at June 30, 2002, to $3,193,000 at June 30, 2003. This increase can be broken down as follows; $859,000 in the 1-4 family mortgage portfolio, $267,000 in the commercial real estate loan portfolio, $375,000 in the construction loan portfolio and $747,000 in the commercial business loan portfolio. The increase in non-performing 1-4 mortgage loans is attributable to 7 relationships (two of which have been placed on non-accrual) in which the Bank is secured by first mortgages on single-family residences. The increase in non-performing commercial real estate loans is attributable to one relationship which has been placed on non-accrual and is secured by a first mortgage on a single-family rental property. The Bank has specifically reserved $25,000 against this loan. The increase in non-performing construction loans is attributable to one relationship and is secured by a first mortgage loan on a business property. The Bank has specifically reserved $11,000 against this loan. The increase in non-performing commercial business loans is attributable to one relationship (two loans) with a local manufacturer and is secured by all business assets. Subsequent to June 30, 2003, the borrower made payments sufficient to bring both loans current and is no longer considered non-performing. Management is working closely with these borrowers to bring these loans current. The ratio of the Company's allowance for loan losses to non-performing loans was 27.0% and 89.2% at June 30, 2003 and 2002, respectively. Management believes that the problems with these loans are isolated and not indicative of the loan portfolio in total.

FEDERAL HOME LOAN BANK STOCK increased $221,000 or 4.40%, from $5.05 million at June 30, 2002, to $5.27 million at June 30, 2003. This increase was entirely the result of stock dividends received during 2003.

INTEREST RECEIVABLE declined from $1.06 million at June 30, 2002 to $867,000 at June 30, 2003. This decline was almost entirely attributable to declining interest rates. While interest earning assets remained fairly stable from June 30, 2002 to June 30, 2003, the shift from longer term interest bearing assets (loans) to lower yielding short-term investments and interest-bearing cash equivalents coupled with lower overall interest rates, resulted in a 97 basis point decline in the average rate earned on those assets from 7.65% for the year ended June 30, 2002 to 6.68% for the year ended June 30, 2003.

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

DEPOSITS decreased $2.82 million or 2.3%, from $120.45 million at June 30, 2002 to $117.63 million at June 30, 2003. The following table illustrates changes in the various types of deposits at June 30 of each year presented.

                                            BALANCE              BALANCE
                                            JUNE 30,             JUNE 30,             CHANGE         CHANGE
                                              2003                2002                ($'S)            (%)
                                            --------           -----------         ------------      ------
Noninterest bearing accounts                $  5,815           $     7,111         $     (1,296)      (18.2)%
NOW accounts                                  21,700                26,314               (4,614)      (17.5)
Super NOW accounts                             1,095                   500                  595       119.0
Passbook accounts                             20,823                20,302                  521         2.6
Money market accounts                         26,763                17,448                9,315        53.4
Certificates of deposit                       41,433                48,772               (7,339)      (15.0)
                                            --------           -----------         ------------      ------
Total deposits                              $117,629           $   120,447         $     (2,818)       (2.3)%

Increases in Super NOW, passbook and money market accounts were primarily attributable to customers transferring proceeds from maturing certificates of deposit into these accounts. While the $4.6 million decline in NOW accounts was almost entirely attributable to timing differences related to one public funds depositor.

FHLB ADVANCES declined by $10.85 million or 14.5%, from $74.17 million at June 30,2002, to $63.33 million at June 30, 2003 as the Bank used proceeds generated from repayments on loans to fund maturing advances.

OTHER LIABILITIES decreased by $220,000 or 14.5%, from $1.49 million at June 30, 2002, to $1.27 million at June 30, 2003. This decrease was primarily attributable to a $211,000 decline in advance payments by borrowers from June 30, 2002 to June 30, 2003, which is consistent with the decline in single family mortgages during that same time frame.

TOTAL STOCKHOLDERS'EQUITY increased $1.25 million or 5.4%, from $23.11 million at June 30, 2002, to $24.35 million at June 30, 2003. The following table illustrates changes in stockholders'equity from June 30, 2002 to June 30, 2003.

Total stockholders'equity, June 30, 2002                       $    23,106

Net income                                                           2,545

Unrealized gain on securities AFS                                       57

Cash dividends ($0.09 per share)                                      (680)

Exercise of stock options                                              248

Tax benefit related to exercise of options                              14

Purchase of treasury shares                                           (777)

Net change in equity from ESOP shares                                 (162)
                                                               -----------
Total stockholders' equity, June 30, 2003                      $    24,351
                                                               ===========

As the table indicates, the increase was primarily the result of $2.55 million in net income for the year ended June 30, 2003 coupled with $248,000 in equity raised through the exercise of stock options. These increases were partially offset by $680,000 in dividends paid to the Company's stockholders, $777,000 in purchases of treasury stock and $162,000 related to the net change in equity related to the Company's ESOP.

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL CONDITION AND RESULTS OF OPERATIONS--COMPARISON OF YEARS ENDED JUNE 30, 2002 AND 2001

The Company reported earnings of $2,675,000 for the year ended June 30, 2002, an increase of $254,000, or 10% above the $2,421,000 reported for the same period in 2001. Basic earnings per share increased $0.03 or 9.1% from $0.33 for the year ended June 30, 2001 to $0.36 for the year ended June 30, 2002. Diluted earnings per share increased $0.03, or 9.4% from $0.32 for the year ended June 30, 2001 to $0.35 for the year ended June 30, 2002. The Company's return on average assets was 1.23% for 2002 compared to 1.14% for 2001 and the return on average equity was 11.84% for 2002 compared to 11.87% for 2001.

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

NET INTEREST INCOME was $8,367,000 for the year ended June 30, 2002, $1,421,000, or 20% higher than the $6,946,000 reported for the year ended June 30, 2001. This increase was attributable to a $1,840,000, or 1.0% decline in interest expense that was partially offset by a $420,000 decline in interest income earned during the year ended June 30, 2002. These declines were the result of the general decline in market interest rates occurring throughout fiscal 2001 and fiscal 2002. Note, the Federal Reserve Bank's (the Fed") "Open Market Committee" which establishes the Federal funds rate and the discount rate, lowered these key interest rates a total of 14 times from July 1, 2000 through June 30, 2002. The interest rates the Company charges its borrowers and pays its depositors is significantly influenced by these rates.

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

Interest expense was $7,552,000 for the year ended June 30, 2002, a decrease of $1,840,000, or 19.6% from $9,392,000 for the year ended June 30 2001, as interest expense paid on certificates of deposit and FHLB advances declined significantly in comparison to the previous year. Interest expense on certificates of deposit was $2,416,000, $938,000 or 28.0% lower than the $3,354,000 recorded in the year ended June 30, 2001. As illustrated in the accompanying average balance sheet, the average balance of certificates of deposit declined by $1,827,000, from $55,514,000 for the year ending June 30, 2001 to $53,687,000 for the year ending June 30, 2002. In addition, the average rate paid on those certificates of deposit decreased by 154 basis points, from 6.04% during 2001 to 4.50% during 2002. Interest expense on FHLB advances was $4,206,000, $1,081,000 or 20.4% lower than the $5,287,000 recorded in the year ended June 30, 2001. Also illustrated in the accompanying average balance sheet, the average balance of FHLB advances declined by $6,000,000, from $85,088,000 for the year ended June 30, 2001 to $79,088,000 for the year ended June 30, 2002. In addition, the average rate paid on those FHLB advances decreased by 89 basis points, from 6.21% during 2001 to 5.32% during 2002.

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

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

Salaries and employee benefits totaled $2,740,000 for 2002 and $2,244,000 for 2001, an increase of $496,000 or 22.1%. In addition to normal salary increases, 2002 was the first full year of operation of the Bank's Clayton branch and its 5 full time employees, which was opened in January of 2001, $114,000 was attributable to expenses related to the Company's defined benefit plan which were $179,000 for 2002 compared to $62,000 for 2001, and $60,000 was attributable to expenses related to employee health insurance which was $204,000 for 2002 compared to $146,000 for 2001.

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

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

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

The Company's interest rate risk strategy primarily consists of: (i) emphasizing the attraction and retention of core deposits, which tend to be a more stable source of funding, (ii) emphasizing the organization of adjustable rate mortgage loan products and short-term commercial loans, the origination of which is largely dependent on the market demand for such loans, (iii) when market conditions are favorable and in consideration of the regulatory requirements relating to required levels of residential loans which must be maintained by the Bank, selling fixed-rate one-to-four-family mortgage loans, (iv) investing primarily in short-term U.S. Government securities and mortgage-backed securities, and (v) using FHLB advances as a funding source when rates on FHLB advances compare favorably to local competitive deposit rates. As a traditional thrift lender, the Company has a significant amount of its earning assets invested in fixed-rate mortgages with contractual maturities greater than one year. At June 30, 2003 an aggregate of $154.85 million, or 74.7% of total assets, were invested in such assets.

The following table sets forth the change in net portfolio values of the Bank's interest-earning assets and interest-bearing liabilities at June 30, 2003, assuming changes in interest rates. The assumptions used to prepare this table are the latest available by the OTS in assessing the interest rate sensitivity of thrift institutions.

                               Change in Net Portfolio
Change in Interest Rate             Value - Dollars           Change in Net Portfolio
    (Basis Points)                     (000's)                    Value - Percent
    --------------                     -------                    ---------------
         +300                         $(3,811)                         (13)%
         +200                          (1,573)                          (5)
         +100                               2                            0
            0                               -                            -
         -100                          (1,164)                          (4)

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

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

LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY AND THE BANK

Recent legislation repealed the Office of Thrift Supervision's (the OTS) minimum liquidity ratio requirement for the Bank. Regulations now require the Bank to maintain sufficient liquidity to ensure its safe and sound operation. The Bank's regulatory liquidity was 18.00% and 5.58% at June 30, 2003 and 2002, respectively. The primary source of funding for the Company is dividend payments from the Bank. Dividend payments by the Bank are used by the Company to meet operating expenses and pay dividends to its stockholders.

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

At June 30, 2003, the Bank had no outstanding commitments to originate loans, unused lines of credit of $2,114,000 and standby letters of credit of $296,000. As of June 30, 2003, certificates of deposit scheduled to mature in one year or less totaled $30,890,000. Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. Management anticipates that the Bank will continue to have sufficient funds, through deposits, borrowings, and normal operations to meet its commitments.

The Bank is required by OTS regulations to meet certain minimum capital requirements. At June 30, 2002, the Bank exceeded all of its regulatory capital requirements with tangible and tier 1 capital both at $23,853,000 or 11.6% of adjusted total assets, and risk-based capital at $24,715,000 or 17.6% of risk-weighted assets. The required minimum ratios 1.5% for tangible capital to adjusted total assets, 4.0% for tier 1 capital to adjusted total assets and 8.0% for risk-based capital to risk-weighted assets. See "Regulatory Matters" in the accompanying notes to the consolidated financial statements for the Bank's capital calculations as of June 30, 2003 and 2002.

The Bank's most liquid assets are cash and cash equivalents. The level of cash and cash equivalents is dependent on the Bank's operating, financing lending and investing activities during any given period. At June 30, 2003, the Bank's cash and cash equivalents totaled $15,835,000. The Company's and Bank's future short-term requirements for cash are not expected to significantly change. However, in the event that the Bank should require funds in excess of its ability to generate them internally, additional sources of funds are available, including additional FHLB advances. With no parent company debt and sound capital levels, the Company should have many options available for satisfying its longer-term cash needs such as borrowing funds, raising equity capital and issuing trust preferred securities.

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

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

The primary assets and liabilities of financial institutions such as the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

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

IMPACT OF CURRENT ACCOUNTING ISSUES

Accounting for Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", which amends SFAS No. 123, "Accounting for Stock-Based Compensation". This statement provides the alternative methods of transition for a voluntary change to a fair-value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The expanded annual disclosure requirements and the transition provisions are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. SFAS No. 148 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

Accounting Guarantees of Indebtedness of Others

In November 2002, the FASB issued Financial Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing a guarantee, and also expands the related disclosures. The provisions of initial recognition are effective for guarantees issued or modified after December 31, 2002. Management believes that the adoption of FIN 45 will not have a significant impact on the Company's consolidated financial statements.

Consolidation of Variable Interest Entities

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities". FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. FIN 46 is not expected to have a material effect on the Company's consolidated financial statements.

Derivative Instruments and Hedging Activities

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivative, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group (DIG) and in other FASB projects or deliberations. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this standard is not expected to have a material effect on the Company's consolidated financial statements.

Financial Instruments with Characteristics of Both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this standard did not have a material effect on the Company's consolidated financial statements.

[PEOPLES OHIO LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

                         MARKET AND DIVIDEND INFORMATION

As of June 30, 2003, the Company had approximately 700 holders of record of its common stock. The Company's common stock is traded on the over-the-counter stock market under the symbol "POHF." Sweeney Cartwright & Co. and Robert W. Baird, Investments act as market makers for the Company's stock. Although the Company does not have knowledge of the prices paid in all transactions, according to information furnished by brokers who deal in the Company's common stock, the following price ranges recorded for the periods shown.

                           MARKET PRICE PER SHARE (1)

                MARKET PRICE
                ------------           CASH
              LOW         HIGH       DIVIDENDS
             ------      ------      ---------
FISCAL
2003
1st Qtr.     $ 3.11      $ 3.70       $ 0.045
2nd Qtr.       3.35        3.70            --
3rd Qtr.       3.62        4.10         0.045
4th Qtr.       4.00        4.25            --

FISCAL
2002
1st Qtr.     $ 2.85      $ 3.92       $ 0.030
2nd Qtr.       3.21        4.68            --
3rd Qtr.       3.07        3.71         0.035
4th Qtr.       3.07        3.85            --

(1) Any payment of dividends will be subject to certain restrictions. See Note 11 to Consolidated Financial Statements.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes the Company's equity compensation plans as of June 30, 2003:

                                                                                            Number of Securities
                                                                                           Remaining Available for
                            Number of Securities     Weighted Average                       Future Issuance Under
                              to be Issued Upon      Exercise Price of                    Equity Compensation Plans
                             Exercise of Options    Outstanding Options        (excluding securities included in first column)
                            --------------------    -------------------        -----------------------------------------------
Equity compensation
    plans approved by
    shareholders                   753,327                                                        555,500

Equity compensation
    plans not approved
    by shareholders                     --                  --                                         --
                                   -------                                                        -------

       Total                       753,327                                                        555,500
                                   =======                                                        =======

[PEOPLES OHIO LOGO] DIRECTORS AND OFFICERS

                       PEOPLES OHIO FINANCIAL CORPORATION

                                    DIRECTORS

DONALD COOPER-CHAIRMAN
President
Captor Corporation
Tipp City, Ohio

RONALD B. SCOTT
President and Chief Executive Officer
Peoples Savings Bank of Troy
Troy, Ohio

RICHARD W. KLOCKNER
President
Klockner & Associates
A Civil Engineering Company
Troy, Ohio

WILLIAM J. MCGRAW III
Attorney & President
Dungan & LeFevre Co., L.P.A.
Troy, Ohio
(Law Firm Which Represents
Peoples Ohio Financial Corporation)

THOMAS E. ROBINSON
Retired Executive
Troy, Ohio

JAMES S. WILCOX
Retired Chief Financial Officer
PMI Food Equipment Group
Troy, Ohio


                          PEOPLES SAVINGS BANK OF TROY

                                    DIRECTORS

G. JOSEPH REARDON-CHAIRMAN
Retired President, Reardon & Associates
Manufacturing Representative
Troy, Ohio

RONALD B. SCOTT
President and Chief Executive Officer
Peoples Savings Bank of Troy
Troy, Ohio

DOUGLAS HAINES
President
Buckeye Mutual Insurance Group
Piqua, Ohio

PETER E. JENKINS
Mayor of the City of Troy
Troy, Ohio.

WILLIAM J. MCGRAW III
Attorney & President
Dungan & LeFevre Co., L.P.A.
Troy, Ohio
(Law Firm Which Represents
Peoples Savings Bank of Troy)

WILLIAM E. LUKENS
President & Majority Owner
Stillwater Technologies, Inc
A Contract Manufacturing Firm
Troy, Ohio

THOMAS E. ROBINSON
Retired Executive
Troy, Ohio

JAMES S. WILCOX
Retired Chief Financial Officer
PMI Food Equipment Group
Troy, Ohio

RICHARD W. WALLACE
President
Hartzell Fan, Inc
Piqua, Ohio

                                    OFFICERS

RONALD B. SCOTT
President &
Chief Executive Officer

RICHARD J. DUTTON
Vice President
Chief Financial Officer

B. ANNE MERCER
Vice President
Chief Lending Officer

PHILLIP JONES
Vice President
Trust Division

LINDA A. DANIEL
Vice President
Marketing/Administration

RICHARD K. BENDER
Vice President
Technology/Operations

ANNETTE L. GLADMAN
Assistant Vice President

MARK R. WALTERSHEIDE
Trust Officer

CORNELIA E. TINKLER
Trust Officer

ROGER J. BORCHERS
Trust Operations Officer

ADVISORY DIRECTORS
Tony Wendeln
CPA/CEO
Murray, Wells, Wendeln
Robinson, CPAs, Inc.
Piqua, Ohio

Dr. Kenneth Yowell
President
Edison Community College
Piqua, Ohio

DIRECTOR EMERITUS
William E. Eickhoff
Retired President
Peoples Director 1977-1996

LEGAL COUNSEL
Dungan & LeFevre Co., LPA
210 W. Main Street
Troy, Ohio  45373

Squire, Sanders & Dempsey L.L.P.
Huntington Center
41 South High Street
Columbus, Ohio  43215

AUDITORS
BKD, LLP
312 Walnut Street, Suite 300
P.O. Box 5367
Cincinnati, Ohio 45201-5367

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

[PEOPLES OHIO LOGO] PEOPLES SAVINGS

BANKING CENTERS/ATMS

         MAIN OFFICE
         635 South Market Street
         Troy, Ohio
         937-339-5000

         WESTSIDE
         1580 West Main Street
         Troy, Ohio
         937-339-5000

         NORTHSIDE
         927 North Market Street
         Troy, Ohio
         937-339-5000

         ATM
         Goodrich Corporation
         Employee Area
         Troy, Ohio

         PIQUA
         126 High Street
         Piqua, Ohio
         937-778-2888

         ATM
         El Sombrero Restaurant
         Howard Johnson Motel
         I-75 at US 36, Piqua

         CLAYTON
         8265 North Main Street
         Dayton, Ohio
         937-454-2200

         ATM
         Clayton Government Center
         Taywood Road
         Clayton

         ATM
         Randolph Plaza Center
         N. Main Street
         Clayton

TRUST OFFICES

         14 Weston Road
         Troy, Ohio
         937-335-8760

         126 High Street
         Piqua, Ohio
         937-773-9290

         8265 North Main Street
         Dayton, Ohio
         937-454-2200