Form 10-K, Exhibit 13
period 2004-06-30
PEOPLES OHIO FINANCIAL CORP
filed 2004-09-24
CIK 1157843

                                                                      EXHIBIT 13

                   [PEOPLES OHIO FINANCIAL CORPORATION LOGO]

                                  Peoples Ohio
                             Financial Corporation

                                      2004
                                 Annual Report

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] PEOPLES SAVINGS

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

         ATM
         Caven Meats
         US 36, Piqua

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

                   [PEOPLES OHIO FINANCIAL CORPORATION LOGO]

Dear Shareholder:

Fiscal 2004 was a year of challenges and opportunities for Peoples Ohio Financial Corporation (OTC:POHF) and Peoples Savings Bank (Troy-Piqua-Clayton).

As the financial services industry experienced the continuation of an unparalled interest rate environment, Peoples boldly implemented strategic initiatives designed to intentionally reposition the bank's balance sheet. Remembering the historical lessons learned by savings and loan organizations during the adverse rate environment in the 1980s, we decided to proactively "shrink" the bank in a controlled, planned way.

A key strategy was to mitigate the effect of the prolonged low interest rate environment by divesting ourselves of long-term fixed-rate assets (primarily 30-year fixed rate mortgages) in favor of short-term interest-earning assets (primarily investment securities with weighted-average maturities from 1 to 3 years). Using this approach, Peoples Savings Bank actually adjusted its loan portfolio to reflect a $50 million reduction over the past two years. We believe that this strategy reduced the bank's exposure to interest risk and now better positions the bank as interest rates begin to rise.

During the last quarter of Fiscal 2004, Peoples was already working to re-establish our historic role as one of the top lenders in Troy and Miami County. We returned to a strategy which has served us extremely well in the past...finance housing developments, then finance the related construction loans, and finally, acquire the consumer mortgage loan business generated by the newly-constructed housing. Building on long-standing relationships with area developers and builders, we have aggressively marketed competitive financing packages and are currently funding 10 major housing developments in Troy and Miami County. Now working in a rising interest rate environment, we believe that the strength of the local area economy will contribute to our success in again growing loan volume and revenue.

Another important area of strategic initiative in Fiscal 2004 was a real focus on non-interest income, which grew to $2,174,000. This compares to $1,693,000 recorded for the previous fiscal year, reflecting an increase of $481,000 or 28.4%. While it is difficult for small banks to do so, Peoples has been able to initiate new services which not only greatly benefit customers, but also generate income for the bank. Such services being offered by Peoples include: remittance processing; check imaging; check printing (for consumers and businesses); overdraft privilege; and electronic processing.

The overall level of performance of this financial organization has been very high in recent years when compared to its peer group. While the Fiscal 2004 year was an intentionally different one in terms of profitability, our performance remained competitive. The total earnings for Fiscal 2004 were $1,631,000 or $0.22 per diluted share as compared to Fiscal 2003 earnings of $2,545,000 or $0.33 per diluted share. When comparing important key indicators like return on assets (ROA), which was .82% and return on equity (ROE) which was 6.57%, Peoples remains in the mid-range to high-range when compared to peers.

                   [PEOPLES OHIO FINANCIAL CORPORATION LOGO]

In addition, shareholder value has remained a top priority. Shares of Peoples stock, which rose almost 40% in Fiscal 2003, has held a similar value in Fiscal 2004. We believe the continuation of previously implemented program of buying back stock and increasing dividends has benefited our shareholders significantly.

As with many financial organizations, Peoples has experienced some turnover in personnel. As we previously addressed with the loan area, we recruited top-notch professionals for the trust area. With the expertise now available, the services of that area are now being expanded to include investment and other wealth management services. Overall, we believe that our current team of board, management, and staff is probably the most experienced and capable in the history of the organization.

It must be noted that we lost an important member of that team with the recent passing of Bank Board President G. Joseph Reardon. On the board since 1984 and serving as president since 1989, Joe served and led with dedication, enthusiasm, and vision. He will be missed and remembered for his service and friendship.

Peoples Ohio Financial Corporation and Peoples Savings Bank will continue to have success by remaining true to our values as a local financial organization while continually reinventing ourselves to meet constantly changing customer needs and market conditions. To remain competitive, we must aggressively market and brand Peoples...reinforcing the fact that "the local bank" represents an important difference in the way financial services are provided. As result, we believe that profitability and shareholder value will be achieved.

/s/ Ronald B. Scott
Ronald B. Scott
President/CEO

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] SELECTED CONSOLIDATED FINANCIAL DATA

                                                                       At June 30,
                                       ------------------------------------------------------------------------
                                         2004            2003             2002            2001          2000
                                       --------        ---------       ----------        -------      ---------
                                                                      (In thousands)
BALANCE SHEET DATA:

Total amount of:
    Assets                             $193,196         $207,349         $219,922       $214,841       $205,140
    Loans, net                          150,735          160,609          201,716        197,483        189,878
    Deposits                            114,223          117,629          120,447        108,398        109,461
    FHLB advances                        53,295           63,329           74,174         83,522         74,726
    Stockholders' equity                 24,391           24,351           23,106         21,002         18,702

                                                                  Year ended June 30,
                                       ------------------------------------------------------------------------
                                         2004             2003            2002             2001         2000
                                       --------        ---------       ----------        --------     ---------
                                                       (In thousands, except per share data)
STATEMENT OF INCOME DATA:

    Total interest income              $ 11,095        $  13,953       $   15,918        $ 16,338     $  14,598
    Total interest expense                4,144            5,900            7,551           9,392         7,931
    Net interest income                   6,951            8,054            8,367           6,946         6,667
    Provision for loan losses               330              140              138               -            30
    Non-interest income                   2,174            1,693            1,561           1,485         1,374
    Non-interest expense                  6,420            5,723            5,707           4,737         4,268
    Net income                            1,631            2,545            2,675           2,421         2,480

PER SHARE DATA:

    Basic earnings                     $   0.22        $    0.34       $     0.36        $   0.33     $    0.33
    Diluted earnings                       0.22             0.33             0.35            0.32          0.31
    Cash dividends                         0.12             0.09            0.065            0.03          0.03
    Year-end book value                    3.34             3.27             3.11            2.82          2.52
    Year-end market value                  4.16             4.20             3.35            3.00          4.13

KEY RATIOS:

    Return on average assets               0.82%            1.16%            1.23%           1.14%         1.28%
    Return on average equity               6.57            10.07            11.84           11.87         13.62
    Average equity to average assets      12.20            11.49            10.38            9.64          9.37
    Net interest margin                    3.59             3.86             4.02            3.41          3.56
    Efficiency ratio (1)                  70.36            58.70            57.50           56.20         53.10
    Dividend payout ratio (2)             54.55            26.47            18.06            9.09          9.09

---------------------------------------

(1) Represents noninterest expense as a percentage of the sum of net interest income and noninterest income.

(2)   Represents dividends per share divided by basic earnings per share.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] INDEPENDENT ACCOUNTANTS' REPORT

[BKD LLP LOGO]

To the Audit Committee,
Board of Directors and Stockholders
Peoples Ohio Financial Corporation
Troy, Ohio

We have audited the accompanying consolidated balance sheets of Peoples Ohio Financial Corporation as of June 30, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Ohio Financial Corporation as of June 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Cincinnati, Ohio
August 4, 2004

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] CONSOLIDATED BALANCE SHEETS

                             JUNE 30, 2004 AND 2003

                                                                             2004            2003
                                                                        -------------    -------------
ASSETS
   Cash and cash equivalents                                            $  10,875,107    $  15,835,436
   Held-to-maturity securities (fair value of $543,000 and $824,000)          516,429          779,425
   Available-for-sale securities                                           15,725,636       16,687,228
   Loans, net of allowance for loan losses of $1,047,887 and $862,235     150,734,679      160,608,931
   Premises and equipment                                                   4,399,413        4,654,915
   Federal Home Loan Bank stock                                             5,487,000        5,272,800
   Interest receivable                                                        730,940          867,150
   Cash surrender value of life insurance                                   4,196,239               --
   Other assets                                                               530,095        2,643,035
                                                                        -------------    -------------

           Total assets                                                 $ 193,195,538    $ 207,348,920
                                                                        =============    =============
LIABILITIES
   Deposits                                                             $ 114,223,395    $117, 629,404
   FHLB advances                                                           53,295,390       63,328,746
   Interest payable                                                            63,091          134,575
   Other liabilities                                                          756,830        1,274,964
                                                                        -------------    -------------

           Total liabilities                                              168,338,706      182,367,689
                                                                        -------------    -------------
COMMITMENTS AND CONTINGENCIES

EQUITY FROM ESOP SHARES                                                       465,999          630,279
                                                                        -------------    -------------
STOCKHOLDERS' EQUITY
   Preferred stock, no par value, 1,000,000 shares authorized;
     none issued or outstanding
   Common stock, no par value
     Authorized -- 15,000,000 shares
     Issued -- 7,583,652 shares                                             7,471,633        7,433,586
   Additional paid-in capital                                                  24,424          186,600
   Retained earnings                                                       18,094,209       17,317,411
   Accumulated other comprehensive income                                       1,474           56,616
   Treasury stock, at cost
     Common, 2004 -- 287,424 shares, 2003 -- 155,441 shares                (1,200,907)        (643,261)
                                                                        -------------    -------------

           Total stockholders' equity                                      24,390,833       24,350,952
                                                                        -------------    -------------

           Total liabilities and stockholders' equity                   $ 193,195,538    $ 207,348,920
                                                                        =============    =============

See Notes to Consolidated Financial Statements

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] CONSOLIDATED STATEMENTS OF INCOME

                    YEARS ENDED JUNE 30, 2004, 2003 AND 2002

                                                            2004             2003               2002
                                                        ------------     ------------      ------------
INTEREST INCOME
   Loans receivable                                     $ 10,271,265     $ 13,396,877      $ 15,548,316
   Investment securities                                     540,678          206,722            86,713
   Other interest and dividend income                        282,593          349,588           282,601
                                                        ------------     ------------      ------------
            Total interest income                         11,094,536       13,953,187        15,917,630
                                                        ------------     ------------      ------------

INTEREST EXPENSE
   Deposits                                                1,241,664        2,226,509         3,345,544
   Borrowings                                              2,902,008        3,673,164         4,205,509
                                                        ------------     ------------      ------------
            Total interest expense                         4,143,672        5,899,673         7,551,053
                                                        ------------     ------------      ------------

NET INTEREST INCOME                                        6,950,864        8,053,514         8,366,577
   Provision for loan losses                                 329,901          140,000           138,000
                                                        ------------     ------------      ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
   LOSSES                                                  6,620,963        7,913,514         8,228,577
                                                        ------------     ------------      ------------
NON-INTEREST INCOME
   Fiduciary activities                                      559,441          673,019           761,310
   Service charges on deposit accounts and other           1,126,369          802,451           612,053
   Net realized gain (loss) on sale
     of available-for-sale securities                         67,738           (6,597)               --
   Increase in cash surrender value
     of life insurance                                       198,628            8,768                --
   Other income                                              221,958          215,456           187,907
                                                        ------------     ------------      ------------
            Total non-interest income                      2,174,134        1,693,097         1,561,270
                                                        ------------     ------------      ------------

NON-INTEREST EXPENSES
   Salaries and employee benefits                          2,915,187        2,761,617         2,739,747
   Net occupancy expenses                                    449,861          408,020           409,104
   Equipment expenses                                        153,627          170,332           148,353
   Data processing fees                                      636,512          532,802           413,148
   Professional fees                                         404,837          224,644           404,102
   Advertising expenses                                      155,857          111,217           146,744
   State of Ohio franchise taxes                             282,380          252,880           233,154
   Other expenses                                          1,421,992        1,261,238         1,212,854
                                                        ------------     ------------      ------------
            Total non-interest expenses                    6,420,253        5,722,750         5,707,206
                                                        ------------     ------------      ------------

INCOME BEFORE INCOME TAX                                   2,374,844        3,883,861         4,082,641
   Income tax expense                                        744,038        1,338,819         1,407,255
                                                        ------------     ------------      ------------

NET INCOME                                              $  1,630,806     $  2,545,042      $  2,675,386
                                                        ============     ============      ============

BASIC EARNINGS PER SHARE                                $       0.22     $       0.34      $       0.36
                                                        ============     ============      ============

DILUTED EARNINGS PER SHARE                              $       0.22     $       0.33      $       0.35
                                                        ============     ============      ============

See Notes to Consolidated Financial Statements

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 2004, 2003 AND 2002

                                                                                      ACCUMULATED
                                        COMMON        ADDITIONAL                         OTHER
                                         STOCK         PAID-IN        RETAINED       COMPREHENSIVE      TREASURY
                                        AMOUNT         CAPITAL        EARNINGS           INCOME          STOCK           TOTAL
                                      -----------    -----------     -----------     -------------    ------------    ------------
BALANCES, JULY 1, 2001                $ 7,312,484    $   203,084     $13,486,105                                      $ 21,001,673
    Net income                                                         2,675,386                                         2,675,386
    Cash dividends
      ($.065 per share)                                                 (483,577)                                         (483,577)
    Net change in equity
      from ESOP shares                    (12,750)                       (74,471)                                          (87,221)
                                      -----------    -----------     -----------                                      ------------

BALANCES, JUNE 30, 2002                 7,299,734        203,084      15,603,443                                        23,106,261
    Net income                                                         2,545,042                                         2,545,042
    Change in unrealized gain (loss)
      on securities available for
      sale, net of reclassification
      adjustment and tax effect                                                      $      56,616                          56,616
                                                                                                                      ------------
          Total comprehensive
             income                                                                                                      2,601,658
    Cash dividends
      ($.09 per share)                                                  (679,664)                                         (679,664)
    Exercise of stock options             144,002        (30,284)                                     $    133,974         247,692
    Purchase of treasury shares                                                                           (777,235)       (777,235)
    Tax benefit of stock options                          13,800                                                            13,800
    Net change in equity from
      ESOP shares                         (10,150)                      (151,410)                                         (161,560)
                                      -----------    -----------     -----------     -------------    ------------    ------------

BALANCES, JUNE 30, 2003                 7,433,586        186,600      17,317,411            56,616        (643,261)     24,350,952
    Net income                                                         1,630,806                                         1,630,806
    Change in unrealized gain
      (loss) on securities
      available for sale, net of
      reclassification adjustment
      and tax effect                                                                       (55,142)                        (55,142)
                                                                                                                      ------------
           Total comprehensive
              income                                                                                                     1,575,664
    Cash dividends
      ($.12 per share)                                                  (880,419)                                         (880,419)
    Exercise of stock options                           (186,600)        (99,822)                          547,544         261,122
    Purchase of treasury shares                                                                         (1,105.190)     (1,105,190)
    Tax benefit of stock options                          24,424                                                            24,424
    Net change in equity from
      ESOP shares                          38,047                        126,233                                           164,280
                                      -----------    -----------     -----------     -------------    ------------    ------------

BALANCES, JUNE 30, 2004               $ 7,471,633    $    24,424     $18,094,209     $       1,474    $ (1,200,907)   $ 24,390,833
                                      ===========    ===========     ===========     =============    ============    ============

See Notes to Consolidated Financial Statements

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED JUNE 30, 2004, 2003 AND 2002

                                                                        2004           2003            2002
                                                                   ------------    ------------    ------------
OPERATING ACTIVITIES
    Net income                                                     $  1,630,806    $  2,545,042    $  2,675,386
    Items not requiring (providing) cash
       Provision for loan losses                                        329,901         140,000         138,000
       Depreciation and amortization                                    389,845         393,970         337,089
       Amortization of deferred loan fees                              (184,836)       (120,146)       (149,793)
       Deferred income tax                                              106,000          74,000         107,000
       Investment securities amortization, net                          126,050          44,885           1,849
       Federal Home Loan Bank stock dividends                          (214,200)       (221,200)       (265,700)
       Net realized (gain) loss on available-for-sale securities        (67,738)          6,597              --
       Increase in cash surrender value of life insurance              (196,239)             --              --
    Net change in
       Interest receivable                                              136,210         192,400         (33,037)
       Interest payable                                                 (71,484)        (96,811)        (28,427)
       Other assets                                                   2,137,364      (1,985,529)        264,196
       Other liabilities                                               (595,728)       (323,756)        109,952
                                                                   ------------    ------------    ------------

              Net cash provided by operating activities               3,525,951         649,452       3,156,515
                                                                   ------------    ------------    ------------
INVESTING ACTIVITIES
    Purchases of available for sale securities                      (19,373,945)    (22,020,584)             --
    Proceeds from maturities of available-for-sale securities           953,476         210,000              --
    Proceeds from sale of available-for-sale securities              19,240,005       5,158,116              --
    Proceeds from maturities of securities held to maturity             263,192         341,910         361,306
    Net change in loans                                               9,729,187      41,087,266      (4,380,127)
    Purchases of premises and equipment                                (134,343)       (399,173)       (792,943)
    Purchase of life insurance contracts                             (4,000,000)             --              --
                                                                   ------------    ------------    ------------

              Net cash provided (used) by investing activities        6,677,572      24,377,535      (4,811,764)
                                                                   ------------    ------------    ------------
FINANCING ACTIVITIES
    Net change in
       Interest-bearing demand and savings deposits                   8,098,991       4,522,222      18,942,142
       Certificates of deposit                                      (11,505,000)     (7,339,420)     (6,893,874)
       Short-term advances                                                                   --     (30,000,000)
    Proceeds of FHLB advances                                        62,500,000              --      41,000,000
    Repayment of FHLB advances                                      (72,533,356)    (10,845,663)    (20,347,152)
    Cash dividends                                                     (880,419)       (679,664)       (483,577)
    Purchase of stock                                                (1,105,190)       (777,235)             --
    Proceeds from exercise of stock options                             261,122         247,692              --
                                                                   ------------    ------------    ------------
              Net cash provided (used) by financing activities      (15,163,852)    (14,872,068)      2,217,539
                                                                   ------------    ------------    ------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                              (4,960,329)     10,154,919         562,290

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                         15,835,436       5,680,517       5,118,227
                                                                   ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                             $ 10,875,107    $ 15,835,436    $  5,680,517
                                                                   ============    ============    ============
ADDITIONAL CASH FLOWS INFORMATION
    Interest paid                                                  $  4,215,156    $  5,996,484    $  7,579,481
    Income tax paid                                                     744,279       1,164,014       1,321,715
    Transfers from loans to other real estate owned                          --              --         158,784

See Notes to Consolidated Financial Statements

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Table Dollar Amounts in Thousands)

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

      CASH EQUIVALENTS

            The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At June 30, 2004 and 2003, cash equivalents consisted of interest-bearing demand deposits.

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

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Table Dollar Amounts in Thousands)

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

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Table Dollar Amounts in Thousands)

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

      STOCK OPTIONS

            At June 30, 2004, the Company has a stock-based employee compensation plan, which is described more fully in Note 13. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation. The proforma effect on income for 2004 and 2003 includes the effect of forfeitures.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Table Dollar Amounts in Thousands)

                                                YEAR ENDED JUNE 30
                                           2004        2003        2002
                                        ---------    ---------   ---------
Net income, as reported                 $   1,631    $   2,545   $   2,675
Less: Total stock-based employee
    compensation cost determined
    under the fair value based method,
    net of income taxes                       (37)           6        (129)
                                        ---------    ---------   ---------

Pro forma net income                    $   1,594    $   2,551   $   2,546
                                        =========    =========   =========
Earnings per share:
    Basic - as reported                      0.22         0.34        0.36
    Basic - pro forma                        0.22         0.34        0.34
    Diluted - as reported                    0.22         0.33        0.35
    Diluted - pro forma                      0.21         0.33        0.33

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

NOTE 3: RESTRICTION ON CASH AND DUE FROM BANKS

            The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 2004 was $300,000.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Table Dollar Amounts in Thousands)

NOTE 4: INVESTMENTS

            The amortized cost and approximate fair values of securities are as follows:

                                                               GROSS              GROSS
                                          AMORTIZED         UNREALIZED          UNREALIZED         APPROXIMATE
                                            COST               GAINS              LOSSES            FAIR VALUE
                                      ----------------   ----------------    ----------------    ----------------
AVAILABLE-FOR-SALE SECURITIES:
June 30, 2004:
   U.S. government agencies           $         11,361   $             41    $             (5)   $         11,397
   Mortgage-backed securities                    4,363                 --                 (34)              4,329
                                      ----------------   ----------------    ----------------    ----------------

                                      $         15,724   $             41    $            (39)   $         15,726
                                      ================   ================    ================    ================

June 30, 2003:
   U.S. government agencies           $          6,234   $             78    $             --    $          6,312
   Mortgage-backed securities                    1,819                  8                  --               1,827
   Other securities                              8,548                 --                  --               8,548
                                      ----------------   ----------------    ----------------    ----------------

                                      $         16,601   $             86    $             --    $         16,687
                                      ================   ================    ================    ================

                                                               GROSS              GROSS
                                          AMORTIZED         UNREALIZED          UNREALIZED         APPROXIMATE
                                            COST               GAINS              LOSSES            FAIR VALUE
HELD TO MATURITY SECURITIES:
June 30, 2004:
   U.S. government agencies           $            104   $              1    $             --    $            105
   Mortgage-backed securities                      312                 24                  --                 336
   State and political subdivisions                100                  2                  --                 102
                                      ----------------   ----------------    ----------------    ----------------

                                      $            516   $             27    $             --    $            543
                                      ================   ================    ================    ================

June 30, 2003:
   U.S. Treasury                      $            100   $              4    $             --    $            104
   Mortgage-backed securities                      579                 38                  --                 617
   State and political subdivisions                100                  3                  --                 103
                                      ----------------   ----------------    ----------------    ----------------

                                      $            779   $             45    $             --    $            824
                                      ================   ================    ================    ================

            The amortized cost and fair value of securities available for sale and held to maturity at June 30, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Table Dollar Amounts in Thousands)

                                 AVAILABLE FOR SALE          HELD TO MATURITY
                              AMORTIZED       FAIR        AMORTIZED       FAIR
                                COST          VALUE         COST          VALUE
                             -----------   -----------   -----------   -----------
One to five years            $     3,861   $     3,857   $       104   $       105
Five to ten years                  7,500         7,540            --            --
After ten years                       --            --           100           102
                             -----------   -----------   -----------   -----------
                                  11,361        11,397           204           207
Mortgage-backed securities         4,363         4,329           312           336
                             -----------   -----------   -----------   -----------

      Totals                 $    15,724   $    15,726   $       516   $       543
                             ===========   ===========   ===========   ===========

            The book value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $11,863,000 at June 30, 2004 and $8,712,000 at June 30, 2003.

            Gross gains of $67,738 resulting from sales of available-for-sale securities were realized for 2004. Gross losses of $6,597 resulting from sales of available-for-sale securities were realized for 2003. The tax expense (benefit) for net gains and losses on securities transactions for 2004 and 2003 was $23,000 and $(2,000), respectively.

            Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2004, was $6,173,000, which is approximately 38% of the fair value of the Company's investment portfolio. These declines primarily resulted from recent increases in market interest rates.

            Based on evaluation of available evidence, including recent changes in market interest rates and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

            Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

            Securities with unrealized losses at June 30, 2004 were as follows:

                        Less than 12 Months            12 Months or Longer              Total
                     --------------------------      ------------------------  --------------------------
                                    Unrealized                     Unrealized                 Unrealized
                     Fair Value       Losses         Fair Value      Losses    Fair Value       Losses
                     -----------    -----------      ----------    ----------  -----------    -----------
AVAILABLE FOR SALE
   SECURITIES:
   U.S. government
     agencies        $     1,845    $        (5)     $      --     $      --   $     1,845    $        (5)
   Mortgage-backed
     securities            4,328            (34)            --            --         4,328            (34)
                     -----------    -----------      ---------     ---------   -----------    -----------

                     $     6,173    $       (39)     $      --     $      --   $     6,173    $       (39)
                     ===========    ===========      =========     =========   ===========    ===========

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Table Dollar Amounts in Thousands)

NOTE 5: LOANS AND ALLOWANCE FOR LOAN LOSSES

                                              2004              2003
                                         --------------    --------------
Mortgage loans on existing real estate
   Residential single family units       $      104,471    $      115,175
   Other residential and commercial              27,582            25,021
                                         --------------    --------------
         Total real estate loans                132,053           140,196
Construction loans                                8,473            12,802
Commercial business                               6,714             5,573
Consumer                                          2,282             2,452
Home improvement                                  6,016             4,772
Deposit and other loans                             264               290
                                         --------------    --------------
                                                155,802           166,085
Deferred loan fees                                 (177)             (209)
Undisbursed portion of loans                     (3,842)           (4,405)
Allowance for loan losses                        (1,048)             (862)
                                         --------------    --------------

         Total loans                     $      150,735    $      160,609
                                         ==============    ==============

                               2004           2003              2002
                           -----------   --------------    --------------
Allowance for loan losses
   Balances, July 1        $       862   $          882    $          843
   Provision for losses            330              140               138
   Recoveries on loans              21               29                12
   Loans charged off              (165)            (189)             (111)
                           -----------   --------------    --------------

   Balances, June 30       $     1,048   $          862    $          882
                           ===========   ==============    ==============

            Impaired loans totaled $899,000 and $1,125,000 at June 30, 2004 and 2003, respectively. An allowance for loan losses of $438,000 and $11,000 relates to impaired loans of $899,000 and $375,000 at June 30, 2004 and 2003, respectively. At June 30, 2003, impaired loans of $750,000 had no related allowance for loan losses.

            Interest of $18,576 and $50,000 was recognized on average impaired loans of $1,087,000 and $1,123,000 for 2004 and 2003, respectively.
            Interest of $1,076 and $64,000 was recognized on impaired loans on a cash basis during 2004 and 2003, respectively.

            At June 30, 2004 and 2003, accruing loans delinquent 90 days or more totaled $565,000 and $2,559,000, respectively. Non-accruing loans at June 30, 2004 and 2003 were $683,000 and $634,000, respectively.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Table Dollar Amounts in Thousands)

NOTE 6: PREMISES AND EQUIPMENT

                                                                   2004            2003
                                                               ------------    ------------
Land                                                           $        955    $        955
Buildings                                                             4,864           4,858
Equipment                                                             3,792           3,663
                                                               ------------    ------------
        Total cost                                                    9,611           9,476
Accumulated depreciation                                             (5,212)         (4,821)
                                                               ------------    ------------

        Net premises and equipment                             $      4,399    $      4,655
                                                               ============    ============

NOTE 7: DEPOSITS

                                                                   2004             2003
                                                               ------------    ------------
Noninterest bearing accounts                                   $     12,672    $      5,815
NOW accounts                                                         19,964          21,700
Super NOW accounts                                                    1,463           1,095
Passbook accounts                                                    23,850          20,823
Money market accounts                                                26,346          26,763
Certificates and other time deposits of $100,000 or more              9,231          15,035
Other certificates and time deposits                                 20,697          26,398
                                                               ------------    ------------

        Total deposits                                         $    114,223    $    117,629
                                                               ============    ============
Certificates and other time deposits maturing
  in years ending June 30
   2005                                                        $     20,822
   2006                                                               2,106
   2007                                                               3,545
   2008                                                               2,553
   2009                                                                 902
                                                               ------------

                                                               $     29,928
                                                               ============

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Table Dollar Amounts in Thousands)

NOTE 8: LONG-TERM DEBT

                                                                   2004            2003
                                                               -------------   ------------
Federal Home Loan Bank advances, fixed and variable rates,
  due at various dates through May 1, 2022                     $      53,295   $     63,329
                                                               =============   ============

            The Federal Home Loan Bank advances are secured by substantially all first-mortgage loans and FHLB stock. Advances are subject to restrictions or penalties in the event of prepayment.

Maturities in years ending June 30
     2005                                                      $      30,404
     2006                                                              4,919
     2007                                                              1,548
     2008                                                              5,097
     2009                                                                873
     Thereafter                                                       10,454
                                                               -------------

                                                               $      53,295
                                                               =============

            The Bank has unused letters of credit with the Federal Home Loan Bank aggregating $26,766,333 expiring at various dates from July 2004 through May 2009.

NOTE 9: INCOME TAX

                                                   2004            2003            2002
                                               ------------    -------------   ------------
Income tax expense
   Currently payable                           $        638    $       1,265   $      1,300
   Deferred income taxes                                106               74            107
                                               ------------    -------------   ------------

      Income tax expense                       $        744    $       1,339   $      1,407
                                               ============    =============   ============

Reconciliation of federal statutory to actual
  tax expense
   Federal statutory income tax at 34%         $        807    $       1,321   $      1,388
   Life insurance                                       (67)               -              -
   Other                                                  4               18             19
                                               ------------    -------------   ------------

      Actual tax expense                       $        744    $       1,339   $      1,407
                                               ============    =============   ============

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (Table Dollar Amounts in Thousands)

      A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:

                                                        2004     2003
                                                        ----     ----
DEFERRED TAX ASSETS
   Allowance for loan losses                          $   356   $   251
   Organizational costs                                    13        18
   Other                                                   11         1
                                                      -------   -------

      Total assets                                        380       270
                                                      -------   -------
DEFERRED TAX LIABILITIES
   FHLB stock                                            (725)     (653)
   Depreciation                                          (174)     (131)
   Prepaid expenses                                      (101)       --
   Unrealized gain on available for sale securities        (1)      (30)
                                                      -------   -------

      Total liabilities                                (1,001)     (814)
                                                      -------   -------

                                                      $  (621)  $  (544)
                                                      =======   =======

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

NOTE 10: OTHER COMPREHENSIVE INCOME (LOSS)

      Other comprehensive income components and related taxes were as follows:

                                                             2004   2003
                                                             ----   ----
Unrealized gains (losses) on securities available for sale   $(16)  $ 79
Reclassification for realized amount included in income        67     (7)
                                                             ----   ----
    Other comprehensive income (loss), before tax effect      (83)    86
Tax expense (credit)                                          (28)    29
                                                             ----   ----

    Other comprehensive income (loss)                        $(55)  $ 57
                                                             ====   ====

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (Table Dollar Amounts in Thousands)

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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2004 and 2003, that the Bank meets all capital adequacy requirements to which it is subject.

      As of June 30, 2004, the most recent notification from Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                   TO BE WELL-CAPITALIZED
                                                                             FOR CAPITAL ADEQUACY  UNDER PROMPT CORRECTIVE
                                                            ACTUAL                 PURPOSES           ACTION PROVISIONS
                                                     AMOUNT       RATIO      AMOUNT       RATIO     AMOUNT        RATIO
                                                     ------       -----      ------       -----     ------        -----
As of June 30, 2004
   Total Risk-Based Capital (to
     Risk- Weighted Assets)                         $23,085        18.9%    $ 9,776        8.0%    $12,220        10.0%

   Tier I Capital (to Risk- Weighted Assets)         22,037        18.0%      4,888        4.0%      7,332         6.0%

   Core Capital (to Adjusted Total Assets)           22,037        11.6%      7,625        4.0%      9,531         5.0%

   Tangible Capital (to Adjusted Total Assets)       22,037        11.6%      2,859        1.5%

As of June 30, 2003
   Total Risk-Based Capital
     (to Risk- Weighted Assets)                     $24,715        17.6%    $11,213        8.0%    $14,016        10.0%

   Tier I Capital (to Risk- Weighted Assets)         23,853        17.0%      5,606        4.0%      8,410         6.0%

   Core Capital (to Adjusted Total Assets)           23,853        11.6%      8,250        4.0%     10,313         5.0%

   Tangible Capital (to Adjusted Total Assets)       23,853        11.6%      3,094        1.5%

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (Table Dollar Amounts in Thousands)

      Without prior approval, current regulations allow the Bank to pay dividends not exceeding net profits (as defined) for the current year plus retained net income for the previous two calendar years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. At June 30, 2004, total regulatory capital of the Bank was $22,037,000, of which approximately $1,459,000 was potentially available for distribution to the Company.

NOTE 12: EMPLOYEE BENEFIT PLANS

      The Bank has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Bank's funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Bank may determine to be appropriate from time to time. The Bank expects to contribute $120,000 to the plan next year.

      The Bank uses a June 30 measurement date for the plan. Information about the plan's funded status and pension cost follows:

                                                  PENSION BENEFITS
                                                  2004        2003
                                                  ----        ----
Change in benefit obligation
  Beginning of year                              $ 1,087    $   985
       Service cost                                   95         93
       Interest cost                                  77         68
       Actuarial gain (loss)                          23         (6)
       Benefits paid                                (100)       (53)
                                                 -------    -------

  End of year                                      1,182      1,087
                                                 -------    -------
Change in fair value of plan assets
  Beginning of year                                  658        480
       Actuarial return on plan assets                41         30
       Employer contribution                         154        201
       Benefits paid                                (100)       (53)
                                                 -------    -------

  End of year                                        753        658
                                                 -------    -------
Funded status                                       (429)      (429)

Unrecognized net actuarial loss                      402        390
Unrecognized prior service cost                      (11)       (15)
                                                 -------    -------

Accrued benefit cost                             $   (38)   $   (54)
                                                 =======    =======

Accumulated benefit obligation                   $   879    $   789
                                                 =======    =======

  Intangible asset                               $    --    $    --
                                                 =======    =======
  Accumulated other comprehensive income         $    --    $    --
                                                 =======    =======
Weighted-average assumptions used to determine
  benefit obligation
  Discount rate                                        7%         7%
  Rate of compensation increase                        4%         4%

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (Table Dollar Amounts in Thousands)

                                           2004   2003    2002
                                           ----   ----    ----
Weighted-average assumptions used to
 determine benefit cost
   Discount rate                              7%      7%      7%
   Expected return on plan assets             8%      8%      8%
   Rate of compensation increase              4%      4%      4%

Components of net periodic benefit cost
   Service cost                           $  95   $  93   $  88
   Interest cost                             77      68      59
   Expected return on plan assets           (44)    (30)    107
   Amortization of prior service cost        (4)     (4)     (4)
   Recognized net actuarial loss             13      10    (143)
                                          -----   -----   -----

Net periodic benefit cost                 $ 137   $ 137   $ 107
                                          =====   =====   =====

      The Bank has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.

      At June 30, 2004, the following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in each of the years indicated:

                          PENSION BENEFITS
                          ----------------
2005                            $ 15
2006                              18
2007                              22
2008                              23
2009                              30
2010-2014                        346

      Plan assets are held by a bank-administered trust fund, which invests the plan assets in accordance with the provisions of the plan agreement. The plan agreement permits investment of up to 100% of the plan assets in common stocks, corporate bonds and debentures, U.S. Government securities, and other specified investments. The plan may invest in certain derivative securities.

      Asset allocation is primarily based on a strategy to provide a combination of long-term growth and current income.

      Plan assets are re-balanced quarterly. At June 30, 2004 and 2003, plan assets by category are as follows:

                                      2004      2003
                                      ----      ----
Cash                                  1.6%      12.1%
Equity securities                      --       43.2
Corporate debt securities             7.9        7.5
U.S. Government debt securities        --       37.2
Mutual funds                         90.4         --
Other                                 0.1         --
                                    -----      -----

                                    100.0%     100.0%
                                    =====      =====

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Table Dollar Amounts in Thousands)

      The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 3 percent of base salary contributed by participants. The Bank's expense for the plan was $55,519 for 2004, $49,749 for 2003 and $40,079 for 2002.

      The Bank also has an employee stock ownership plan covering substantially all of its employees. The cost of the plan is borne by the Bank through contributions to an employee stock ownership trust in amounts determined by the Board of Directors. The Company records compensation expense equal to the cash contributions to the Plan. Dividends on ESOP shares (all allocated) are recorded as a reduction of retained earnings. The cash contributions to the plan in 2004, 2003 and 2002 were $29,000, $51,000 and $40,000, respectively.

      In addition to the contributions made to participants' accounts, the accounts are credited annually with the participants' share of investment earnings, and losses or expenses of the trust fund. Benefits under the Plan become 100% vested over periods up to 7 years or in the event of death, disability, or attaining age 65 (normal retirement age under the Plan) or termination of the Plan. The total number of shares held by the plan, all of which have been allocated to participant accounts, were 112,019 and 150,066 at June 30, 2004 and 2003. Under certain circumstances, the ESOP may be obligated to repurchase allocated ESOP shares. The Company is obligated at the option of each beneficiary to repurchase ESOP shares upon the beneficiary's termination or after retirement. All ESOP shares are included as outstanding in the calculation of earnings per share information.

      Below are the transactions affecting the ESOP equity accounts:

                                              COMMON    RETAINED
                                               STOCK    EARNINGS   TOTAL
                                               -----    --------   -----
Balances, July 1, 2001                         $ 127     $ 254     $ 381
  Net change in equity from ESOP shares           13        75        88
                                               -----     -----     -----
Balances, June 30, 2002                          140       329       469
  Net change in equity from ESOP shares           10       151       161
                                               -----     -----     -----
Balances, June 30, 2003                          150       480       630
  Net change in equity from ESOP shares          (38)     (126)     (164)
                                               -----     -----     -----
Balances, June 30, 2004                        $ 112     $ 354     $ 466
                                               =====     =====     =====

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Table Dollar Amounts in Thousands)

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

Balances, July 1, 2003                        $ 3,339
Changes in composition of related parties          23
New loans, including renewals                     335
Payments, etc., including renewals               (462)
                                              -------

Balances, June 30, 2004                       $ 3,235
                                              =======

NOTE 14: STOCK OPTION PLAN

      Under the Bank's incentive stock option plan, the Bank grants selected executives and other key employees stock option awards which vest and become exercisable ratably over three years (prior to 2003, options granted were fully exercisable at the date of grant). Under the Bank's stock option plan for non-employee directors, at each year's annual meeting of shareholders, there shall be granted automatically to each outside director, the option to purchase 1,500 shares of common stock. Both plans are accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. During 2004, the Bank granted options for 76,500 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

      Although the Bank has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Bank had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                             2004        2003        2002
                                             ----        ----        ----
Risk-free interest rates                      5.0%        5.0%             5.2%
Dividend yields                              2.20%       2.20%    .88% to 1.99%
Volatility factors of expected market
 price of common stock                         17%         25%       29% to 37%
Weighted-average expected life of the
 options                                  10 years    10 years         10 years

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (Table Dollar Amounts in Thousands)

      The following is a summary of the status of the Bank's stock option plans and changes in those plans as of and for the years ended June 30, 2004, 2003 and 2002.

      EMPLOYEES:

                                          2004                     2003                      2002
                                               WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                                AVERAGE                  AVERAGE                   AVERAGE
                                               EXERCISE                  EXERCISE                  EXERCISE
      OPTIONS                      SHARES        PRICE       SHARES       PRICE        SHARES       PRICE
      -------                      ------        -----       ------       -----        ------       -----
Outstanding, beginning
    of year                        559,523     $   3.63      756,802     $   3.39      692,302     $   3.40
  Granted                           61,500         4.15       29,500         3.43       64,500         3.33
  Exercised                        (97,120)        1.91     (150,481)        1.30           --           --
  Forfeited/expired                (29,070)        7.10      (76,298)        5.88           --           --
                                   -------                  --------                   -------

  Outstanding, end of year         494,833         3.80      559,523         3.62      756,802         3.39
                                   =======                  ========                   =======
  Options exercisable at
    year end                       404,133         3.79      530,023         3.63      756,802         3.39
  Weighted-average fair value
    of options granted during
    the year                                       1.11                      1.13                      1.61

      As of June 30, 2004, the employee options outstanding and exercisable are as follows:

                                                       OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                           WEIGHTED-AVERAGE
   RANGE OF             NUMBER           REMAINING CONTRACTUAL    WEIGHTED-AVERAGE        NUMBER     WEIGHTED-AVERAGE
EXERCISE PRICES       OUTSTANDING            LIFE(MONTHS)           EXERCISE PRICE      EXERCISABLE   EXERCISE PRICE
---------------       -----------            ------------           --------------      -----------   --------------
$1.01 to $2.50          156,000                  14.3                    $1.78             156,000         $1.78
$2.51 to $5.00          242,368                  80.4                     3.66             151,668          3.22
$5.01 to $7.50           47,340                  49.0                     6.81              47,340          6.81
$7.50 to $10.00          49,125                  62.0                     8.13              49,125          8.13
                        -------                                                            -------
                        494,833                                           3.80             404,133          3.79
                        =======                                                            =======

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Table Dollar Amounts in Thousands)

DIRECTORS:

                                           2004                        2003                   2002
                                                 WEIGHTED-                 WEIGHTED-               WEIGHTED-
                                                  AVERAGE                   AVERAGE                 AVERAGE
                                                 EXERCISE                  EXERCISE                EXERCISE
        OPTIONS                     SHARES         PRICE         SHARES     PRICE      SHARES       PRICE
----------------------------       --------     ----------      --------   ---------   -------     ---------
Outstanding, beginning
    of year                         193,804     $    3.59        205,884    $  3.38    190,884     $   3.35
Granted                              15,000          4.15         15,000       3.43     15,000         3.77
Exercised                           (34,500)         2.17        (27,080)      1.90         --           --
                                   --------                     --------               -------

Outstanding, end of year            174,304          3.92        193,804       3.59    205,884         3.38
                                   ========                     ========               =======
Options exercisable at
    year end                        144,304          3.96        178,804       3.61    205,884         3.38
Weighted-average fair
    value of options granted
    during the year                                  1.11                      1.13                    1.71

      As of June 30, 2004, the directors options outstanding and exercisable are as follows:

                                               OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                                        WEIGHTED-AVERAGE
   RANGE OF            NUMBER       REMAINING CONTRACTUAL     WEIGHTED-AVERAGE      NUMBER        WEIGHTED-AVERAGE
EXERCISE PRICES     OUTSTANDING         LIFE(MONTHS)           EXERCISE PRICE     EXERCISABLE      EXERCISE PRICE
---------------     -----------     ---------------------     ----------------    -----------     ----------------
$1.01 to $2.50         57,304               17.5                   $1.89             57,304           $1.89
$2.51 to $5.00         72,000               83.2                    3.49             42,000            3.11
$5.01 to $7.50         45,000               58.4                    7.18             45,000            7.18
                      -------                                                       -------
                      174,304                                       3.92            144,304            3.96
                      =======                                                       =======

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Table Dollar Amounts in Thousands)

NOTE 15: EARNINGS PER SHARE

      Earnings per share (EPS) were computed as follows:

                                                     YEAR ENDED JUNE 30, 2004
                                                            WEIGHTED-
                                                            AVERAGE               PER-SHARE
                                           INCOME            SHARE                 AMOUNT
                                          --------         ---------              ---------
BASIC EARNINGS PER SHARE
  Income available to common
     stockholders                         $  1,631         7,356,046              $    0.22
EFFECT OF DILUTIVE SECURITIES
  Stock options                                              156,849
                                                           ---------
DILUTED EARNINGS PER SHARE
  Income available to common
     stockholders and assumed
     conversions                          $  1,631         7,512,895              $   0.22
                                          ========         =========              ========

      Options to purchase 141,465 shares of common stock at $6.81 to $8.13 per share were outstanding at June 30, 2004, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                      YEAR ENDED JUNE 30, 2003
                                                           WEIGHTED-
                                                            AVERAGE               PER-SHARES
                                           INCOME            SHARE                 AMOUNT
                                          --------         ----------             ----------
BASIC EARNINGS PER SHARE
  Income available to common
     stockholders                         $  2,545          7,538,334              $  0.34
EFFECT OF DILUTIVE SECURITIES
  Stock options                                               180,865
                                                            ---------
DILUTED EARNINGS PER SHARE
  Income available to common
     stockholders and assumed
     conversions                          $  2,545          7,719,199              $  0.33
                                          ========          =========              =======

      Options to purchase 252,246 shares of common stock at $3.88 to $8.13 per share were outstanding at June 30, 2003, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Table Dollar Amounts in Thousands)

                                                     YEAR ENDED JUNE 30, 2002
                                                           WEIGHTED-
                                                            AVERAGE               PER-SHARE
                                           INCOME            SHARE                 AMOUNT
                                          --------         ----------             ---------
BASIC EARNINGS PER SHARE
  Income available to common
     stockholders                         $  2,675         7,439,650               $ 0.36
EFFECT OF DILUTIVE SECURITIES
  Stock options                                              250,945
                                                           ---------
DILUTED EARNINGS PER SHARE
  Income available to common
     stockholders and assumed
     conversions                          $  2,675         7,690,595               $ 0.35
                                          ========         =========               ======

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

                                                JUNE 30, 2004                  JUNE 30, 2003
                                          CARRYING                        CARRYING
                                           AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
                                         ----------      ----------      ----------      ----------
Financial assets
  Cash and cash equivalents              $   10,875      $   10,875      $   15,835      $   15,835
  Available for sale securities              15,726          15,726          16,687          16,687
  Held-to-maturity securities                   516             543             779             824
  Loans, net of allowance
     for loan losses                        150,734         155,568         160,609         172,144
  Stock in FHLB                               5,487           5,487           5,273           5,273
  Interest receivable                           731             731             867             867
  Cash surrender value of life
     insurance                                4,196           4,196

Financial liabilities
  Deposits                                  114,223         116,936         117,629         118,476
  FHLB advances                              53,295          54,721          63,329          67,285
  Interest payable                               63              63             135             135

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Table Dollar Amounts in Thousands)

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND CASH EQUIVALENTS, STOCK IN FHLB, AND CASH SURRENDER VALUE OF LIFE INSURANCE

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

FHLB ADVANCES

      Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

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

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Table Dollar Amounts in Thousands)

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

      At June 30, 2004 and 2003, the Bank had outstanding commitments to originate loans aggregating approximately $4,524,000 and $0, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $3,838,000 and $0 at June 30, 2004 and 2003, respectively, with the remainder at floating market rates.

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

      The Bank had total outstanding letters of credit amounting to $2,449,000 and $296,000, at June 30, 2004 and 2003, respectively, with terms ranging from 4 months to 2 years.

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

      At June 30, 2004, the Bank had granted unused lines of credit to borrowers aggregating approximately $4,384,000 and $7,811,000 for commercial lines and open-end consumers lines, respectively. At June 30, 2003, unused lines of credit to borrowers aggregated approximately $2,114,000 for commercial lines and $7,843,000 for open-end consumer lines.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Table Dollar Amounts in Thousands)

NOTE 18: CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

      Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                            CONDENSED BALANCE SHEETS

                                                                2004            2003
                                                             ----------      ----------
ASSETS
   Cash                                                      $      196      $       41
   Loans                                                          2,070           1,011
   Investment in common stock of Bank subsidiary                 22,038          23,909
   Advances to Bank subsidiary                                      506              --
   Other assets                                                      47              20
                                                             ----------      ----------

             Total assets                                    $   24,857      $   24,981
                                                             ==========      ==========

EQUITY FROM ESOP SHARES                                      $      466             630

STOCKHOLDERS' EQUITY                                             24,391          24,351
                                                             ----------      ----------

             Total liabilities and stockholders' equity      $   24,857      $   24,981
                                                             ==========      ==========

                         CONDENSED STATEMENTS OF INCOME

                                            2004             2003             2002
                                         ----------       ----------       ----------
INCOME
   Dividends from Bank subsidiary        $    3,457       $    2,543       $      483
   Interest income                              108               --               --
                                         ----------       ----------       ----------
                                              3,565            2,543              483
EXPENSES -- Other                               119               21               --
                                         ----------       ----------       ----------
INCOME BEFORE INCOME TAX AND
   EQUITY IN UNDISTRIBUTED INCOME
    OF SUBSIDIARY                             3,466            2,522              483

INCOME TAX BENEFIT                               --               (7)              --
                                         ----------       ----------       ----------
INCOME BEFORE EQUITY IN
   UNDISTRIBUTED INCOME OF
   SUBSIDIARY                                 3,446            2,529              483

EQUITY IN UNDISTRIBUTED INCOME OF
   SUBSIDIARY                                (1,815)              16            2,192
                                         ----------       ----------       ----------

NET INCOME                               $    1,631       $    2,545       $    2,675
                                         ==========       ==========       ==========

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Table Dollar Amounts in Thousands)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                      2004             2003             2002
                                                   ----------       ----------       ----------
OPERATING ACTIVITIES
   Net income                                      $    1,631       $    2,545       $    2,675
   Items not requiring (providing) cash                 1,813              (24)          (2,675)
                                                   ----------       ----------       ----------
     Net cash provided by
        operating activities                            3,444            2,521               --
                                                   ----------       ----------       ----------
INVESTING ACTIVITIES--NET CHANGE
   IN LOANS                                            (1,059)          (1,011)              --
                                                   ----------       ----------       ----------
FINANCING ACTIVITIES
   Advances from (to) Bank subsidiary                    (506)           2,283              483
   Repayment of advances from
        Bank subsidiary                                    --           (2,543)              --
   Purchase of stock                                   (1,105)            (777)              --
   Proceeds from exercise of stock options                261              248               --
   Cash dividends                                        (880)            (680)            (483)
                                                   ----------       ----------       ----------
        Net cash used in
           financing activities                        (2,230)          (1,469)              --
                                                   ----------       ----------       ----------
NET CHANGE IN CASH                                        155               41               --

CASH AT BEGINNING OF YEAR                                  41               --               --
                                                   ----------       ----------       ----------

CASH END OF YEAR                                   $      196       $       41       $       --
                                                   ==========       ==========       ==========

[PEOPLES OHIO FINANCIAL CORPORATION LOGO]
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Table Dollar Amounts in Thousands)

NOTE 19: SELECTED QUARTERLY DATA (UNAUDITED)

      The following tables summarize selected quarterly results of operations for 2004 and 2003.

JUNE 30, 2004                                    SEPTEMBER      DECEMBER        MARCH        JUNE
                                                 ---------      --------      --------      --------
Interest and dividend income                      $  2,911      $  2,760      $  2,751      $  2,673
Interest expense                                     1,138         1,043         1,008           955
                                                 ---------      --------      --------      --------
Net interest income                                  1,773         1,717         1,743         1,718
Provision for loan losses                               30            30            40           230
                                                 ---------      --------      --------      --------
Net interest income after provision for
   loan losses                                       1,743         1,687         1,703         1,488
Noninterest income                                     524           525           534           591
Noninterest expense                                  1,510         1,623         1,664         1,623
                                                 ---------      --------      --------      --------
Income before income tax                               757           589           573           456
Income tax expense                                     243           198           169           134
                                                 ---------      --------      --------      --------
Net income                                        $    514      $    391      $    404      $    322
                                                 =========      ========      ========      ========

Earnings per share
Basic                                             $   0.07      $   0.05      $   0.06      $   0.04
Diluted                                               0.07          0.05          0.05          0.04

Dividends per share                                   0.06            --          0.06            --

JUNE 30, 2003                                    SEPTEMBER      DECEMBER       MARCH          JUNE
                                                 ---------      --------      --------      --------
Interest and dividend income                      $  3,878      $  3,665      $  3,452      $  3,109
Interest expense                                     1,683         1,558         1,400         1,259
                                                 ---------      --------      --------      --------
Net interest income                                  2,195         2,107         2,052         1,850
Provision for loan losses                               45            35            30            30
                                                 ---------      --------      --------      --------
Net interest income after provision for
   loan losses                                       2,150         2,072         2,022         1,820
Noninterest income                                     381           408           408           496
Noninterest expense                                  1,452         1,500         1,442         1,479
                                                 ---------      --------      --------      --------
Income before income tax                             1,079           980           988           837
Income tax expense                                     372           338           341           288
                                                 ---------      --------      --------      --------
Net income                                        $    707      $    642      $    647      $    549
                                                 =========      ========      ========      ========

Earnings per share
Basic                                             $   0.09      $   0.08      $   0.09      $   0.07
Diluted                                               0.09          0.08          0.08          0.07

Dividends per share                                  0.045            --         0.045            --

      Additional provision for loan losses in the fourth quarter of 2004 resulted from management's normal review of loan quality.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

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

FORWARD LOOKING STATEMENTS

In addition to historical information, this Annual Report may include certain forward-looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the composition or quality of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. A further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 2004 Form 10-K. The Company does not undertake - and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

Allowance for Loan Losses - The allowance for loan losses provides coverage for probable losses inherent in the Company's loan portfolio. Management evaluates the adequacy of the allowance for credit losses each quarter based on changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors. This evaluation is inherently subjective, as it requires the use of significant management estimates. Many factors can affect management's estimates of specific and expected losses, including volatility of default probabilities, rating migrations, loss severity and economic and political conditions. The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

The Company determines the amount of the allowance based on relative risk characteristics of the loan portfolio. The allowance recorded for commercial loans is based on reviews of individual credit relationships and an analysis of the migration of commercial loans and actual loss experience. The allowance recorded for homogeneous consumer loans is based on an analysis of loan mix, risk characteristics of the portfolio, fraud loss and bankruptcy experiences, and historical losses, adjusted for current trends, for each homogeneous category or group of loans.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

The allowance for credit losses relating to impaired loans is based on the loan's observable market price, the collateral for certain collateral-dependent loans, or the discounted cash flows using the loan's effective interest rate.

Regardless of the extent of the Company's analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer's financial condition or changes in their unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses for larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogenous groups of loans are among other factors. The Company estimates a range of inherent losses related to the existence of these exposures. The estimates are based upon the Company's evaluation of imprecision risk associated with the commercial and consumer allowance levels and the estimated impact of the current economic environment.

Other accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS--COMPARISON OF YEARS ENDED JUNE 30, 2004 AND 2003

The Company reported earnings of $1,631,000 for the year ended June 30, 2004, a decline of $914,000, or 35.9% from the $2,545,000 reported for the same period in 2003. Basic earnings per share decreased $0.12, or 35.3% from $0.34 for the year ended June 30, 2003 to $0.22 for the year ended June 30, 2004. Diluted earnings per share decreased $0.11, or 33.3% from $0.33 for the year ended June 30, 2003 to $0.22 for the year ended June 30, 2004. The Company's return on average assets was 0.82% for 2004 compared to 1.16% for 2003 and the return on average equity was 6.57% for 2004, compared to 10.07% for 2003.

The decline in earnings during 2004 was a result of a decline in net interest income of $1,103,000, or 13.7% from $8,054,000 reported for the year ended June 30, 2003 to $6,951,000 for the year ended June 30, 2004. This decrease was partially offset by an increase in noninterest income of $481,000 or 28.4%, from $1,693,000 reported for the year ended June 30, 2003 to $2,174,000 for the year ended June 30, 2004.

NET INTEREST INCOME was $6,951,000 for the year ended June 30, 2004, $1,103,000, or 13.7% lower than the $8,054,000 reported for the year ended June 30, 2003. This decline was the result of lower average net interest bearing assets outstanding during 2004 ($20,661,000) in comparison to average net interest bearing assets outstanding during 2003 ($22,783,000) coupled with the continued low interest rate environment and the pressure it has placed on net interest margins throughout the banking industry. Total interest income was $11,095,000 for the year ended June 30, 2004, a decline of $2,858,000, or 20.5% from the $13,953,000 reported during the year ended June 30, 2003, due to lower average loans outstanding coupled with lower interest rates. The decline in interest income was partially offset by a $1,756,000, or 29.8% decline in interest expense during the same period, primarily due to depositors shifting their deposits from higher rate certificates of deposit to lower rate demand deposit accounts.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

Interest income was $11,095,000 for the year ended June 30, 2004, a decrease of $2,858,000, or 20.5% from $13,953,000 for the year ended June 30 2003. As illustrated in the accompanying average balance sheet, this decline was attributable to both a decline in the average amount of loans outstanding, and a decline in interest income earned on loans. Interest income earned on loans was $10,271,000 for the year ended June 30, 2004, $3,126,000, or 23.3% less than the
$13,397,000 earned for the year ended June 30, 2003. With long-term interest rates at or near record low levels throughout the year, management chose to curtail the Bank's mortgage originations rather than expose the Bank to what it believed to be unacceptable levels of interest rate risk. As a result, average loans outstanding during the year decreased $28,864,000, or 15.7% from $183,363,000 for the year ended June 30, 2003 to $154,499,000 for the year ended June 30, 2004. The average yield earned on those loans declined 66 basis points from 7.31% for the year ended June 30, 2003 to 6.65% for the year ended June 30, 2004. This decline in yield was attributable to the local market's reaction to the Federal Reserve Bank's (the Fed) reductions in short-term interest rates throughout fiscal 2003 and fiscal 2004 and their effect on interest rates in general. Note, the interest rates the Company charges its borrowers and pays its depositors are significantly influenced by these rates. In addition other interest and dividend income decreased $67,000 from $350,000 for the year ended June 30, 2003 to $283,000 for the year ended June 30, 2004.

These declines in interest income were partially offset by an increase in interest income on investment securities as management invested a portion of the proceeds from loan repayments in short-term investments and interest bearing accounts at other financial institutions. Accordingly, interest income on investment securities increased $334,000, from $207,000 for the year ended June 30, 2003 to $541,000 for the year ended June 30, 2004.

Interest expense was $4,144,000 for the year ended June 30, 2004, a decrease of $1,756,000, or 29.8% from $5,900,000 for the year ended June 30 2003, as interest expense paid on all interest bearing liabilities declined fairly significantly in comparison to the previous year. As in the prior year, depositors chose to invest proceeds from maturing certificates into short-term accounts. Accordingly, the average balance of the Company's interest-bearing NOW and money market accounts increased $11,761,000, from $48,421,000 for the year ended June 30, 2003, to $60,182,000 for the year ended June 30, 2004. However, the increase in average balance was more than offset by a 67 basis point decline in the rate paid on interest-bearing NOW and money market accounts from 1.23% during 2003 to 0.56% during 2004. Interest expense on savings accounts was $62,000, $206,000 or 76.9% lower than the $268,000 recorded in the year ended June 30, 2003. As illustrated in the accompanying average balance sheet, the average balance of savings accounts decreased by $3,013,000, from $28,275,000 for the year ending June 30, 2003 to $25,262,000 for the year ending June 30, 2004. In addition, the average rate paid on savings accounts decreased by 70 basis points, from 0.95% during 2003 to 0.25% during 2004. Interest expense on certificates of deposit was $844,000, $520,000, or 38.1% lower than the $1,364,000 recorded in the year ended June 30, 2003. As illustrated in the accompanying average balance sheet, the average balance of certificates of deposit declined by $3,501,000, from $37,511,000 for the year ending June 30, 2003 to $34,010,000 for the year ending June 30, 2004. In addition, the average rate paid on those certificates of deposit decreased by 116 basis points, from 3.64% during 2003 to 2.48% during 2004. Interest expense on FHLB advances was $2,902,000, $771,000 or 21.0% lower than the $3,673,000 recorded in the year ended June 30, 2003. Also illustrated in the accompanying average balance sheet, the average balance of FHLB advances declined by $15,253,000, from $71,889,000 for the year ended June 30, 2003 to $56,636,000 for the year ended June 30, 2004. The average rate paid on those FHLB advances remained stable at 5.12%.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

AVERAGE BALANCE SHEET

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are daily average balances.

                                                      Year Ended June 30, (Dollar Amounts in Thousands)
                                  ----------------------------------------------------------------------------------------------
                                               2004                              2003                             2002
                                  ------------------------------   ------------------------------   ----------------------------
                                   Average                Yield/    Average                Yield/    Average              Yield/
                                   Balance     Interest    Rate     Balance     Interest    Rate     Balance    Interest   Rate
                                  ---------    --------   ------   ---------    --------   ------   ---------   --------  ------
Assets:
  Interest-earning assets:
  Interest-earning demand
     deposits                     $  15,406    $     78     0.51%  $  10,985    $    128     1.17%  $   1,144   $     17    1.49%
  Investment securities              18,471         541     2.93       9,392         207     2.20       1,256         87    6.93
   Loans, including
  nonaccrual loans                  154,499      10,271     6.65     183,363      13,397     7.31     200,649     15,548    7.75
  Federal Home Loan Bank,
  stock                               5,317         205     3.86       5,139         221     4.30       4,897        266    5.43
                                  ---------    --------            ---------    --------            ---------   --------
     Total interest-earning
         assets                     193,694      11,095     5.73     208,879      13,953     6.68     207,946     15,918    7.65
                                               --------                         --------                        --------
  Noninterest earning assets          5,804                           11,052                            9,787
                                  ---------                        ---------                        ---------
         Total assets             $ 199,498                        $ 219,931                        $ 217,731
                                  =========                        =========                        =========

Liabilities and
  stockholders' equity:
  Interest-bearing liabilities:
     NOW and money
     market accounts              $  60,182    $    336     0.56   $  48,421    $    595     1.23%  $  35,117        547    1.56
     Savings accounts                25,262          62     0.25      28,275         268     0.95      18,219        383    2.10
     Certificates of deposit         34,010         844     2.48      37,511       1,364     3.64      53,687      2,416    4.50
                                  ---------    --------            ---------    --------            ---------   --------
        Total interest-
        bearing deposits            119,454       1,242     1.04     114,207       2,227     1.95     107,023      3,346    3.13
  Federal Home Loan
  Bank, advances                     56,636       2,902     5.12      71,889       3,673     5.11      79,088      4,206    5.32
                                  ---------    --------            ---------    --------            ---------   --------
        Total interest-bearing
      liabilities                   173,033       4,144     2.35     186,096       5,900     3.17     186,111      7,552    4.06
                                  ---------    --------            ---------    --------            ---------   --------
  Other liabilities                   8,559                            8,559                            9,018
                                  ---------                        ---------                        ---------
  Stockholder's equity,
  including equity from
  ESOP shares                        24,841                           25,276                           22,602
                                  ---------                        ---------                        ---------
      Total liabilities and
     stockholders' equity         $ 199,498                        $ 219,931                        $ 217,731
                                  =========                        =========                        =========
Net interest-earning
  assets                          $  20,661                        $  22,783                        $  21,835
                                  =========                        =========                        =========
Net interest rate spread (1)                   $  6,951    3.37%                $  8,053     3.51%              $  8,366    3.59%
                                               ========                         ========                        ========
Net interest margin (2)                                    3.59%                             3.86%                          4.02%
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities       111.94%                          112.24%                          111.73%
                                  =========                        =========                        =========

(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

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

                                                       Year Ended June 30
                              --------------------------------------------------------------------------
                                         2004 vs 2003                          2003 vs 2002
                              ------------------------------------  ------------------------------------
                              Increase (Decrease) Due to            Increase (Decrease) Due to
                              --------------------------            --------------------------
                                                          Increase                              Increase
                                   Volume      Rate      (Decrease)      Volume      Rate      (Decrease)
                                  --------   --------    ---------      --------   --------    ---------
Interest-earning assets:
Demand deposits                   $     39   $    (89)   $     (50)     $    115   $     (4)   $     111
Investment securities                  249         85          334           216        (96)         120
Loans                               (1,988)    (1,138)      (3,126)       (1,293)      (858)      (2,151)
FHLB, stock                              7        (23)         (16)           13        (58)         (45)
                                  --------   --------    ---------      --------   --------    ---------
Total interest-earning
     assets                         (1,693)    (1,165)      (2,858)         (949)    (1,016)      (1,965)
                                  --------   --------    ---------      --------   --------    ---------

Interest-bearing liabilities:
NOW and money market
     accounts                          120       (379)        (259)          179       (131)          48
Savings                                (26)      (180)        (206)          153       (268)        (115)
Certificates of deposit               (118)      (402)        (520)         (643)      (409)      (1,052)
FHLB advances                         (782)        11         (771)         (372)      (161)        (533)
                                  --------   --------    ---------      --------   --------    ---------
Total interest-bearing
     liabilities                      (806)      (950)      (1,756)         (683)      (969)      (1,652)
                                  --------   --------    ---------      --------   --------    ---------
Increase (decrease) in net
interest income                   $   (887)  $   (215)   $  (1,102)     $   (267)  $    (46)   $    (313)
                                  ========   ========    =========      ========   ========    =========

THE PROVISION FOR LOAN LOSSES was $330,000 for the year ended June 30, 2004 compared to $140,000 for the same period in 2003. The provision for both periods reflects management's analysis of the Company's loan portfolio based on information that is currently available to it at such time. In particular, management considers the level of non-performing loans and potential problem loans. Total charge-offs for 2004 were $165,000 compared to $189,000 during 2003. The charge-offs recorded in both periods related to several loans. While the Company's management believes that the allowance for loan losses is sufficient based upon information currently available to it, no assurances can be made that future events, conditions, or regulatory directives will not result in increased provisions for loan losses which may adversely effect income.

NONINTEREST INCOME totaled $2,174,000 for the year ended June 30, 2004, $481,000, or 28.4%, higher than the $1,693,000 recorded for the year ended June 30, 2003. This increase was primarily attributable to fees related to services provided to deposit customers which increased $324,000, from $802,000 for the year ended June 30, 2003 to $1,126,000 for the year ended June 30, 2004 which was largely attributable to an increase in the number and average balances of transaction accounts from 2003 to 2004 as depositors shifted deposits from certificates of deposit to shorter-term demand accounts. In addition, the cash surrender value of life insurance generated $199,000 in noninterest income during the year ended June 30, 2004. The Bank did not own any life insurance

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

prior to fiscal 2004. These increases were partially offset by a decline in revenue generated by the Bank's trust department of $114,000 from $673,000 for the year ended June 30, 2003 to $559,000 for the year ended June 30, 2004. While the average trust assets remained stable ( $130.1 million during 2004 compared to $129.0 during 2003), a larger portion of those assets were held in custody and agency accounts which typically generate lower fees than traditional trust accounts.

NONINTEREST EXPENSE was $6,420,000 for the year ended June 30, 2004, $697,000 or 12.2% higher than the $5,723,000 reported for the year ended June 30, 2003, as the Company experienced increases in salary and employee benefits, net occupancy expense, data processing fees, professional fees, and advertising expense during fiscal 2004.

Salaries and employee benefits totaled $2,915,000 for 2004 and $2,762,000 for 2003, an increase of $153,000 or 5.5% and were the result of normal salary increases.

Net occupancy expense totaled $450,000 for 2004 and $408,000 for 2003, an increase of $42,000 or 10.3%. This increase was primarily attributable to remodeling of the Bank's main office and Piqua locations, which were completed early in fiscal 2004.

Data processing fees totaled $637,000 for 2004 and $533,000 for 2003, an increase of $104,000 or 19.5%. This increase was primarily attributable to periodic maintenance of the Bank's processing hardware.

Professional fees expenses were $405,000 for the year ended June 30, 2004, $180,000 or 80.0% greater than the $225,000 reported for the year ended June 30, 2003. This increase was attributable to $147,000 in fees associated with trust specific audit and consulting services and $21,000 in other consulting services neither of which were incurred during fiscal 2003. The balance of the increase was due to overall increases in professional fees.

Advertising totaled $156,000 for 2004 and $111,000 for 2003, an increase of $45,000 or 40.5%. This increase was primarily attributable to a timing difference. The Bank takes great pride in being the primary sponsor of the Miami County Homebuilder's Association, "Homarama." In previous years, this event took place during September, however, during calendar 2004, the event was held during May. Accordingly, the Bank incurred approximately $30,000 of expense related to sponsoring this event twice during fiscal 2004. The balance of the increase was due to overall increases in advertising costs.

Other expenses were $1,422,000 for the year ended June 30, 2004, $161,000 or 12.8% more than the $1,261,000 reported for the year ended June 30, 2003. This increase was attributable to $103,000 in fees related to developing new products and services not incurred during fiscal 2003, and a $35,000 increase in fees related to collection activities. The balance of the increase was due to overall increases in other expense items.

INCOME TAX EXPENSE Total income tax expense was $744,000 (an effective tax rate of 31.3%) for the year ended June 30, 2004, compared to $1,339,000 (an effective tax rate of 34.5%) during the year ended June 30, 2003.

FINANCIAL CONDITION

Total consolidated assets of the Company at June 30, 2004 were $193,196,000, compared to $207,349,000 at June 30, 2003, a decrease of $14,153,000 or 6.8%.

NET LOANS declined $9.87 million or 6.1%, from $160.61 million at June 30, 2003, to $150.74 million at June 30, 2004. The following table illustrates changes in the Bank's loan portfolio by category at June 30 of each year presented.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

                                                BALANCE JUNE 30, BALANCE JUNE 30,    CHANGE             CHANGE
                                                      2004            2003            ($'S)               (%)
                                                ---------------- ----------------   ---------           -------
Residential single family mortgages                 $ 104,471       $ 115,175       $ (10,704)           (9.3)%
Other residential and commercial mortgages             27,582          25,021          (2,561)           10.2%
                                                    ---------       ---------       ---------
     Total mortgage loans                             132,053         140,196          (8,143)           (5.8%)
Construction                                            8,473          12,802          (4,329)          (33.8%)
Commercial business                                     6,714           5,573           1,141            20.5%
Consumer                                                2,282           2,452            (170)           (6.9%)
Home Improvement                                        6,016           4,772           1,244            26.1%
Deposit and other                                         264             290             (26)           (9.0%)
                                                    ---------       ---------       ---------
   Gross loans                                        155,802         166,085         (10,283)           (6.2%)
Deferred loan fees                                       (177)           (209)             32            15.3%
Undisbursed portion of loans                           (3,842)         (4,405)            563            12.8%
Allowance for loan losses                              (1,048)           (862)           (186)          (21.6%)
                                                    ---------       ---------       ---------
          Total loans, net                          $ 150,735       $ 160,609       $  (9,874)           (6.1)%
                                                    =========       =========       =========

While the Bank continues to be a strong residential lender throughout the communities in which it operates, as previously mentioned, management chose to curtail the Bank's mortgage originations rather than expose the Bank to what it believed to be unacceptable levels of interest rate risk. As a result, mortgage loans outstanding decreased $8,143,000 or 5.8%, from $140,196,000 for the year ended June 30, 2003 to $132,053,000 for the year ended June 30, 2004. The balance of the decline in loans from 2003 to 2004 was attributable to a $4,329,000 decline in construction loans which was partially offset by increases in commercial business and home improvement loans of $1,141,000 and $1,244,000, respectively.

THE ALLOWANCE FOR LOAN LOSSES increased from $862,000 at June 30, 2003 to $1,048,000 at June 30, 2004 as a result of provisions for loan losses of $330,000, which were partially offset by net charge offs of $144,000. The allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment regarding the impact of economic conditions on the portfolio.

The following table compares non-performing loans, which are loans past due 90 days or more and non-accruing loans, at June 30, 2004 and 2003, respectively

                                             June 30,     June 30,
                                              2004         2003
Non-accrual                                 $  683,000   $  634,000
Past due 90+ and still accruing                565,000    2,559,000
                                            ----------   ----------
Total non-performing loans                  $1,248,000   $3,193,000
                                            ==========   ==========

Non-performing loans decreased $1,945,000, from $3,193,000 at June 30, 2003, to $1,248,000 at June 30, 2004. This decrease can be broken down as follows; $1,205,000 in the 1-4 family mortgage portfolio, $744,000 in the commercial business loan portfolio. The decline in non-performing 1-4 mortgage loans represents a decline of 12 mortgages from 19 1-4 mortgage loans past-due 90 days or more to 7. The Bank is secured by first mortgages on each of these single-family residences. The decrease in non-performing commercial loans is attributable to one relationship (two loans) which was brought current during the year and continues to perform. Management is working closely with all delinquent borrowers to bring their loans current.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

The ratio of the Company's allowance for loan losses to non-performing loans was 84.0% and 27.0% at June 30, 2004 and 2003, respectively. The increase in the allowance as a percentage of non-performing loans is attributable to management's decision to increase the reserve for loan loss related to two specific credits (both are secured by first mortgages) by approximately $200,000 during year ended June 30, 2004. Management believes that the problems with these loans are isolated and not indicative of the loan portfolio in total.

FEDERAL HOME LOAN BANK STOCK increased $220,000 or 4.21%, from $5.27 million at June 30, 2003, to $5.49 million at June 30, 2004. This increase was entirely the result of stock dividends received during 2004.

INTEREST RECEIVABLE declined from $867,000 at June 30, 2003 to $731,000 at June 30, 2004. This decline was attributable to both a reduction in interest-earning assets and a decline in the interest rate earned on those assets. Average interest earning assets declined from $208,879,000 during the year ended June 30, 2003 to $193,694,000 during the year ended June 30, 2004. The shift from longer term interest bearing assets (loans) to lower yielding short-term investments and interest-bearing cash equivalents coupled with lower overall interest rates, resulted in a 95 basis point decline in the average rate earned on those assets from 6.68% for the year ended June 30, 2003 to 5.73% for the year ended June 30, 2004.

CASH SURRENDER VALUE OF LIFE INSURANCE increased from $0 at June 30, 2003, to $4,196,000 at June 30, 2004. In June 2003, both the Company's and Bank's Board of Directors authorized the purchase of life insurance on several key executives in an effort to protect the Bank against projected increases in employee benefit costs and to help mitigate the costs associated with replacing key members of management in the event of their untimely death. It should be noted that no additional benefits were provided by the Company or Bank to these executives as a result of this transaction.

DEPOSITS decreased $3.41 million or 2.9%, from $117.63 million at June 30, 2003 to $114.22 million at June 30, 2004. The following table illustrates changes in the various types of deposits at June 30 of each year presented.

                                          JUNE 30,   JUNE 30,    CHANGE       CHANGE -
                                            2004       2003       ($'S)         (%)
                                          --------   --------   --------      --------
Noninterest bearing accounts              $ 12,672   $  5,815   $  6,857       117.9%
NOW accounts                                19,964     21,700     (1,736)       (8.0)%
Super NOW accounts                           1,463      1,095        368        33.6%
Passbook accounts                           23,850     20,823      3,027        14.5%
Money market accounts                       26,346     26,763       (417)        1.6%
Certificates of deposit                     29,928     41,433    (11,505)      (27.8)%
                                          --------   --------   --------
Total deposits                            $114,223   $117,629   $ (3,406)       (2.9)%
                                          ========   ========   ========

Increases in noninterest bearing accounts and, passbook and accounts were primarily attributable to customers transferring proceeds from maturing certificates of deposit into these accounts. While the $1.7 million decline in NOW accounts was almost entirely attributable to timing differences related to one public funds depositor.

FHLB ADVANCES declined by $10.03 million or 15.8%, from $63.33 million at June 30,2003, to $53.30 million at June 30, 2004 as the Bank used proceeds generated from repayments on loans to fund maturing advances.

OTHER LIABILITIES decreased by $513,000 or 40.4%, from $1.27 million at June 30, 2003, to $757,000 at June 30, 2004. This decrease was primarily attributable to a $387,000 decline in advance payments by borrowers from June 30, 2003 to June 30, 2004, which is consistent with the decline in single family mortgages during that same time frame.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

TOTAL STOCKHOLDERS' EQUITY was virtually unchanged at $24.39 million at June 30, 2004. The following table illustrates the changes in stockholders' equity from June 30, 2003 to June 30, 2004.

Total stockholders' equity, June 30, 2003                   $ 24,351
Net income                                                     1,631
Change in the unrealized gain on securities AFS                  (55)
Cash dividends ($0.12 per share)                                (880)
Exercise of stock options                                        261
Tax benefit related to exercise of options                        24
Purchase of treasury shares                                   (1,105)
Net change in equity from ESOP shares                            164
                                                            --------
Total stockholders' equity, June 30, 2004                   $ 24,391
                                                            ========

As the table indicates, the Company earned $1.63 million in net income for the year ended June 30, 2004 and raised an additional $261,000 through the exercise of stock options. These increases were partially offset by $880,000 in dividends paid to the Company's stockholders and $1,105,000 in purchases of treasury stock.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS--COMPARISON OF YEARS ENDED JUNE 30, 2003 AND 2002

The Company reported earnings of $2,545,000 for the year ended June 30, 2003, a decline of $130,000, or 4.9% from the $2,675,000 reported for the same period in 2002. Basic earnings per share decreased $0.02, or 5.6% from $0.36 for the year ended June 30, 2002 to $0.34 for the year ended June 30, 2003. Diluted earnings per share decreased $0.02, or 5.7% from $0.35 for the year ended June 30, 2002 to $0.33 for the year ended June 30, 2003. The Company's return on average assets was 1.16% for 2003 compared to 1.23% for 2002 and the return on average equity was 10.07% for 2003, compared to 11.84% for 2002.

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

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

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

Interest expense was $5,900,000 for the year ended June 30, 2003, a decrease of $1,651,000, or 21.9% from $7,551,000 for the year ended June 30 2002, as interest expense paid on certificates of deposit, savings accounts and FHLB advances declined significantly in comparison to the previous year. Interest expense on certificates of deposit was $1,364,000, $1,052,000, or 43.5% lower than the $2,416,000 recorded in the year ended June 30, 2002. As illustrated in the accompanying average balance sheet, the average balance of certificates of deposit declined by $16,176,000, from $53,687,000 for the year ending June 30, 2002 to $37,511,000 for the year ending June 30, 2003. In addition, the average rate paid on those certificates of deposit decreased by 86 basis points, from 4.50% during 2002 to 3.64% during 2003. Interest expense on savings accounts was $268,000, $115,000 or 30.0% lower than the $383,000 recorded in the year ended June 30, 2002. As illustrated in the accompanying average balance sheet, the average balance of savings accounts increased by $10,056,000, from $18,219,000 for the year ending June 30, 2002 to $28,275,000 for the year ending June 30, 2003. This increase was more than offset by a decline in the interest rate paid on those accounts, the average rate paid on savings accounts decreased by 115 basis points, from 2.10% during 2002 to 0.95% during 2003. Interest expense on FHLB advances was $3,673,000, $533,000 or 12.7% lower than the $4,206,000 recorded in the year ended June 30, 2002. Also illustrated in the accompanying average balance sheet, the average balance of FHLB advances declined by $7,199,000, from $79,088,000 for the year ended June 30, 2002 to $71,889,000 for the year ended June 30, 2003. In addition, the average rate paid on those FHLB advances decreased by 21 basis points, from 5.32% during 2002 to 5.11% during 2003. These declines were somewhat offset by a slight increase in interest expense on the Company's demand deposit accounts as depositors chose to invest proceeds from maturing certificates into short-term accounts. Accordingly, the average balance of the Company's interest-bearing NOW and money market accounts increased $13,304,000, from $35,117,000 for the year ended June 30, 2002, to $48,421,000 for the year ended June 30, 2002.

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

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

NONINTEREST INCOME totaled $1,693,000 for the year ended June 30, 2003, $132,000, or 8.5%, higher than the $1,561,000 recorded for the year ended June 30, 2002. This increase was primarily attributable to fees related to services provided to deposit customers which increased $190,000, from $612,000 for the year ended June 30, 2002 to $802,000 for the year ended June 30, 2003 which was largely attributable to the migration form certificates of deposit to demand deposit accounts previously mentioned and an increase in other noninterest income of $36,000, from $188,000 for the year ended June 30, 2002 to $224,000 for the year ended June 30, 2003, which was largely attributable to fees earned from transactions initiated by non-deposit customers at the Bank's ATM's. These increases were partially offset by a decline in revenue generated by the Bank's trust department of $88,000 from $761,000 for the year ended June 30, 2002 to $673,000 for the year ended June 30, 2003. The reduction in trust department revenue was the result of a decline in "average assets under management" related to the downturn in the financial markets.

NONINTEREST EXPENSE remained fairly stable at $5,723,000 for the year ended June 30, 2003, $16,000 or 0.3% higher than the $5,707,000 reported for the year ended June 30, 2002, as increased data processing fees and other expenses were offset by a decline in professional fees.

Data processing fees totaled $533,000 for 2003 and $413,000 for 2002, an increase of $120,000 or 29.1%. This increase was primarily attributable to $25,000 increase in computer maintenance expense, a $30,000 increase in software expense and a $58,000 increase in depreciation.

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

Other expenses remained fairly stable at $1,414,000 for the year ended June 30, 2003, $54,000 or 39.7% less than the $1,360,000 reported for the year ended June 30, 2002. While this increase was attributable to small increases in several miscellaneous expense categories, increases in employee education, State of Ohio examination fees, organization dues and credit card and merchant related processing fees contributed to the majority of the increase during 2003.

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

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company's interest rate risk strategy primarily consists of: (i) emphasizing the attraction and retention of core deposits, which tend to be a more stable source of funding, (ii) emphasizing the origination of adjustable rate mortgage loan products and short-term commercial loans, the origination of which is largely dependent on the market demand for such loans, (iii) when market conditions are favorable and in consideration of the regulatory requirements relating to required levels of residential loans which must be maintained by the Bank, selling fixed-rate one-to-four-family mortgage loans, (iv) investing primarily in short-term U.S. Government securities and mortgage-backed securities, and (v) using FHLB advances as a funding source when rates on FHLB advances compare favorably to local competitive deposit rates. As a traditional thrift lender, the Company has a significant amount of its earning assets invested in fixed-rate mortgages with contractual maturities greater than one year. At June 30, 2004 an aggregate of $53.30 million, or 27.6% of total assets, were invested in such assets.

The following table sets forth the change in net portfolio values of the Bank's interest-earning assets and interest-bearing liabilities at June 30, 2004, assuming changes in interest rates. The assumptions used to prepare this table are the latest available by the OTS in assessing the interest rate sensitivity of thrift institutions.

                                        Change in Net Portfolio
Change in Interest Rate                      Value - Dollars        Change in Net Portfolio
    (Basis Points)                              (000's)                   Value - Percent
-----------------------                 -----------------------     ------------------------
           +300                               $   (5,689)                    (19)%
           +200                                   (3,367)                    (11)
           +100                                   (1,307)                     (4)
              0                                        -                       -
           -100                                     (370)                     (1)

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

LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY AND THE BANK

Recent legislation repealed the Office of Thrift Supervision's (the OTS) minimum liquidity ratio requirement for the Bank. Regulations now require the Bank to maintain sufficient liquidity to ensure its safe and sound operation. The Bank's regulatory liquidity was 16.00% and 18.00% at June 30, 2004 and 2003, respectively. The primary source of funding for the Company is dividend payments from the Bank. Dividend payments by the Bank are used by the Company to meet operating expenses and pay dividends to its stockholders.

The Bank's liquidity is a product of its operating, investing and financing activities. The primary investment activity of the Bank is the origination of mortgage loans and to a lesser extent commercial and consumer loans. The primary sources of funds are deposits, FHLB borrowings, prepayments and maturities of outstanding loans, mortgage-backed securities, and investments. While scheduled payments of loans and mortgage-backed

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

securities and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by interest rates, economic conditions and competition. The Bank utilizes FHLB borrowings to leverage its capital base and provide funds for lending and to better manage its interest rate risk. The primary investment of the Company is its investment in the Bank's stock.

At June 30, 2004, the Bank had outstanding commitments to originate mortgage loans of $4,524,000, unused lines of credit of $12,195,000 and standby letters of credit of $2,449,000. As of June 30, 2004, certificates of deposit scheduled to mature in one year or less totaled $20,822,000.

The following table presents additional information about the Company's unfunded commitments as of June 30, 2004, which by their terms have contractual maturity dates subsequent to June 30, 2004:

                            2005       2006      2007    2008  2009   There-after     Totals
                           ------      ----     ------   ----  ----   -----------    --------
Unfunded commitments:
 Letters of credit         $  437      $  3     $2,009   $  -  $  -   $         -    $  2,449
 Lines of credit            2,659       675      1,898    598   274         6,091      12,195

The following table presents additional information about the Company's contractual obligations as of June 30, 2004, which by their terms have contractual maturity and/or termination dates subsequent to June 30, 2004:

                               2005      2006      2007      2008         2009         There-after    Totals
                             -------    ------    ------    ------        ----         -----------    -------
Contractual Obligations:
 Certificates of deposit     $20,822    $2,106    $3,545    $2,553        $902         $         -    $29,928
 FHLB advances                30,404     4,919     1,548     5,097         873              10,454     53,295

Management believes that adequate liquidity is available to meet all known contractual obligations and unfunded commitments, including loan commitments and reasonable borrower, depositor, and creditor requirements over the next twelve months.

The Bank's most liquid assets are cash and cash equivalents. The level of cash and cash equivalents is dependent on the Bank's operating, financing lending and investing activities during any given period. At June 30, 2004, the Bank's cash and cash equivalents totaled $10,875,000. The Company's and Bank's future short-term requirements for cash are not expected to significantly change. However, in the event that the Bank should require funds in excess of its ability to generate them internally, additional sources of funds are available, including additional FHLB advances. With no parent company debt and sound capital levels, the Company should have many options available for satisfying its longer-term cash needs such as borrowing funds, raising equity capital and issuing trust preferred securities.

Management is not aware of any current recommendations or government proposals which, if implemented would have a material effect on the Company's liquidity, capital resources or operations.

The Bank is required by OTS regulations to meet certain minimum capital requirements. At June 30, 2004, the Bank exceeded all of its regulatory capital requirements with tangible and tier 1 capital both at $22,037,000 or 11.6% of adjusted total assets, and risk-based capital at $23,085,000 or 18.9% of risk-weighted assets. The required minimum ratios 1.5% for tangible capital to adjusted total assets, 4.0% for tier 1 capital to adjusted total

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

assets and 8.0% for risk-based capital to risk-weighted assets. See "Regulatory Matters" in the accompanying notes to the consolidated financial statements for the Bank's capital calculations as of June 30, 2004 and 2003.

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

The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as compensation and benefits, occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans made by the Bank. The Bank is unable to determine the extent, if any, to which properties securing the Bank's loans have appreciated in dollar value due to inflation.

IMPACT OF CURRENT ACCOUNTING ISSUES

In June 2003, the SEC issued its Final Rule regarding the reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002, "Management's Report on Internal Control over Financial Reporting and Certification of Disclosure in Exchange Act Periodic Reports" (Section 404). Section 404 requires public companies to develop and maintain a comprehensive process for assessing the effectiveness of the company's internal control of financial reporting, and to issue a report on that assessment. Section 404 will be effective for the Company beginning with its June 30, 2006, fiscal year end reporting. The interim disclosure provisions are effective for interim periods beginning after June 30, 2006. The Company has been unable to determine the impact the implementation of
Section 404 is expected to have on the Company's consolidated financial position or results of operations.

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS

                         MARKET AND DIVIDEND INFORMATION

As of June 30, 2004, the Company had approximately 700 shareholders of record of its common stock. The Company's common stock is traded on the over-the-counter stock market under the symbol "POHF." Sweeney Cartwright & Co. and Robert W. Baird, Investments act as market makers for the Company's stock. Although the company does not have knowledge of prices paid on all transactions, according to information furnished by brokers who deal in the Company's common stock, the following prices represent the price ranges recorded for the periods shown.

                           MARKET PRICE PER SHARE (1)

                MARKET PRICE
             ------------------           CASH
              LOW         HIGH         DIVIDENDS
             -----       ------        ---------
FISCAL
2004
1st Qtr.     $4.15       $ 4.40        $   0.060
2nd Qtr.      4.12         4.40                -
3rd Qtr.      4.15         4.20            0.060
4th Qtr.      4.16         4.20                -

FISCAL
2003
1st Qtr.     $3.11       $ 3.70        $   0.045
2nd Qtr.      3.35         3.70                -
3rd Qtr.      3.62         4.10            0.045
4th Qtr.      4.00         4.25                -

(1) Any payment of dividends will be subject to certain restrictions. See Note 11 to Consolidated Financial Statements.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes the Company's equity compensation plans as of June 30, 2004:

                                                                               Number of Securities
                                                                              Remaining Available for
                        Number of Securities   Weighted Average                Future Issuance Under
                         to be Issued Upon     Exercise Price of              Equity Compensation Plans
                        Exercise of Options   Outstanding Options  (excluding securities included in first column)
                        --------------------  -------------------  -----------------------------------------------
Equity compensation
 plans approved by
 shareholders                  669,137              $  3.83                           479,000

Equity compensation
 plans not approved by
 shareholders                       --                                                     --
                               -------                                                -------

          Total                669,137                                                479,000
                               =======                                                =======

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] DIRECTORS

                       PEOPLES OHIO FINANCIAL CORPORATION

                                    DIRECTORS

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

                              PEOPLES SAVINGS BANK

                                    DIRECTORS

IN MEMORIAM                                     PETER E. JENKINS                        THOMAS E. ROBINSON
                                                Manager of the Miami County Fair        Retired Executive
G. JOSEPH REARDON-CHAIRMAN                      Troy, Ohio                              Troy, Ohio
Retired President, Reardon & Associates
Manufacturing Representative
Troy, Ohio

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

[PEOPLES OHIO FINANCIAL CORPORATION LOGO] OFFICERS

                                    OFFICERS

RONALD B. SCOTT                                 JOHN A. WANNEMACHER                     LISA E. SCHELIN
President &                                     Vice-President/Attorney                 Assistant Vice-President
Chief Executive Officer                         Wealth Management Services              Administrative Officer

RICHARD J. DUTTON                               MICHAEL D. REED                         LINDA J. PITTENGER
Vice-President                                  Investment Officer                      Assistant Vice-President
Chief Financial Officer                         Wealth Management Services              Compliance Officer

B. ANNE MERCER                                  RICHARD B. FISHER                       ANNETTE L. GLADMAN
Vice-President                                  Administration Officer                  Assistant Vice-President
Chief Lending Officer                           Wealth Management Services              Data Processing Officer

RICHARD K. BENDER                               ROGER J. BORCHERS                       CHARLOTTE A. STEPHENSON
Vice-President                                  Operations Officer                      Assistant Vice-President
Technology/Operations                           Wealth Management Services              Finance Officer

LINDA A. DANIEL
Vice-President
Marketing/Administration

LEGAL COUNSEL                                                                           AUDITORS
Dungan & LeFevre Co., LPA                       Squire, Sanders & Dempsey L.L.P.        BKD, LLP
210 W. Main Street                              Huntington Center                       312 Walnut Street, Suite 300
Troy, Ohio 45373                                41 South High Street                    P.O. Box 5367
                                                Columbus, Ohio 43215                    Cincinnati, Ohio 45201-5367

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

                   [PEOPLES OHIO FINANCIAL CORPORATION LOGO]

                   635 South Market Street - Troy, Ohio 45373
                    Tel: (937) 339-5000 - Fax (937) 339-3297

                              www.YourLocalBank.com