Form 10-K, Exhibit 13
period 2005-06-30
PEOPLES OHIO FINANCIAL CORP
filed 2005-09-23
CIK 1157843

                                                                      Exhibit 13

                    (PEOPLES OHIO FINANCIAL CORPORATION LOGO)

                                    (GRAPHIC)

                                      2005
                                  Annual Report

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)
Your Local Bank

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

WEALTH MANAGEMENT SERVICES

   14 Weston Road
   Troy, Ohio
   937-335-8760

   126 High Street
   Piqua, Ohio
   937-778-2888

   8265 North Main Street
   Dayton, Ohio
   937-454-2200

                    (PEOPLES OHIO FINANCIAL CORPORATION LOGO)

Dear Shareholder:

Peoples Ohio Financial Corporation (OTC: POHF), holding company for Peoples Savings Bank (Troy-Piqua-Clayton), is pleased to report a strong earnings performance for Fiscal 2005.

As part of an ongoing strategy, we "grew" the bank while successfully managing interest rate risk...and, most importantly, returned to our historic role as one of the top lenders in Troy/ Miami County. In fact, Peoples was recently ranked ninth (based on loans originated) in a listing of Dayton, Ohio-area mortgage companies by the Dayton Business Journal.

Over the past few years, Peoples has proactively pursued a strategy to shrink the bank to mitigate risk of low interest rates and then returned to growth initiatives with the financial organization better positioned for future success. Current high loan demand and competitive loan products allowed the Bank to shift interest-earning assets from investment securities into residential construction, commercial real estate, and home equity loans without significant exposure to interest rate risk.

Peoples used a process in Fiscal 2005 which has served us extremely well in the past...finance developments, then finance the related construction loans and finally, acquire the resulting consumer loan business. Long-standing relationships with developers and builders, competitive financing packages and a strong local economy contributed to our success in growing loan volume and revenues.

In addition to the emphasis on lending, Peoples also focused on other basics of community banking like core deposits, wealth management and overall marketing. As a result, we were able to achieve a sound performance year of steady earnings improvement and growth.

For year-end Fiscal 2005, total earnings were $1,790,000 or $0.24 per diluted share, an increase of 9.7% from the $1,631,000, or $0.22 per diluted share, reported for year-end Fiscal 2004. It is also important to highlight the results of the fourth quarter/Fiscal 2005, ending June 30, which were $487,000, or $0.07 per diluted share and 50% greater than fourth quarter/Fiscal 2004 earnings of $322,000 or $0.04 per diluted share.

The overall performance of Peoples has remained high...particularly when compared to our peer group. When comparing important key indicators like return on assets (ROA), which was 0.92%, and return on equity (ROE), which was 7.30%, for Fiscal 2005, Peoples is in the mid-range to high-range in relation to its peer group.

                    (PEOPLES OHIO FINANCIAL CORPORATION LOGO)

We understand that any progress or success achieved must be measured in terms of shareholder value...a top priority for both the holding company and for the bank. Clearly, shares of Peoples Ohio Financial Corporation maintained their value through Fiscal 2005. We believe that a balanced program of increased dividends, stock buyback and sustained growth has benefited shareholders this past fiscal year.

However, future challenges for a small community financial organization are significant. We know that rising interest rates, costly government oversight, intense local competition and sustained earnings growth confront us as major issues. While our current team of directors, management and employees is strong and very capable, we must work diligently and creatively to provide good basic products while developing new services to generate interest and non-interest income.

This is the 115th year of service to customers and community for Peoples. Since 1890, this organization has been the "local bank" and has continually reinvented itself to be current, innovative and competitive. We are constantly looking to the future for ways to improve services and profitability...while remembering that whatever we do must benefit our customers, our communities, and, most importantly, our shareholders.

Sincerely,


/s/ Ronald B. Scott
-------------------------------------
Ronald B. Scott
President/CEO

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

SELECTED CONSOLIDATED FINANCIAL DATA

                                               At June 30,
                          ----------------------------------------------------
                            2005       2004       2003       2002       2001
                          --------   --------   --------   --------   --------
                                              (In thousands)
BALANCE SHEET DATA:
Total amount of:
   Assets                 $199,881   $193,196   $207,349   $219,922   $214,841
   Loans, net              171,187    150,735    160,609    201,716    197,483
   Deposits                126,520    114,223    117,629    120,447    108,398
   FHLB advances            46,123     53,295     63,329     74,174     83,522
   Stockholders' equity     24,925     24,391     24,351     23,106     21,002

                                                 Year ended June 30,
                                   -----------------------------------------------
                                     2004      2004      2003      2002      2001
                                   -------   -------   -------   -------   -------
                                          (In thousands, except per share data)
STATEMENT OF INCOME DATA:
Total interest income              $11,060   $11,095   $13,953   $15,918   $16,338
Total interest expense               3,926     4,144     5,900     7,551     9,392
Net interest income                  7,134     6,951     8,054     8,367     6,946
Provision for loan losses              183       330       140       138        --
Non-interest income                  2,072     2,174     1,693     1,561     1,485
Non-interest expense                 6,405     6,420     5,723     5,707     4,737
Net income                           1,790     1,631     2,545     2,675     2,421

PER SHARE DATA:
Basic earnings                     $  0.25   $  0.22   $  0.34   $  0.36   $  0.33
Diluted earnings                      0.24      0.22      0.33      0.35      0.32
Cash dividends                        0.13      0.12      0.09     0.065      0.03
Year-end book value                   3.42      3.34      3.27      3.11      2.82
Year-end market value                 4.10      4.16      4.20      3.35      3.00

KEY RATIOS:
Return on average assets              0.92%     0.82%     1.16%     1.23%     1.14%
Return on average equity              7.30      6.57     10.07     11.84     11.87
Average equity to average assets     12.60     12.20     11.49     10.38      9.64
Net interest margin                   3.85      3.59      3.86      4.02      3.41
Efficiency ratio (1)                 69.57     70.36     58.70     57.50     56.20
Dividend payout ratio (2)            52.00     54.55     26.47     18.06      9.09

----------
(1) Represents noninterest expense as a percentage of the sum of net interest income and noninterest income.

(2)  Represents dividends per share divided by basic earnings per share.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

(BKD LLP LOGO)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Stockholders
Peoples Ohio Financial Corporation
Troy, Ohio

We have audited the accompanying consolidated balance sheets of Peoples Ohio Financial Corporation as of June 30, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Ohio Financial Corporation as of June 30, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.


(BKD, LLP)
Cincinnati, Ohio
August 3, 2005

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

CONSOLIDATED BALANCE SHEETS

                             JUNE 30, 2005 AND 2004

                                                                           2005           2004
                                                                       ------------   ------------
ASSETS
   Cash and cash equivalents                                           $  8,991,963   $ 10,875,107
   Held-to-maturity securities (fair value of $486,000 and $543,000)        460,690        516,429
   Available-for-sale securities                                          3,960,867     15,725,636
   Loans, net of allowance for loan losses of $725,090 and
      $1,047,887                                                        171,187,044    150,734,679
   Premises and equipment                                                 4,053,989      4,399,413
   Federal Home Loan Bank stock                                           5,735,700      5,487,000
   Interest receivable                                                      733,000        730,940
   Cash surrender value of life insurance                                 4,362,364      4,196,239
   Other assets                                                             395,251        530,095
                                                                       ------------   ------------
      Total assets                                                     $199,880,869   $193,195,538
                                                                       ============   ============
LIABILITIES
   Deposits                                                            $126,520,450   $114,223,395
   Federal Home Loan Bank advances                                       46,123,030     53,295,390
   Interest payable                                                         156,400         63,091
   Other liabilities                                                      1,655,503        756,830
                                                                       ------------   ------------
      Total liabilities                                                 174,455,383    168,338,706
                                                                       ------------   ------------
COMMITMENTS AND CONTINGENCIES

EQUITY FROM ESOP SHARES                                                     500,278        465,999
                                                                       ------------   ------------
STOCKHOLDERS' EQUITY
   Preferred stock, no par value, 1,000,000 shares authorized; none issued or outstanding
   Common stock, no par value
      Authorized -- 15,000,000 shares
      Issued -- 7,583,652 shares                                          7,461,633      7,471,633
   Additional paid-in capital                                                51,548         24,424
   Retained earnings                                                     18,684,404     18,094,209
   Accumulated other comprehensive income (loss)                             (6,455)         1,474
   Treasury stock, at cost
      Common, 2005 -- 301,843 shares, 2004 -- 287,424 shares             (1,265,922)    (1,200,907)
                                                                       ------------   ------------
      Total stockholders' equity                                         24,925,208     24,390,833
                                                                       ------------   ------------
      Total liabilities and stockholders' equity                       $199,880,869   $193,195,538
                                                                       ============   ============

See Notes to Consolidated Financial Statements

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

CONSOLIDATED STATEMENTS OF INCOME

                    YEARS ENDED JUNE 30, 2005, 2004 AND 2003

                                                            2005          2004          2003
                                                        -----------   -----------   -----------
INTEREST INCOME
   Loans receivable                                     $10,388,190   $10,271,265   $13,396,877
   Investment securities                                    340,576       540,678       206,722
   Other interest and dividend income                       331,173       282,593       349,588
                                                        -----------   -----------   -----------
         Total interest income                           11,059,939    11,094,536    13,953,187
                                                        -----------   -----------   -----------
INTEREST EXPENSE
   Deposits                                               1,336,751     1,241,664     2,226,509
   Borrowings                                             2,589,122     2,902,008     3,673,164
                                                        -----------   -----------   -----------
         Total interest expense                           3,925,873     4,143,672     5,899,673
                                                        -----------   -----------   -----------
NET INTEREST INCOME                                       7,134,066     6,950,864     8,053,514
   Provision for loan losses                                183,065       329,901       140,000
                                                        -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                            6,951,001     6,620,963     7,913,514
                                                        -----------   -----------   -----------
NONINTEREST INCOME
   Fiduciary activities                                     470,906       559,441       673,019
   Service charges on deposit accounts and other          1,138,395     1,126,369       802,451
   Service charges derived from automatic teller
      machines                                              190,793       165,255       163,457
   Net realized gain (loss) on sale of
      available-for-sale securities                               0        67,738        (6,597)
   Increase in cash surrender value of life insurance       183,876       198,628         8,768
   Other income                                              88,397        56,703        51,999
                                                        -----------   -----------   -----------
         Total noninterest income                         2,072,367     2,174,134     1,693,097
                                                        -----------   -----------   -----------
NONINTEREST EXPENSES
   Salaries and employee benefits                         2,971,687     2,915,187     2,761,617
   Net occupancy expenses                                   435,067       449,861       408,020
   Director fees                                            189,260       150,500       150,000
   Equipment expenses                                       134,898       153,627       170,332
   Data processing fees                                     677,532       636,512       532,802
   Professional fees                                        337,716       404,837       224,644
   Advertising expenses                                     148,972       155,857       111,217
   State of Ohio franchise taxes                            300,000       282,380       252,880
   Other expenses                                         1,210,300     1,271,492     1,111,238
                                                        -----------   -----------   -----------
         Total noninterest expenses                       6,405,432     6,420,253     5,722,750
                                                        -----------   -----------   -----------
INCOME BEFORE INCOME TAX                                  2,617,936     2,374,844     3,883,861
   Income tax expense                                       827,628       744,038     1,338,819
                                                        -----------   -----------   -----------
NET INCOME                                              $ 1,790,308   $ 1,630,806   $ 2,545,042
                                                        ===========   ===========   ===========
BASIC EARNINGS PER SHARE                                $      0.25   $      0.22   $      0.34
                                                        ===========   ===========   ===========
DILUTED EARNINGS PER SHARE                              $      0.24   $      0.22   $      0.33
                                                        ===========   ===========   ===========

See Notes to Consolidated Financial Statements

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 2005, 2004 AND 2003

                                                                                   ACCUMLUATED
                                            COMMON     ADDITIONAL                     OTHER
                                             STOCK       PAID-IN      RETAINED    COMPREHENSIVE     TREASURY
                                            AMOUNT       CAPITAL      EARNINGS    INCOME (LOSS)      STOCK         TOTAL
                                          ----------   ----------   -----------   -------------   -----------   -----------
BALANCES, JULY 1, 2002                    $7,299,734   $ 203,084    $15,603,443                                 $23,106,261
   Net income                                                         2,545,042                                   2,545,042
   Change in unrealized gain (loss) on
      securities available for sale,
      net of reclassification
      adjustment and tax effect                                                     $ 56,616                         56,616
                                                                                                                -----------
         Total comprehensive income                                                                               2,601,658
   Cash dividends ($.09 per share)                                     (679,664)                                   (679,664)
   Exercise of stock options                 144,002     (30,284)                                 $   133,974       247,692
   Purchase of treasury shares                                                                       (777,235)     (777,235)
   Tax benefit of stock options                           13,800                                                     13,800
   Net change in equity from
      ESOP shares                            (10,150)                  (151,410)                                   (161,560)
                                          ----------   ---------    -----------     --------      -----------   -----------
BALANCES, JUNE 30, 2003                    7,433,586     186,600     17,317,411       56,616         (643,261)   24,350,952
   Net income                                                         1,630,806                                   1,630,806
   Change in unrealized gain (loss) on
      securities available for sale,
      net of reclassification
      adjustment and tax effect                                                      (55,142)                       (55,142)
                                                                                                                -----------
         Total comprehensive income                                                                               1,575,664
   Cash dividends ($.12 per share)                                     (880,419)                                   (880,419)
   Exercise of stock options                            (186,600)       (99,822)                      547,544       261,122
   Purchase of treasury shares                                                                     (1,105,190)   (1,105,190)
   Tax benefit of stock options                           24,424                                                     24,424
   Net change in equity from
      ESOP shares                             38,047                    126,233                                     164,280
                                          ----------   ---------    -----------     --------      -----------   -----------
BALANCES, JUNE 30, 2004                    7,471,633      24,424     18,094,209        1,474       (1,200,907)   24,390,833
   Net income                                                         1,790,308                                   1,790,308
   Change in unrealized gain (loss)
      on securities available for sale,
      net of tax effect                                                               (7,929)                        (7,929)
                                                                                                                -----------
         Total comprehensive income                                                                               1,782,379
   Cash dividends ($.13 per share)                                     (944,134)                                   (944,134)
   Exercise of stock options                                           (231,700)                      437,137       205,437
   Purchase of treasury shares                                                                       (502,152)     (502,152)
   Tax benefit of stock options                           27,124                                                     27,124
   Net change in equity from
      ESOP shares                            (10,000)                   (24,279)                                    (34,279)
                                          ----------   ---------    -----------     --------      -----------   -----------
BALANCES, JUNE 30, 2005                   $7,461,633   $  51,548    $18,684,404     $ (6,455)     $(1,265,922)  $24,925,208
                                          ==========   =========    ===========     ========      ===========   ===========

See Notes to Consolidated Financial Statements

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED JUNE 30, 2005, 2004 AND 2003

                                                                      2005           2004           2003
                                                                  ------------   ------------   ------------
OPERATING ACTIVITIES
   Net income                                                     $  1,790,308   $  1,630,806   $  2,545,042
   Items not requiring (providing) cash
      Provision for loan losses                                        183,065        329,901        140,000
      Depreciation and amortization                                    372,613        389,845        393,970
      Amortization of deferred loan fees                              (219,933)      (184,836)      (120,146)
      Deferred income tax                                              171,000        106,000         74,000
      Investment securities amortization, net                           36,609        126,050         44,885
      Federal Home Loan Bank (FHLB) stock dividends                   (248,700)      (214,200)      (221,200)
      Net realized (gain) loss on available-for-sale securities              0        (67,738)         6,597
      Increase in cash surrender value of life insurance              (166,125)      (196,239)            --
   Net change in
      Interest receivable                                               (2,060)       136,210        192,400
      Interest payable                                                  93,309        (71,484)       (96,811)
      Other assets                                                     436,223      2,137,364     (1,985,529)
      Other liabilities                                                731,757       (595,728)      (323,756)
                                                                  ------------   ------------   ------------
         Net cash provided by operating activities                   3,178,066      3,525,951        649,452
                                                                  ------------   ------------   ------------
INVESTING ACTIVITIES
   Purchases of available for sale securities                                0    (19,373,945)   (22,020,584)
   Proceeds from calls and maturities of available-for-sale
      securities                                                    11,717,133        953,476        210,000
   Proceeds from sale of available-for-sale securities                       0     19,240,005      5,158,116
   Proceeds from maturities of securities held to maturity              54,752        263,192        341,910
   Net change in loans                                             (20,689,752)     9,729,187     41,087,266
   Purchases of premises and equipment                                 (27,189)      (134,343)      (399,173)
   Purchase of life insurance contracts                                      0     (4,000,000)            --
                                                                  ------------   ------------   ------------
         Net cash provided (used) by investing activities           (8,945,056)     6,677,572     24,377,535
                                                                  ------------   ------------   ------------
FINANCING ACTIVITIES
   Net change in
      Interest-bearing demand and savings deposits                   1,555,467      8,098,991      4,522,222
      Certificates of deposit                                       10,741,588    (11,505,000)    (7,339,420)
   Proceeds of FHLB advances                                        68,232,000     62,500,000             --
   Repayment of FHLB advances                                      (75,404,360)   (72,533,356)   (10,845,663)
   Cash dividends                                                     (944,134)      (880,419)      (679,664)
   Purchase of treasury stock                                         (502,152)    (1,105,190)      (777,235)
   Proceeds from exercise of stock options                             205,437        261,122        247,692
                                                                  ------------   ------------   ------------
         Net cash provided (used) by financing activities            3,883,846    (15,163,852)   (14,872,068)
                                                                  ------------   ------------   ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                             (1,883,144)    (4,960,329)    10,154,919
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                        10,875,107     15,835,436      5,680,517
                                                                  ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                            $  8,991,963   $ 10,875,107   $ 15,835,436
                                                                  ============   ============   ============
ADDITIONAL CASH FLOWS INFORMATION
   Interest paid                                                  $  3,832,564   $  4,215,156   $  5,996,484
   Income tax paid                                                $    455,000   $    744,279   $  1,164,014
   Transfers from loans to other real estate owned                $    274,255   $         --   $         --

See Notes to Consolidated Financial Statements

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS

          The accounting and reporting policies of Peoples Ohio Financial Corporation (the "Company") and its wholly owned subsidiary, Peoples Savings Bank of Troy (the "Bank"), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

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

     CASH EQUIVALENTS

          The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At June 30, 2005 and 2004, cash equivalents consisted of interest-bearing demand deposits.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

     SECURITIES

          Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in noninterest income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

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

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

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

FEDERAL HOME LOAN BANK STOCK

     Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

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

STOCK OPTIONS

     The Company has stock-based employee and non-employee director compensation plans, which are described more fully in Note 13. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation. The proforma effect on income for 2004 and 2003 includes the effect of forfeitures.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

STOCK OPTIONS

                                           YEAR ENDED JUNE 30
                                        ------------------------
                                         2005     2004     2003
                                        ------   ------   ------
Net income, as reported                 $1,790   $1,631   $2,545
Less: Total stock-based employee
   compensation cost determined
   under the fair value based method,
   net of income taxes                     (50)     (37)       6
                                        ------   ------   ------
Pro forma net income                    $1,740   $1,594   $2,551
                                        ======   ======   ======
Earnings per share:
   Basic - as reported                    0.25     0.22     0.34
   Basic - pro forma                      0.24     0.22     0.34
   Diluted - as reported                  0.24     0.22     0.33
   Diluted - pro forma                    0.24     0.21     0.33

ADVERTISING COSTS

     Advertising costs are expensed as incurred.

INCOME TAXES

     Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. The Company files consolidated income tax returns with its subsidiary.

NOTE 2: RESTRICTION ON CASH AND DUE FROM BANKS

     The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 2005 was $200,000.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 3: INVESTMENTS

     The amortized cost and approximate fair values of securities are as follows:

                                                  GROSS        GROSS
                                   AMORTIZED   UNREALIZED   UNREALIZED   APPROXIMATE
                                      COST        GAINS       LOSSES      FAIR VALUE
                                   ---------   ----------   ----------   -----------
AVAILABLE-FOR-SALE SECURITIES:
   June 30, 2005:
      U.S. government agencies      $ 1,850        $           $ (7)       $ 1,843
      Mortgage-backed securities      2,121         --           (3)         2,118
                                    -------        ---         ----        -------
                                    $ 3,971        $           $(10)       $ 3,961
                                    =======        ===         ====        =======
   June 30, 2004:
      U.S. government agencies      $11,361        $41         $ (5)       $11,397
      Mortgage-backed securities      4,363         --          (34)         4,329
                                    -------        ---         ----        -------
                                    $15,724        $41         $(39)       $15,776
                                    =======        ===         ====        =======

                                                  GROSS        GROSS
                                   AMORTIZED   UNREALIZED   UNREALIZED   APPROXIMATE
                                      COST        GAINS       LOSSES      FAIR VALUE
                                   ---------   ----------   ----------   -----------
HELD TO MATURITY SECURITIES:
   June 30, 2005:
      U.S. government agencies        $103         $ 3          $--          $106
      Mortgage-backed securities       257          19           --           276
      State and political
         subdivisions                  101           3           --           104
                                      ----         ---          ---          ----
                                      $461         $25          $--          $486
                                      ====         ===          ===          ====
   June 30, 2004:
      U.S. Treasury                   $104         $ 1          $--          $105
      Mortgage-backed securities       312          24           --           336
      State and political
         subdivisions                  100           2           --           102
                                      ----         ---          ---          ----
                                      $516         $27          $--          $543
                                      ====         ===          ===          ====

The amortized cost and fair value of securities available for sale and held to maturity at June 30, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

                             AVAILABLE FOR SALE    HELD TO MATURITY
                             ------------------   -----------------
                             AMORTIZED    FAIR    AMORTIZED    FAIR
                                COST      VALUE      COST     VALUE
                             ---------   ------   ---------   -----
One to five years              $1,850    $1,843      $103      $106
After ten years                    --        --       101       104
                               ------    ------      ----      ----
Mortgage-backed securities      1,850     1,843       204       210
                                2,121     2,118       257       276
                               ------    ------      ----      ----
   Totals                      $3,971    $3,961      $461      $486
                               ======    ======      ====      ====

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $3,959,000 at June 30, 2005 and $11,863,000 at June 30, 2004.

There were no sales of securities during 2005. Gross gains and losses of $67,738 and $(6,597) resulting from sales of available-for-sale securities were realized for 2004 and 2003. The tax expense (benefit) for net gains and losses on securities for 2004 and 2003 was $23,000 and $(2,000), respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2005, was $3,961,000, which is approximately 89% of the fair value of the Company's investment portfolio. These declines primarily resulted from recent increases in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

Securities with unrealized losses at June 30, were as follows:

                                   LESS THAN 12 MONTHS       12 MONTHS OR LONGER              TOTAL
                                 -----------------------   -----------------------   -----------------------
                                              UNREALIZED                UNREALIZED                UNREALIZED
JUNE 30, 2005                    FAIR VALUE     LOSSES     FAIR VALUE     LOSSES     FAIR VALUE     LOSSES
-------------                    ----------   ----------   ----------   ----------   ----------   ----------
AVAILABLE FOR SALE SECURITIES:
   U.S. government agencies        $   --         $--        $1,843        $(7)        $1,843        $ (7)
   Mortgage-backed securities       2,118          (3)           --         --         $2,118          (3)
                                   ------         ---        ------        ---         ------        ----
                                   $2,118         $(3)       $1,843        $(7)        $3,961        $(10)
                                   ======         ===        ======        ===         ======        ====

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

JUNE 30, 2004                      LESS THAN 12 MONTHS       12 MONTHS OR LONGER              TOTAL
                                 -----------------------   -----------------------   -----------------------
                                              UNREALIZED                UNREALIZED                UNREALIZED
                                 FAIR VALUE     LOSSES     FAIR VALUE     LOSSES     FAIR VALUE     LOSSES
                                 ----------   ----------   ----------   ----------   ----------   ----------
AVAILABLE FOR SALE SECURITIES:
   U.S. government agencies        $1,845        $ (5)         $--          $--        $1,845        $ (5)
   Mortgage-backed securities       4,328         (34)          --           --         4,328         (34)
                                   ------        ----          ---          ---        ------        ----
                                   $6,173        $(39)         $--          $--        $6,173        $(39)
                                   ======        ====          ===          ===        ======        ====

Note 4: LOANS AND ALLOWANCE FOR LOAN LOSSES

                                           2005       2004
                                         --------   --------
Mortgage loans on existing real estate
   Residential single family units       $111,985   $100,629
   Other residential and commercial        29,952     27,582
                                         --------   --------
      Total real estate loans             141,937    128,211
Construction loans                         18,281     12,315
Commercial business                         6,805      6,714
Consumer                                    1,681      2,282
Home improvement                            8,598      6,016
Deposit and other loans                       187        264
                                         --------   --------
                                          177,489    155,802
Deferred loan fees                            (84)      (177)
Undisbursed portion of loans               (5,493)    (3,842)
 Allowance for loan losses                   (725)    (1,048)
                                         --------   --------
   Total loans                           $171,187   $150,735
                                         ========   ========

                              2005     2004     2003
                             ------   ------   -----
Allowance for loan losses
   Balances, July 1          $1,048   $  862   $ 882
   Provision for losses         183      330     140
   Recoveries on loans           19       21      29
   Loans charged off           (525)    (165)   (189)
                             ------   ------   -----
   Balances, June 30         $  725   $1,048   $ 862
                             ======   ======   =====

     At June 30, 2005, impaired loans were $227,000 and had no related allowance for loan losses. At June 30, 2004, impaired loans were $899,000 and had a related allowance for loan losses of $438,000.

     Interest of $5,534 and $18,576 was recognized on average impaired loans of $577,000 and $1,087,000 for 2005 and 2004, respectively. Interest of $4,844 and $1,076 was recognized on impaired loans on a cash basis during 2005 and 2004, respectively.

     At June 30, 2005 and 2004, accruing loans delinquent 90 days or more totaled $334,000 and $565,000, respectively. Non-accruing loans at June 30, 2005 and 2004 were $415,000 and $683,000, respectively.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 5: PREMISES AND EQUIPMENT

                                     2005      2004
                                   -------   -------
Land                               $   955   $   955
Buildings                            4,864     4,864
Equipment                            3,819     3,792
                                   -------   -------
   Total cost                        9,638     9,611
Accumulated depreciation            (5,584)   (5,212)
                                   -------   -------
   Net premises and equipment      $ 4,054   $ 4,399
                                   =======   =======

NOTE 6: DEPOSITS

                                                             2005       2004
                                                           --------   --------
Noninterest bearing accounts                               $ 14,620   $ 12,672
NOW accounts                                                 19,752     19,964
Super NOW accounts                                            1,271      1,463
Passbook accounts                                            24,049     23,850
Money market accounts                                        26,158     26,346
Certificates and other time deposits of $100,000 or more     16,280      9,231
Other certificates and time deposits                         24,390     20,697
                                                           --------   --------
   Total deposits                                          $126,520   $114,223
                                                           ========   ========
Certificates and other time deposits maturing in years
   ending June 30
   2006                                                    $ 24,081
   2007                                                      10,971
   2008                                                       3,406
   2009                                                         841
   2010                                                       1,341
   Thereafter                                                    30
                                                           --------
                                                           $ 40,670
                                                           ========

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 7: LONG-TERM DEBT

                                                               2005      2004
                                                             -------   -------
Federal Home Loan Bank advances, fixed and variable rates,
   due at various dates through May 1, 2022                  $46,123   $53,295
                                                             =======   =======

     The Federal Home Loan Bank advances are secured by substantially all first-mortgage loans and FHLB stock. Advances are subject to restrictions or penalties in the event of prepayment.

Maturities in years ending June 30
2006                                 $ 4,996
2007                                   3,649
2008                                   5,166
2009                                   8,888
2010                                  11,706
Thereafter                            11,718
                                     -------
                                     $46,123
                                     =======

     The Bank has unused letters of credit with the Federal Home Loan Bank aggregating $31,050,000 at June 30, 2005, and expiring at various dates from July 2005 through March 2010.

NOTE 8: INCOME TAX

                                         2005   2004    2003
                                         ----   ----   ------
Income tax expense
   Currently payable                     $657   $638   $1,265
   Deferred income taxes                  171    106       74
                                         ----   ----   ------
      Income tax expense                 $828   $744   $1,339
                                         ====   ====   ======
Reconciliation of federal statutory to
   actual tax expense
   Federal statutory income tax at 34%   $890   $807   $1,321
   Life insurance                         (63)   (67)      --
   Other                                    1      4       18
                                         ----   ----   ------
      Actual tax expense                 $828   $744   $1,339
                                         ====   ====   ======

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

     A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:

                                                        2005      2004
                                                      -------   -------
DEFERRED TAX ASSETS
   Allowance for loan losses                          $   247   $   356
   Organizational costs                                     8        13
   Unrealized loss on available for sale securities         3        --
   Other                                                    7        11
                                                      -------   -------
      Total assets                                        265       380
                                                      -------   -------
DEFERRED TAX LIABILITIES
   FHLB stock                                            (810)     (725)
   Depreciation                                          (147)     (174)
   Prepaid expenses                                       (98)     (101)
   Unrealized gain on available for sale securities        --        (1)
                                                      -------   -------
      Total liabilities                                (1,055)   (1,001)
                                                      -------   -------
                                                      $  (790)  $  (621)
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

NOTE 9: OTHER COMPREHENSIVE INCOME (LOSS)

     Other comprehensive income components and related taxes were as follows:

                                          2005   2004   2003
                                          ----   ----   ----
Unrealized gains (losses) on securities
   available for sale                     $(12)  $(16)   $79
Reclassification for realized amount
   included in income                       --     67     (7)
                                          ----   ----    ---
   Other comprehensive income (loss),
      before tax effect                    (12)   (83)    86
Tax expense (credit)                        (4)   (28)    29
                                          ----   ----    ---
   Other comprehensive income (loss)      $ (8)  $(55)   $57
                                          ====   ====    ===

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 10: REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2005 and 2004, that the Bank meets all capital adequacy requirements to which it is subject.

     As of June 30, 2005, the most recent notification from Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                          TO BE WELL-CAPITALIZED
                                                        FOR CAPITAL      UNDER PROMPT CORRECTIVE
                                        ACTUAL       ADEQUACY PURPOSES      ACTION PROVISIONS
                                   ---------------   -----------------   -----------------------
                                    AMOUNT   RATIO     AMOUNT   RATIO         AMOUNT   RATIO
                                   -------   -----    -------   -----        -------   -----
As of June 30, 2005
   Total Risk-Based Capital
      (to Risk-Weighted Assets)    $24,353   18.1%    $10,773    8.0%        $13,466   10.0%
   Tier I Capital
      (to Risk-Weighted Assets)     23,628   17.5%      5,386    4.0%          8,079    6.0%
   Core Capital
      (to Adjusted Total Assets)    23,628   11.9%      7,958    4.0%          9,948    5.0%
   Tangible Capital
      (to Adjusted Total Assets)    23,628   11.9%      2,984    1.5%

As of June 30, 2004
   Total Risk-Based Capital
      (to Risk-Weighted Assets)    $23,085   18.9%    $ 9,776    8.0%        $12,220   10.0%
   Tier I Capital
      (to Risk-Weighted Assets)     22,037   18.0%      4,888    4.0%          7,332    6.0%
   Core Capital
      (to Adjusted Total Assets)    22,037   11.6%      7,625    4.0%          9,531    5.0%
   Tangible Capital
      (to Adjusted Total Assets)    22,037   11.6%      2,859    1.5%

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

     Without prior approval, current regulations allow the Bank to pay dividends not exceeding net profits (as defined) for the current year plus retained net income for the previous two calendar years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. At June 30, 2005, total regulatory capital of the Bank was $23,653,000, none of which was available for distribution to the Company without prior regulatory approval.

NOTE 11: EMPLOYEE BENEFIT PLANS

     The Bank has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Bank's funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Bank may determine to be appropriate from time to time. The Bank expects to contribute $152,000 to the plan next year.

     The Bank uses a June 30 measurement date for the plan. Information about the plan's funded status and pension cost follows:

                                                 PENSION BENEFITS
                                                 ----------------
                                                  2005     2004
                                                 ------   ------
Change in benefit obligation
   Beginning of year                             $1,182   $1,087
      Service cost                                   97       95
      Interest cost                                  84       77
      Actuarial loss                                 29       23
      Benefits paid                                 (50)    (100)
                                                 ------   ------
   End of year                                    1,342    1,182
                                                 ------   ------
Change in fair value of plan assets
   Beginning of year                                753      658
      Actuarial return on plan assets                55       41
      Employer contribution                         174      154
      Benefits paid                                 (50)    (100)
                                                 ------   ------
   End of year                                      932      753
                                                 ------   ------
Funded status                                      (410)    (429)
Unrecognized net actuarial loss                     415      402
Unrecognized prior service cost                      (7)     (11)
                                                 ------   ------
Accrued benefit cost                                 (2)  $  (38)
                                                 ======   ======
Accumulated benefit obligation                    1,026   $  879
                                                 ======   ======
   Intangible asset                              $   --   $   --
                                                 ======   ======
   Accumulated other comprehensive income        $   --   $   --
                                                 ======   ======
Weighted-average assumptions used to determine
   benefit obligation
   Discount rate                                      7%       7%
   Rate of compensation increase                      4%       4%

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

                                           2005   2004   2003
                                           ----   ----   ----
Weighted-average assumptions used
   to determine benefit cost
      Discount rate                           7%     7%     7%
      Expected return on plan assets          8%     8%     8%
      Rate of compensation increase           4%     4%     4%

Components of net periodic benefit cost
      Service cost                         $ 97   $ 95   $ 93
      Interest cost                          84     77     68
      Expected return on plan assets        (55)   (44)   (30)
      Amortization of prior service cost     (4)    (4)    (4)
      Recognized net actuarial loss          17     13     10
                                           ----   ----   ----
Net periodic benefit cost                  $139   $137   $137
                                           ====   ====   ====

The Bank has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of June 30, 2005:

            PENSION BENEFITS
            ----------------
2006              $ 15
2007                19
2008                21
2009                26
2010                35
2011-2015          564

Plan assets are held by a bank-administered trust fund, which invests the plan assets in accordance with the provisions of the plan agreement. The plan agreement permits investment of up to 100% of the plan assets in common stocks, corporate bonds and debentures, U.S. Government securities, and other specified investments. The plan may invest in certain derivative securities.

Asset allocation is primarily based on a strategy to provide a combination of long-term growth and current income.

Plan assets are re-balanced quarterly. At June 30, 2005 and 2004, plan assets by category are as follows:

                             2005    2004
                            -----   -----
Cash                         12.6%    1.6%
Corporate debt securities      --     7.9
Mutual funds                 87.3    90.4
Other                         0.1     0.1
                            -----   -----
                            100.0%  100.0%
                            =====   =====

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

     The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 3 percent of base salary contributed by participants. The Bank's expense for the plan was $51,214 for 2005, $55,519 for 2004 and $49,749 for 2003.

     The Bank also has an employee stock ownership plan covering substantially all of its employees. The cost of the plan is borne by the Bank through contributions to an employee stock ownership trust in amounts determined by the Board of Directors. The Company records compensation expense equal to the cash contributions to the Plan. Dividends on ESOP shares (all allocated) are recorded as a reduction of retained earnings. The cash contributions to the plan in 2005, 2004 and 2003 were $40,000, $29,000 and $51,000, respectively.

     In addition to the contributions made to participants' accounts, the accounts are credited annually with the participants' share of investment earnings, and losses or expenses of the trust fund. Benefits under the Plan become 100% vested over periods up to 7 years or in the event of death, disability, or attaining age 65 (normal retirement age under the Plan) or termination of the Plan. The total number of shares held by the plan, all of which have been allocated to participant accounts, was 122,019 and 112,019 at June 30, 2005 and 2004. Under certain circumstances, the ESOP may be obligated to repurchase allocated ESOP shares. The Company is obligated at the option of each beneficiary to repurchase ESOP shares upon the beneficiary's termination or after retirement. At June 30, 2005, the fair value of all shares subject to the repurchase obligation is $500,278. All ESOP shares are included as outstanding in the calculation of earnings per share information.

     Below are the transactions affecting the ESOP equity accounts:

                                           COMMON   RETAINED
                                            STOCK   EARNINGS   TOTAL
                                           ------   --------   -----
Balances, July 1, 2002                     $1140     $ 329     $ 469
   Net change in equity from ESOP shares      10       151       161
                                           -----     -----     -----
Balances, June 30, 2003                      150       480       630
   Net change in equity from ESOP shares     (38)     (126)     (164)
                                           -----     -----     -----
Balances, June 30, 2004                      112       354       466
   Net change in equity from ESOP shares      10        24        34
                                           -----     -----     -----
Balances, June 30, 2005                    $ 122     $ 378     $ 500
                                           =====     =====     =====

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 12: RELATED PARTY TRANSACTIONS

     The Bank has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, July 1, 2004               $3,235
New loans, including renewals         1,070
Payments, etc., including renewals     (942)
                                     ------
Balances, June 30, 2005              $3,363
                                     ======

NOTE 13: STOCK OPTION PLAN

     Under the Bank's incentive stock option plan, the Bank grants selected executives and other key employees stock option awards which vest and become exercisable ratably over three years (prior to 2003, options granted were fully exercisable at the date of grant). Under the Bank's stock option plan for non-employee directors, at each year's annual meeting of shareholders, there shall be granted automatically to each outside director, the option to purchase 1,500 shares of common stock. Both plans are accounted for in accordance with Accounting Principles Board Opinion
     (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. During 2005, the Bank granted options for 58,500 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

     Although the Bank has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Bank had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                          2005       2004       2003
                                        --------   --------   --------
Risk-free interest rates                     5.0%       5.0%       5.0%
Dividend yields                             3.10%      2.20%      2.20%
Volatility factors of expected market
   price of common stock                       7%        17%        25%
Weighted-average expected life of the
   options                              10 years   10 years   10 years

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

     The following is a summary of the status of the Bank's stock option plans and changes in those plans as of and for the years ended June 30, 2005, 2004 and 2003.

EMPLOYEES:

                                                2005                  2004                  2003
                                        -------------------   -------------------   --------------------
                                                  WEIGHTED-             WEIGHTED-              WEIGHTED-
                                                   AVERAGE               AVERAGE                AVERAGE
                                                   EXERCISE              EXERCISE               EXERCISE
               OPTIONS                   SHARES     PRICE      SHARES     PRICE      SHARES      PRICE
               -------                  -------   ---------   -------   ---------   --------   ---------
Outstanding, beginning of year          494,833     $3.79     559,523     $3.63      756,802     $3.39
Granted                                  45,000      4.20      61,500      4.15       29,500      3.43
Exercised                               (59,900)     1.67     (97,120)     1.91     (150,481)     1.30
Forfeited/expired                          (280)     5.07     (29,070)     7.10      (76,298)     5.88
                                        -------               -------               --------
Outstanding, end of year                479,653      4.11     494,833      3.80      559,523      3.62
                                        =======               =======               ========
Options exercisable at year end         344,053      4.15     404,133      3.79      530,023      3.63
Weighted-average fair value
   of options granted during the year                0.60                  1.11                   1.13

     As of June 30, 2005, the employee options outstanding and exercisable are as follows:

                                           OPTIONS OUTSTANDING
                                ----------------------------------------         OPTIONS EXERCISABLE
                                   WEIGHTED-AVERAGE                        ------------------------------
   RANGE OF          NUMBER     REMAINING CONTRACTUAL   WEIGHTED-AVERAGE      NUMBER     WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING        LIFE(MONTHS)        EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------   -----------   ---------------------   ----------------   -----------   ----------------
$1.01 to $2.50       96,100               8.0                 $1.85           96,100           $1.85
$2.51 to $5.00      287,183              75.3                  3.73          151,583            3.50
$5.01 to $7.50       47,280              37.0                  6.81           47,280            6.81
$7.50 to $10.00      49,090              50.0                  8.13           49,090            8.13
                    -------                                                  -------
                    479,653                                    4.11          344,053            4.15
                    =======                                                  =======

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

DIRECTORS:

                                                2005                  2004                  2003
                                        -------------------   -------------------   --------------------
                                                  WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                   AVERAGE               AVERAGE               AVERAGE
                                                   EXERCISE              EXERCISE              EXERCISE
               OPTIONS                   SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
               -------                  -------   ---------   -------   ---------   -------   ---------
Outstanding, beginning of year          174,304     $3.92     193,804     $3.59     205,884      $3.38
Granted                                  13,500      4.20      15,000      4.15      15,000       3.43
Exercised                               (44,484)     2.37     (34,500)     2.17     (27,080)      1.90
Forfeited/expired                        (7,500)     6.58          --        --          --         --
                                        -------               -------               -------
Outstanding, end of year                135,820      4.31     174,304      3.92     193,804       3.59
                                        =======               =======               =======
Options exercisable at year end          95,320      4.47     144,304      3.96     178,804       3.61
Weighted-average fair value of
   options granted during the year                   0.60                  1.11                   1.13

     As of June 30, 2005, the directors options outstanding and exercisable are as follows:

                                           OPTIONS OUTSTANDING
                                ----------------------------------------         OPTIONS EXERCISABLE
                                   WEIGHTED-AVERAGE                        ------------------------------
   RANGE OF          NUMBER     REMAINING CONTRACTUAL   WEIGHTED-AVERAGE      NUMBER     WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING        LIFE(MONTHS)        EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------   -----------   ---------------------   ----------------   -----------   ----------------
$1.01 to $2.50       29,320               8.7                 $1.94           29,320           $1.94
$2.51 to $5.00       67,500              82.6                  3.68           27,000            3.31
$5.01 to $7.50       39,000              46.5                  7.19           39,000            7.19
                    -------                                                   ------
                    135,820                                    4.31           95,320            4.47
                    =======                                                   ======

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 14: EARNINGS PER SHARE

     Earnings per share (EPS) were computed as follows:

                                                YEAR ENDED JUNE 30, 2005
                                             ------------------------------
                                                      WEIGHTED-
                                                       AVERAGE    PER-SHARE
                                             INCOME     SHARE       AMOUNT
                                             ------   ---------   ---------
BASIC EARNINGS PER SHARE
   Income available to common
      stockholders                           $1,790   7,271,874      $0.25
EFFECT OF DILUTIVE SECURITIES
   Stock options                                         98,826
                                                      ---------
DILUTED EARNINGS PER SHARE
   Income available to common
      stockholders and assumed conversions   $1,790   7,370,700      $0.24
                                             ======   =========      =====

     Options to purchase 265,470 shares of common stock at $4.15 to $8.13 per share were outstanding at June 30, 2005, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                YEAR ENDED JUNE 30, 2004
                                             ------------------------------
                                                      WEIGHTED-
                                                       AVERAGE    PER-SHARE
                                             INCOME     SHARE       AMOUNT
                                             ------   ---------   ---------
BASIC EARNINGS PER SHARE
   Income available to common
      stockholders                           $1,631   7,356,046      $0.22
EFFECT OF DILUTIVE SECURITIES
   Stock options                                        156,849
                                                      ---------
DILUTED EARNINGS PER SHARE
   Income available to common
      stockholders and assumed conversions   $1,631   7,512,895      $0.22
                                             ======   =========      =====

Options to purchase 141,465 shares of common stock at $6.81 to $8.13 per share were outstanding at June 30, 2004, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

                                                YEAR ENDED JUNE 30, 2003
                                             ------------------------------
                                                      WEIGHTED-
                                                       AVERAGE    PER-SHARE
                                             INCOME     SHARE       AMOUNT
                                             ------   ---------   ---------
BASIC EARNINGS PER SHARE
   Income available to common
      stockholders                           $2,545   7,538,334      $0.34
EFFECT OF DILUTIVE SECURITIES
   Stock options                                        180,865
                                                      ---------
DILUTED EARNINGS PER SHARE
   Income available to common
      stockholders and assumed conversions   $2,545   7,719,199      $0.33
                                             ======   =========      =====

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

                                       JUNE 30, 2005           JUNE 30, 2004
                                   ---------------------   ---------------------
                                   CARRYING                CARRYING
                                     AMOUNT   FAIR VALUE     AMOUNT   FAIR VALUE
                                   --------   ----------   --------   ----------
Financial assets
   Cash and cash equivalents       $  8,992    $  8,992    $ 10,875    $ 10,875
   Available for sale securities      3,961       3,961      15,726      15,726
   Held-to-maturity securities          461         486         516         543
   Loans, net of allowance
      for loan losses               171,187     188,666     150,735     155,568
   Stock in FHLB                      5,736       5,736       5,487       5,487
   Interest receivable                  733         733         731         731

Financial liabilities
   Deposits                         126,520     128,877     114,223     116,936
   FHLB advances                     46,123      46,857      53,295      54,721
   Interest payable                     156         156          63          63
   Commitments to extend credit,
      letters of credit and
      lines of credit                    --          --          --          --

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND CASH EQUIVALENTS AND STOCK IN FHLB

     The carrying amount approximates fair value.

INVESTMENT SECURITIES

     Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

LOANS AND INTEREST RECEIVABLE

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of interest receivable approximates its fair value.

DEPOSITS AND INTEREST PAYABLE

     The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date, i.e., their carrying amount. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of interest payable approximates its fair value.

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

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

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

     At June 30, 2005 and 2004, the Bank had outstanding fixed-rate commitments to originate loans aggregating approximately $16,014,000 and $4,524,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

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

     The Bank had total outstanding letters of credit amounting to $3,300,000 and $2,449,000, at June 30, 2005 and 2004, respectively, with terms ranging from 4 months to 2 years.

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

     At June 30, 2005, the Bank had granted unused lines of credit to borrowers aggregating approximately $4,612,000 and $8,826,000 for commercial lines and open-end consumers lines, respectively. At June 30, 2004, unused lines of credit to borrowers aggregated approximately $4,384,000 for commercial lines and $7,811,000 for open-end consumer lines.

     From time to time certain due from bank accounts are in excess of federally insured limits.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 17: CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                            CONDENSED BALANCE SHEETS

                                                     2005      2004
                                                   -------   -------
ASSETS
   Cash                                            $   313   $   196
   Loans                                               929     2,070
   Investment in common stock of Bank subsidiary    23,622    22,038
   Advances to Bank subsidiary                         463       506
   Other assets                                         98        47
                                                   -------   -------
      Total assets                                 $25,425   $24,857
                                                   =======   =======
EQUITY FROM ESOP SHARES                            $   500   $   466
STOCKHOLDERS' EQUITY                                24,925    24,391
                                                   -------   -------
      Total liabilities and stockholders' equity   $25,425   $24,857
                                                   =======   =======

                         CONDENSED STATEMENTS OF INCOME

                                                2005      2004     2003
                                               ------   -------   ------
INCOME
   Dividends from Bank subsidiary              $  250   $ 3,457   $2,543
   Interest income                                 82       108       --
                                               ------   -------   ------
                                                  332     3,565    2,543
EXPENSES -- other                                 159       119       21
                                               ------   -------   ------
INCOME BEFORE INCOME TAX AND EQUITY IN
   UNDISTRIBUTED INCOME OF SUBSIDIARY             173     3,466    2,522
INCOME TAX BENEFIT                                (26)       --       (7)
                                               ------   -------   ------
INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME
   OF SUBSIDIARY                                  199     3,446    2,529
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY    1,591    (1,815)      16
                                               ------   -------   ------
NET INCOME                                     $1,790   $ 1,631   $2,545
                                               ======   =======   ======

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                2005      2004      2003
                                              -------   -------   -------
OPERATING ACTIVITIES
   Net income                                 $ 1,790   $ 1,631   $ 2,545
   Items not requiring (providing) cash        (1,616)    1,813       (24)
                                              -------   -------   -------
      Net cash provided by
         operating activities                     174     3,444     2,521
                                              -------   -------   -------
INVESTING ACTIVITIES--NET CHANGE IN LOANS       1,141    (1,059)   (1,011)
                                              -------   -------   -------
FINANCING ACTIVITIES
   Advances from (to) Bank subsidiary              --      (506)    2,283
   Repayment of advances (from) to
      Bank subsidiary                              43        --    (2,543)
   Purchase of stock                             (502)   (1,105)     (777)
   Proceeds from exercise of stock options        205       261       248
   Cash dividends                                (944)     (880)     (680)
                                              -------   -------   -------
      Net cash used in financing activities    (1,198)   (2,230)   (1,469)
                                              -------   -------   -------
NET CHANGE IN CASH                                117       155        41
CASH AT BEGINNING OF YEAR                         196        41        --
                                              -------   -------   -------
CASH END OF YEAR                              $   313   $   196   $    41
                                              =======   =======   =======

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 18: SELECTED QUARTERLY DATA (UNAUDITED)

     The following tables summarize selected quarterly results of operations for 2005 and 2004.

JUNE 30, 2005                         SEPTEMBER   DECEMBER    MARCH    JUNE
-------------                         ---------   --------   ------   ------
Interest and dividend income            $2,708     $2,755    $2,760   $2,838
Interest expense                           990        988       970      979
                                        ------     ------    ------   ------
Net interest income                      1,718      1,767     1,790    1,859
Provision for loan losses                   30         30        30       93
                                        ------     ------    ------   ------
Net interest income after provision
   for loan losses                       1,688      1,737     1,760    1,766
Noninterest income                         543        494       475      560
Noninterest expense                      1,610      1,571     1,584    1,640
                                        ------     ------    ------   ------
Income before income tax                   621        660       651      686
Income tax expense                         199        219       211      199
                                        ------     ------    ------   ------
Net income                              $  422     $  441    $  440   $  487
                                        ======     ======    ======   ======
Earnings per share
Basic                                   $ 0.06     $ 0.06    $ 0.06   $ 0.07
Diluted                                   0.06       0.06      0.06     0.07

Dividends per share                      0.065                         0.065

JUNE 30, 2004                         SEPTEMBER   DECEMBER    MARCH    JUNE
-------------                         ---------   --------   ------   ------
Interest and dividend income            $2,911     $2,760    $2,751   $2,673
Interest expense                         1,138      1,043     1,008      955
                                        ------     ------    ------   ------
Net interest income                      1,773      1,717     1,743    1,718
Provision for loan losses                   30         30        40      230
                                        ------     ------    ------   ------
Net interest income after provision
   for loan losses                       1,743      1,687     1,703    1,488
Noninterest income                         524        525       534      591
Noninterest expense                      1,510      1,623     1,664    1,623
                                        ------     ------    ------   ------
Income before income tax                   757        589       573      456
Income tax expense                         243        198       169      134
                                        ------     ------    ------   ------
Net income                              $  514     $  391    $  404   $  322
                                        ======     ======    ======   ======
Earnings per share
Basic                                   $ 0.07     $ 0.05    $ 0.06   $ 0.04
Diluted                                   0.07       0.05      0.05     0.04

Dividends per share                       0.06         --      0.06       --

     Additional provision for loan losses in the fourth quarter of 2004 resulted from management's normal review of loan quality.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

Peoples Ohio Financial Corporation (the "Company") is based in west central Ohio and is the parent company of Peoples Savings Bank of Troy (the "Bank"). The Company was formed during the year ended June 30, 2002 to provide various benefits to the Bank, as well as to take advantage of a more effective structure for expanded financial activities. The Bank, a state chartered savings bank, was originally chartered in 1890. The Bank is primarily engaged in attracting deposits from Miami and surrounding counties and originating mortgage loans throughout those same areas. In addition to traditional banking services, the Bank provides full trust services through its trust department. All references to the Company include the Bank unless otherwise indicated.

FORWARD LOOKING STATEMENTS

In addition to historical information, this Annual Report may include certain forward-looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the composition or quality of the Bank's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. A further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 2005 Form 10-K. The Company does not undertake--and specifically disclaims any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

Allowance for Loan Losses - The allowance for loan losses provides coverage for probable losses inherent in the Company's loan portfolio. Management evaluates the adequacy of the allowance for credit losses based on changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, regulatory guidance and economic factors. This evaluation is inherently subjective, as it requires the use of significant management estimates. Many factors can affect management's estimates of specific and expected losses, including volatility of default probabilities, rating migrations, loss severity and economic and political conditions. The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

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

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

The allowance for credit losses relating to impaired loans is based on the loan's observable market price, the collateral for certain collateral-dependent loans, or the discounted expected cash flows using the loan's effective interest rate.

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

FINANCIAL CONDITION AND RESULTS OF OPERATIONS--COMPARISON OF YEARS ENDED JUNE 30, 2005 AND 2004

The Company reported earnings of $1,790,000 for the year ended June 30, 2005, an increase of $159,000, or 9.7% from the $1,631,000 reported for the same period in 2004. Basic earnings per share increased $0.03, or 13.6% from $0.22 for the year ended June 30, 2004 to $0.25 for the year ended June 30, 2005. Diluted earnings per share increased $0.02, or 9.10% from $0.22 for the year ended June 30, 2004 to $0.24 for the year ended June 30, 2005. The Company's return on average assets was 0.92% for 2005 compared to 0.82% for 2004 and the return on average equity was 7.30% for 2005, compared to 6.57% for 2004.

The increase in 2005 earnings was a result of a $183,000 increase in net interest income coupled with a $147,000 decline in the provision for loan losses in comparison to those reported for the year ended June 30, 2004. These positive influences on net income were partially offset by a $102,000 decline in noninterest income for the year ended June 30, 2005, in comparison to the year ended June 30, 2005.

NET INTEREST INCOME was $7,134,000 for the year ended June 30, 2005, $183,000, or 2.6% greater than the $6,951,000 reported for the year ended June 30, 2004. Total interest income remained steady at $11,060,000 for the year ended June 30, 2005, compared to the $11,095,000 reported during the year ended June 30, 2004, as the increase in average loans outstanding was offset by lower average interest rates earned on those loans. While interest income remained steady, interest expense declined by a $218,000, or 5.3% during the same period, primarily due to a reduction in borrowings from the Federal Home Loan Bank.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

Interest income was virtually unchanged at $11,060,000 for the year ended June 30, 2005, compared to $11,095,000 for the year ended June 30, 2004. As illustrated in the accompanying average balance sheet, this resulted from an increase in average loans outstanding which was almost entirely offset by a decline in the average rate earned on those loans. Average loans outstanding increased $6,261,000, or 4.1% from $154,499,000 for the year ended June 30, 2004 to $160,760,000 for the year ended June 30, 2005, which was the result of management's emphasis on growing its loan portfolio, particularly in those categories of loans that tend to be shorter-term or otherwise reprice periodically. The average yield earned on loans declined 19 basis points from 6.65% for the year ended June 30, 2004 to 6.46% for the year ended June 30, 2005, and was attributable to the significant number of 1-4 family mortgage loans originated during 2005 at interest rates ranging from 5.75 to 6.00 percent and, to a lesser extent, growth in shorter-term and variable rate loans which tend to carry lower interest rates. As a result, interest income earned on loans was $10,388,000 for the year ended June 30, 2005, $117,000, or 1.1% greater than the $10,271,000 earned for the year ended June 30, 2004. In addition other interest and dividend income increased $48,000 from $283,000 for the year ended June 30, 2004 to $331,000 for the year ended June 30, 2005.

These increases in interest income were partially offset by a decline in interest income on investment securities as management used proceeds from calls and maturities of investment securities to fund growth in the loan portfolio. Accordingly, interest income on investment securities decreased $200,000, from $541,000 for the year ended June 30, 2004 to $341,000 for the year ended June 30, 2005.

Interest expense was $3,926,000 for the year ended June 30, 2005, a decrease of $218,000, or 5.3% from $4,144,000 for the year ended June 30 2004, as the Company was able to repay or replace maturing Federal Home Loan Bank advances with lower costing advances and customer deposits. Interest expense on FHLB advances was $2,589,000, $313,000 or 10.8% lower than the $2,902,000 recorded in the year ended June 30, 2004. As illustrated in the accompanying average balance sheet, the average balance of FHLB advances declined by $6,543,000, from $56,636,000 for the year ended June 30, 2004 to $50,093,000 for the year ended June 30, 2005. The average rate paid on FHLB advances increased slightly to 5.17%. The decline in interest expense on FHLB advances was partially offset by a $95,000 increase in interest expense on interest-bearing deposits. While the average balance of the Company's interest-bearing deposits declined $1,114,000, from $119,454,000 for the year ended June 30, 2004, to $118,340,000 for the year ended June 30, 2005, the average interest rate paid on those deposits increased by 9 basis points from 1.04% during 2004 to 1.13% during 2005.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

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

                                                             Year Ended June 30, (Dollar Amounts in Thousands)
                                        ------------------------------------------------------------------------------------------
                                                    2005                           2004                           2003
                                        ----------------------------   ----------------------------   ----------------------------
                                         Average              Yield/    Average              Yield/    Average              Yield/
                                         Balance   Interest    Rate     Balance   Interest    Rate     Balance   Interest    Rate
                                        --------   --------   ------   --------   --------   ------   --------   --------   ------
Assets:
   Interest-earning assets:
   Interest-earning demand deposits     $  9,758    $    82    0.84%   $ 15,406    $    78    0.51%   $ 10,985    $   128    1.17%
   Investment securities                   9,152        341    3.73      18,471        541    2.93       9,392        207    2.20
   Loans, including nonaccrual loans     160,760     10,388    6.46     154,499     10,271    6.65     183,363     13,397    7.31
   Federal Home Loan Bank, stock           5,576        249    4.47       5,317        205    3.86       5,139        221    4.30
                                        --------    -------            --------    -------            --------    -------
      Total interest-earning assets      185,246     11,060    5.97     193,693     11,095    5.73     208,879     13,953    6.68
                                                    -------                        -------                        -------
   Noninterest earning assets              9,364                          5,805                         11,052
                                        --------                       --------                       --------
      Total assets                      $194,610                       $199,498                       $219,931
                                        ========                       ========                       ========

Liabilities and stockholders' equity:
   Interest-bearing liabilities:
   NOW and money
   market accounts                      $ 61,505    $   401    0.65    $ 60,182    $   336    0.56    $ 48,421    $   595    1.23%
   Savings accounts                       21,903        101    0.46      25,262         62    0.25      28,275        268    0.95
   Certificates of deposit                34,932        835    2.39      34,010        844    2.48      37,511      1,364    3.64
                                        --------    -------            --------    -------            --------    -------
      Total interest-bearing deposits    118,340      1,337    1.13     119,454      1,242    1.04     114,207      2,227    1.95
   Federal Home Loan Bank, advances       50,093      2,589    5.17      56,636      2,902    5.12      71,889      3,673    5.11
                                        --------    -------            --------    -------            --------    -------
      Total interest-bearing
         liabilities                     168,433      3,926    2.33     176,090      4,144    2.35     186,096      5,900    3.17
                                        --------    -------            --------    -------            --------    -------
Other liabilities                          1,651                          8,559                          8,559
                                        --------                       --------                       --------
Stockholder's equity,
   including equity from ESOP shares      24,526                         24,841                         25,276
                                        --------                       --------                       --------
      Total liabilities and
         stockholders' equity           $194,610                       $199,498                       $219,931
                                        ========                       ========                       ========
Net interest-earning assets             $ 16,813                       $ 20,660                       $ 22,783
                                        ========                       ========                       ========
Net interest rate spread (1)                        $ 7,134     3.64%              $ 6,951    3.37%               $ 8,053    3.51%
                                                    =======                        =======                        =======
Net interest margin (2)                                         3.85%                         3.59%                          3.86%
Ratio of average interest-earning
   assets to average interest-bearing
   liabilities                            109.98%                        111.94%                        112.24%
                                        ========                       ========                       ========

(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

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

                                               Year Ended June 30 (Dollar Amounts in Thousands)
                                     -------------------------------------------------------------------
                                               2005 vs 2004                       2004 vs 2003
                                     --------------------------------   --------------------------------
                                     Increase (Decrease)                Increase (Decrease)
                                            Due to                             Due to
                                     -------------------    Increase    -------------------    Increase
                                       Volume    Rate      (Decrease)     Volume     Rate     (Decrease)
                                       ------   -----      ----------    -------   -------    ----------
Interest-earning assets:
Demand deposits                        $ (35)   $  39        $   4       $    39   $   (89)    $   (50)
Investment securities                   (321)     121         (200)          249        85         334
Loans                                    409     (292)         117        (1,988)   (1,138)     (3,126)
FHLB, stock                               10       34           44             7       (23)        (16)
                                       -----    -----        -----       -------   -------     -------
Total interest-earning assets             63      (98)         (35)       (1,693)   (1,165)     (2,858)
                                       -----    -----        -----       -------   -------     -------
Interest-bearing liabilities:
NOW and money market accounts              8       57           65           120      (379)       (259)
Savings                                   (9)      48           39           (26)     (180)       (206)
Certificates of deposit                   23      (32)          (9)         (118)     (402)       (520)
FHLB advances                           (339)      26         (313)         (782)       11        (771)
                                       -----    -----        -----       -------   -------     -------
Total interest-bearing liabilities      (317)      99         (218)         (806)     (950)     (1,756)
                                       -----    -----        -----       -------   -------     -------
Increase (decrease) in net
   interest income                     $ 380    $(197)       $ 183       $  (887)  $  (215)    $(1,102)
                                       =====    =====        =====       =======   =======     =======

THE PROVISION FOR LOAN LOSSES was $183,000 for the year ended June 30, 2005 compared to $330,000 for the same period in 2004. The provision for both periods reflects management's analysis of the Company's loan portfolio based on information that is currently available to it at such time. In particular, management considers the level of non-performing loans and potential problem loans. Total charge-offs for 2005 were $525,000, compared to $165,000 during 2004. While the charge-offs recorded during 2004 related to several loans, the charge-offs during 2005 were primarily attributable to one residential loan and one commercial real estate loan that had been provided for during 2004. While the Company's management believes that the allowance for loan losses is sufficient based upon information currently available to it, no assurances can be made that future events, conditions, or regulatory directives will not result in increased provisions for loan losses which may adversely effect income.

NONINTEREST INCOME totaled $2,072,000 for the year ended June 30, 2005, $102,000, or 4.7%, less than the $2,174,000 recorded for the year ended June 30, 2004. This decline was primarily attributable to a decline in revenue generated by the Bank's trust department of $88,000, from $559,000 for the year ended June 30, 2004 to $471,000 for the year ended June 30, 2005. While the average trust assets under management increased slightly ($134.0 million during 2005 compared to $130.1 during 2004), a larger portion of those assets were held in custody and agency accounts which generate lower fees than traditional trust accounts. In addition, the Bank recog-

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

nized a $68,000 gain on the sale of available-for-sale securities during the year ended June 30, 2004. There were no sales of securities during the year ended June 30, 2005.

NONINTEREST EXPENSE was $6,405,000 for the year ended June 30, 2005, $15,000 less than the $6,420,000 reported for the year ended June 30, 2004, as slight increases in salary and employee benefits and data processing fees were more than offset by declines in all other categories of noninterest expense.

Salaries and employee benefits totaled $2,972,000 for 2005 and $2,915,000 for 2004, an increase of $57,000 or 2.0% and were the result of normal salary increases.

Net occupancy expense totaled $435,000 for 2005 and $450,000 for 2004, a decrease of $15,000 or 3.3%. This decline was primarily attributable to expenses incurred during fiscal year 2004 related to the remodeling the Bank's main office and Piqua locations which were completed early in fiscal 2004.

Data processing fees totaled $678,000 for 2005 and $637,000 for 2004, an increase of $41,000 or 6.4%. This increase was primarily attributable to periodic maintenance of the Bank's processing hardware.

Professional fees expenses were $338,000 for the year ended June 30, 2005, $67,000 or 16.5% less than the $405,000 reported for the year ended June 30, 2004. This decline was attributable to $65,000 in fees associated with trust specific consulting services which were incurred during fiscal 2004, that were not incurred during fiscal 2005.

Advertising totaled $149,000 for 2005 and $156,000 for 2004, a decline of $7,000 or 4.5%. This decrease was attributable to a timing difference. The Bank takes great pride in being the primary sponsor of the Miami County Homebuilder's Association "Homarama." Prior to 2004, this event was held during September, however, during calendar year 2004, the event was held during May. Accordingly, the Bank incurred approximately $50,000 of expense related to sponsoring this event twice during fiscal 2004, compared to approximately $25,000 of advertising expense related to sponsoring the event during fiscal 2005. The decline was partially offset by an increase in newspaper advertising which increased $10,000, from $31,000 during fiscal 2004 to $41,000 for fiscal 2005. The increase in newspaper advertising was primarily attributable to recruiting advertisements placed in several local newspapers during the year.

Other expenses were $1,400,000 for the year ended June 30, 2005, $22,000 or 1.5% less than the $1,422,000 reported for the year ended June 30, 2004. This decline was attributable to $103,000 in fees related to developing new products and services during fiscal 2004, that were not incurred during fiscal 2005. This decline was partially offset by an increase in the charges associated with providing credit card services to local merchants and fees paid to an executive recruiter during fiscal 2005. Charges associated with providing overdraft privilege services to deposit customers increased $23,000, from $49,000 during fiscal 2004 to $72,000 during fiscal 2005. Fees paid to an executive recruiter were $ 22,000 during fiscal 2005. No such fees were incurred during fiscal 2004. The balance of increases were due to overall increases in other expense items.

INCOME TAX EXPENSE Total income tax expense was $828,000 (an effective tax rate of 31.6%) for the year ended June 30, 2005, compared to $744,000 (an effective tax rate of 31.3%) during the year ended June 30, 2004.

FINANCIAL CONDITION

Total consolidated assets of the Company at June 30, 2005 were $199,881,000, compared to $193,196,000 at June 30, 2004, an increase of $6,685,000 or 3.5%.

NET LOANS increased $20,452,000 or 13.6%, from $150,735,000 at June 30, 2004, to
$171,187,000 at June 30, 2005. The following table illustrates changes in the Bank's loan portfolio by category at June 30 of each year presented.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

                                             BALANCE JUNE 30,   BALANCE JUNE 30,    CHANGE   CHANGE
(Dollar Amounts in Thousands)                      2005               2004          ($'S)      (%)
                                             ----------------   ----------------    ------   ------
Residential single family mortgages              $111,985           $100,629       $11,356    11.3%
Other residential and commercial mortgages         29,952             27,582         2,370     8.6%
                                                 --------           --------       -------
                                                  141,937            128,211        13,726    10.7%
Construction                                       18,281             12,315         5,966    48.4%
Commercial business                                 6,805              6,714            91     1.4%
Consumer                                            1,681              2,282          (601)  (26.3%)
Home Improvement                                    8,598              6.016         2,582    42.9%
Deposit and other                                     187                264           (77)  (29.2%)
                                                 --------           --------       -------
                                                  177,489            155,802        21,687    13.9%
Deferred fees                                         (84)              (177)           93   (52.5%)
Undisbursed portion of loans                       (5,493)            (3,842)       (1,651)  (43.0%)
Allowance for loan losses                            (725)            (1,048)          323   (30.8%)
                                                 --------           --------       -------
   Total loans, net                              $171,187           $150,735       $20,452    13.6%
                                                 ========           ========       =======

As previously noted, management emphasized growth of the loan portfolio during fiscal 2005, particularly in those categories that tend to be shorter-term or otherwise reprice periodically. The result, as outlined above, was that loans grew in nearly every category from June 30, 2004 to June 30, 2005.

THE ALLOWANCE FOR LOAN LOSSES decreased from $1,048,000 at June 30, 2004 to $725,000 at June 30, 2005 as a result of a provision for loan losses of $183,000, which was offset by net charge offs of $506,000. Charge-offs during 2005 were primarily attributable to one residential loan and one commercial real estate loan. The allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment regarding the impact of economic conditions on the portfolio.

The following table compares non-performing loans, which are loans past due 90 days or more and non-accruing loans, at June 30, 2005 and 2004, respectively

                                  JUNE 30,    JUNE 30,
                                    2005        2004
                                  --------   ----------
Non-accrual                       $415,000   $  683,000
Past due 90+ and still accruing    333,000      565,000
                                  --------   ----------
Total non-performing loans        $748,000   $1,248,000
                                  ========   ==========

Non-performing loans decreased $500,000, from $1,248,000 at June 30, 2004, to $748,000 at June 30, 2005. This decrease is primarily attributable to a $549,000 decline in non-performing loans in the commercial loan portfolio. The decrease in non-performing commercial loans is attributable to three relationships, two of which were charged-off and one of which was repossessed and disposed of during 2005. There was one non-performing commercial business loan ($4,000) at June 30, 2005. Management continues to work closely with all delinquent borrowers to bring their loans current.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

The ratio of the Company's allowance for loan losses to non-performing loans was 96.9% and 84.0% at June 30, 2005 and 2004, respectively.

FEDERAL HOME LOAN BANK stock increased $249,000 or 4.54%, from $5.49 million at June 30, 2004, to $5.74 million at June 30, 2005. This increase was entirely the result of stock dividends received during 2005.

INTEREST RECEIVABLE was $733,000 at June 30, 2005 compared to $731,000 at June 30, 2004. The majority of the Company's interest earning assets are scheduled to pay interest monthly, on the first. Accordingly, while growth in interest earning assets can impact the balance of interest receivable, the balance of interest receivable is primarily dependent upon when interest payments are actually received, and to a lesser extent, the rate being earned on those assets. Note, the average rate earned on interest earning assets increased 24 basis points from 5.73% for the year ended June 30, 2004 to 5.97% for the year ended June 30, 2005.

CASH SURRENDER VALUE OF LIFE INSURANCE increased from $4,196,000 at June 30, 2004, to $4,362,000 at June 30, 2005. This increase was solely attributable to net earnings credited to the policies during 2005. In June 2003, the Company purchased life insurance on several key executives in order to protect the Bank against increases in employee benefit costs and to mitigate the costs associated with replacing key members of management in the event of their untimely death. It should be noted that no benefits were provided by the Company or Bank to these executives as a result of this transaction.

DEPOSITS increased $12,297,000 or 10.8%, from $114,223,000 at June 30, 2004 to
$126,520,000 at June 30, 2005. The following table illustrates changes in the various types of deposits at June 30 of each year presented.

                                JUNE 30,   JUNE 30,   CHANGE   CHANGE -
(Dollar Amounts in Thousands)     2005       2004      ($'s)      (%)
-----------------------------   --------   --------   ------   --------
Noninterest bearing accounts    $ 14,620   $ 12,672    1,948     15.4%
NOW accounts                      19,752     19,964     (212)    (1.1%)
Super NOW accounts                 1,271      1,463     (192)   (13.1%)
Passbook accounts                 24,049     23,850      199      0.8%
Money market accounts             26,158     26,346     (188)    (0.7%)
Certificates of deposit           40,670     29,928   10,742     35.9%
                                --------   --------   ------
   Total deposits               $126,520   $114,223   12,297     10.8%
                                ========   ========   ======

With the exception of noninterest bearing accounts and certificates of deposit (CD's), the Company's deposit accounts were stable. The increase in noninterest bearing accounts was attributable to a $1,074,000 increase in "Totally Free Checking" accounts. The number of accounts increased by 186, from 1,102 at June 30, 2004 to 1,288 at June 30, 2005, and the average balance per account increased from $1,934 to $2,488. Management introduced several "CD specials" during fiscal 2005, which resulted in growth in both regular and jumbo CD's during the year.

FHLB ADVANCES declined by $7,172,000 or 13.5%, from $53,295,000 at June 30, 2004, to $46,123,000 at June 30, 2005. During fiscal 2005, the Bank used growth in customer deposits to fund maturing advances.

OTHER LIABILITIES increased by $899,000, from $757,000 at June 30, 2004, to $1,656,000 at June 30, 2005. This increase was primarily attributable to increases in four other liability accounts. Accrued income taxes payable increased $412,000 from June 30, 2004 to June 30, 2005 as the Company earned substantially more income during the fourth quarter of fiscal 2005 in comparison to the fourth quarter of fiscal 2004. The balance in construction loan borrower's escrow accounts increased $344,000 which is the direct result of the increase in the Company's construction loan portfolio, a $54,000 increase in the treasury tax and loan account and a $63,000 increase in miscellaneous accounts payable from June 30, 2004 to June 30, 2005.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

TOTAL STOCKHOLDERS' EQUITY was virtually unchanged at $24.93 million at June 30, 2005. The following table illustrates the changes in stockholders' equity from June 30, 2004 to June 30, 2005. (Dollar Amounts in Thousands)

Total stockholders' equity, June 30, 2004         $24,391
Net income                                          1,790
Change in the unrealized gain on securities AFS        (8)
Cash dividends ($0.13 per share)                     (944)
Exercise of stock options                             205
Tax benefit related to exercise of options             27
Purchase of treasury shares                          (502)
Net change in equity from ESOP shares                 (34)
                                                  -------
Total stockholders' equity, June 30, 2005         $24,925
                                                  =======

As the table indicates, the Company earned $1,790,000 in net income for the year ended June 30, 2005 and raised an additional $205,000 through the exercise of stock options. These increases were partially offset by $944,000 in dividends paid to the Company's stockholders, $502,000 in purchases of treasury stock.

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

NET INTEREST INCOME was $6,951,000 for the year ended June 30, 2004, $1,103,000, or 13.7% lower than the $8,054,000 reported for the year ended June 30, 2003. This decline was the result of lower average net interest bearing assets outstanding during 2004 ($20,661,000) in comparison to average net interest bearing assets outstanding during 2003 ($22,783,000), coupled with the continued low interest rate environment and the pressure it has placed on net interest margins throughout the banking industry. Total interest income was $11,095,000 for the year ended June 30, 2004, a decline of $2,858,000, or 20.5% from the $13,953,000 reported during the year ended June 30, 2003, due to lower average loans outstanding coupled with lower interest rates. The decline in interest income was partially offset by a $1,756,000, or 29.8% decline in interest expense during the same period, primarily due to depositors shifting their deposits from higher rate certificates of deposit to lower rate demand deposit accounts.

Interest income was $11,095,000 for the year ended June 30, 2004, a decrease of $2,858,000, or 20.5% from $13,953,000 for the year ended June 30 2003. As illustrated in the accompanying average balance sheet, this decline was almost entirely attributable to a decline in interest income earned on loans. Interest income earned

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

on loans was $10,271,000 for the year ended June 30, 2004, $3,126,000, or 23.3%
less than the $13,397,000 earned for the year ended June 30, 2003. With long-term interest rates at or near record low levels throughout the year, management chose to curtail the Bank's mortgage originations rather than expose the Bank to what it believed to be unacceptable levels of interest rate risk. As a result, average loans outstanding during the year decreased $28,864,000, or 15.7% from $183,363,000 for the year ended June 30, 2003 to $154,499,000 for the year ended June 30, 2004. The average yield earned on those loans declined 66 basis points from 7.31% for the year ended June 30, 2003 to 6.65% for the year ended June 30, 2004. This decline in yield was attributable to the local market's reaction to the Federal Reserve Bank's (the Fed) reductions in short-term interest rates throughout fiscal 2003 and fiscal 2004 and their effect on interest rates in general. Note, the interest rates the Company charges its borrowers and pays its depositors are significantly influenced by these rates. In addition other interest and dividend income decreased $67,000 from $350,000 for the year ended June 30, 2003 to $283,000 for the year ended June 30, 2004.

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

THE PROVISION FOR LOAN LOSSES was $330,000 for the year ended June 30, 2004 compared to $140,000 for the same period in 2003. The provision for both periods reflects management's analysis of the Company's loan portfolio based on information that is currently available to it at such time. In particular, management considers the level of non-performing loans and potential problem loans. Total charge-offs for 2004 were $165,000, compared to $189,000 during 2003. The charge-offs recorded in both periods related to several loans. While the Company's management believes that the allowance for loan losses is sufficient based upon information currently available to it, no assurances can be made that future events, conditions, or regulatory directives will not result in increased provisions for loan losses which may adversely effect income.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

NONINTEREST INCOME totaled $2,174,000 for the year ended June 30, 2004, $481,000, or 28.4%, higher than the $1,693,000 recorded for the year ended June 30, 2003. This increase was primarily attributable to fees related to services provided to deposit customers which increased $324,000, from $802,000 for the year ended June 30, 2003 to $1,126,000 for the year ended June 30, 2004 which was largely attributable to an increase in the number and average balances of transaction accounts from 2003 to 2004 as depositors shifted deposits from certificates of deposit to shorter-term demand accounts. In addition, the cash surrender value of life insurance generated $199,000 in noninterest income during the year ended June 30, 2004. The Bank did not own any life insurance prior to fiscal 2004. These increases were partially offset by a decline in revenue generated by the Bank's trust department of $114,000 from $673,000 for the year ended June 30, 2003 to $559,000 for the year ended June 30, 2004. While the average trust assets remained stable ( $130.1 million during 2004 compared to $129.0 during 2003), a larger portion of those assets were held in custody and agency accounts which typically generate lower fees than traditional trust accounts.

NONINTEREST EXPENSE was $6,420,000 for the year ended June 30, 2004, $697,000 or 12.2% higher than the $5,723,000 reported for the year ended June 30, 2003, as the Company experienced increases in salary and employee benefits, net occupancy expense, data processing fees, professional fees and advertising expense during fiscal 2004.

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

Advertising totaled $156,000 for 2004 and $111,000 for 2003, an increase of $45,000 or 40.5%. This increase was primarily attributable to a timing difference. The Bank takes great pride in being the primary sponsor of the Miami County Homebuilder's Association "Homarama." In previous years, this event took place during September, however, during calendar year 2004, the event was held during May. Accordingly, the Bank incurred approximately $30,000 of expense related to sponsoring this event twice during fiscal 2004. The balance of the increase was due to overall increases in advertising costs.

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

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT OF INTEREST RATE RISK

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish asset concentration guidelines and manage the risk consistent with Board-approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The Bank's Board of Directors has established an Asset/Liability Committee consisting of management officers, which is responsible for reviewing the Company's asset/liability policies and interest rate risk position. Such committee generally meets on a quarterly basis, and at other times as dictated by market conditions, and reports to the Board of Directors after each such meeting.

The Company's interest rate risk strategy primarily consists of: (i) emphasizing the attraction and retention of core deposits, which tend to be a more stable source of funding, (ii) emphasizing the organization of adjustable rate mortgage loan products and short-term commercial loans, the origination of which is largely dependent on the market demand for such loans, (iii) when market conditions are favorable and in consideration of the regulatory requirements relating to required levels of residential loans which must be maintained by the Bank, selling fixed-rate one-to-four-family mortgage loans, (iv) investing primarily in short-term U.S. Government securities and mortgage-backed securities, and (v) using FHLB advances as a funding source when rates on FHLB advances compare favorably to local competitive deposit rates. As a traditional thrift lender, the Company has a significant amount of its earning assets invested in fixed-rate mortgages with contractual maturities greater than one year. At June 30, 2005 an aggregate of $124.64 million, or 62.4% of total assets, were invested in such assets.

The following table sets forth the change in net portfolio values of the Bank's interest earning assets and interest bearing liabilities at June 30, 2005, assuming changes in interest rates. The assumptions used to prepare this table are the latest available by the OTS in assessing the interest rate sensitivity of thrift institutions.

                          Change in Net Portfolio
Change in Interest Rate       Value - Dollars       Change in Net Portfolio
    (Basis Points)                (000's)               Value - Percent
-----------------------   -----------------------   -----------------------
+300                              $(3,222)                   (10)%
+200                               (1,561)                    (5)
+100                                 (255)                    (1)
  0                                    --                     --
-100                               (2,103)                    (7)
-200                               (5,732)                   (18)

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY AND THE BANK

Recent legislation repealed the Office of Thrift Supervision's (the OTS) minimum liquidity ratio requirement for the Bank. Regulations now require the Bank to maintain sufficient liquidity to ensure its safe and sound operation. The Bank's regulatory liquidity was 9.64% and 16.00% at June 30, 2005 and 2004, respectively. The primary source of funding for the Company is dividend payments from the Bank. Dividend payments by the Bank are used by the Company to meet operating expenses and pay dividends to its stockholders.

The Bank's liquidity is a product of its operating, investing and financing activities. The primary investment activity of the Bank is the origination of mortgage loans and to a lesser extent commercial and consumer loans. The primary sources of funds are deposits, FHLB borrowings, and prepayments and maturities of outstanding loans, mortgage-backed securities, and investments. While scheduled payments of loans and mortgage-backed securities and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by interest rates, economic conditions and competition. The Bank utilizes FHLB borrowings to leverage its capital base and provide funds for lending and to better manage its interest rate risk. The sole investment of the Company is its investment in the Bank's stock.

At June 30, 2005, the Bank had outstanding commitments to fund the undisbursed portion of construction loans of $5,493,000, originate mortgage loans of $16,014,000, unused lines of credit of $13,438,000 and standby letters of credit of $3,300,000. As of June 30, 2005, certificates of deposit scheduled to mature in one year or less totaled $24,081,000.

The following table presents additional information about the Company's unfunded commitments as of June 30, 2005, which by their terms have contractual maturity dates subsequent to June 30, 2005:

                         2006     2007    2008   2009   2010   Thereafter    Totals
                        ------   ------   ----   ----   ----   ----------   -------
Unfunded commitments:
   Letters of credit    $1,291   $2,009   $ --   $ --    $--     $   --     $ 3,300
   Lines of credit       5,822    1,632    208    548     96      5,132      13,438

 The following table presents additional information about the Company's contractual obligations as of June 30, 2005, which by their terms have contractual maturity and/or termination dates subsequent to June 30, 2005:

                               2006      2007     2008     2009      2010    Thereafter    Totals
                             -------   -------   ------   ------   -------   ----------   -------
Contractual Obligations:
   Certificates of deposit   $24,081   $10,971   $3,406   $  841   $ 1,341     $    30    $40,670
   FHLB advances               4,996     3,649    5,166    8,888    11,706      11,718     46,123

Management believes that adequate liquidity is available to meet all known contractual obligations and unfounded commitments, including loan commitments and reasonable borrower, depositor, and creditor requirements over the next twelve months.

The Bank's most liquid assets are cash and cash equivalents. The level of cash and cash equivalents is dependent upon the Bank's operating, financing lending and investing activities during any given period. At June 30, 2005, the Bank's cash and cash equivalents totaled $8,992,000. The Company's and Bank's future short-term requirements for cash are not expected to significantly change. However, in the event that the Bank should require funds

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

in excess of its ability to generate them internally, additional sources of funds are available, including additional FHLB advances. With no parent company debt and sound capital levels, the Company should have many options available for satisfying its longer-term cash needs such as borrowing funds, raising equity capital and issuing trust preferred securities.

Management is not aware of any current recommendations or government proposals which, if implemented would have a material effect on the Company's liquidity, capital resources or operations.

The Bank is required by OTS regulations to meet certain minimum capital requirements. At June 30, 2005, the Bank exceeded all of its regulatory capital requirements with tangible and tier 1 capital both at $23,628,000 or 11.9% of adjusted total assets, and risk-based capital at $24,353,000 or 18.1 % of risk-weighted assets. The required minimum ratios 1.5% for tangible capital to adjusted total assets, 4.0% for tier 1 capital to adjusted total assets and 8.0% for risk-based capital to risk-weighted assets. See "Regulatory Matters" in the accompanying notes to the consolidated financial statements for the Bank's capital calculations as of June 30, 2005 and 2004.

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

IMPACT OF CURRENT ACCOUNTING ISSUES

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which sets accounting requirements for "share-based" compensation to employees, including employee-stock-purchase-plans (ESPPs) and provides guidance on accounting for awards to non-employees. This Statement will require the Company to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. This Statement is effective for the Company on July 1, 2006. While the Company has been unable to determine its impact, the implementation of SFAS No. 123R is not expected to be significant on the Company's consolidated financial position or results of operations.

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

MANAGEMENT'S DISCUSSION AND ANALYSIS

                        MARKET AND DIVIDEND INFORMATION

As of June 30, 2005, the Company had approximately 600 shareholders of record of its common stock. The Company's common stock is traded on the over-the-counter stock market under the symbol "POHF." Sweeney Cartwright & Co. and Robert W. Baird, Investments act as market makers for the Company's stock. Although the company does not have knowledge of prices paid on all transactions, according to information furnished by brokers who deal in the Company's common stock, the following prices represent the price ranges recorded for the periods shown.

                           MARKET PRICE PER SHARE (1)

            MARKET PRICE
           -------------      CASH
            LOW     HIGH   DIVIDENDS
           -----   -----   ---------
FISCAL
2005
1st Qtr.   $4.15   $4.24     $0.065
2nd Qtr.    4.08    4.45         --
3rd Qtr.    3.95    4.10      0.065
4th Qtr.    3.85    4.80         --

FISCAL
2004
1st Qtr.   $4.15   $4.40     $0.060
2nd Qtr.    4.12    4.40         --
3rd Qtr.    4.15    4.20      0.060
4th Qtr.    4.16    4.20         --

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes the Company's equity compensation plans as of June 30, 2005:

                                                                                 Number of Securities
                                                                                Remaining Available for
                                                                                 Future Issuance Under
                                  Number of Securities    Weighted Average     Equity Compensation Plans
                                    To be Issued Upon     Exercise Price of      (excluding securities
                                   Exercise of Options   Outstanding Options   included in first column)
                                  --------------------   -------------------   -------------------------
Equity compensation plans
   approved by shareholders              615,473                $4.15                   420,500
Equity compensation plans
   not approved by shareholders               --                                             --
                                         -------                                        -------
   Total                                 615,473                                        420,500
                                         =======                                        =======

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

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


                              PEOPLES SAVINGS BANK

                                    DIRECTORS

WILLIAM E. LUKENS -- CHAIRMAN           PETER E. JENKINS                   THOMAS E. ROBINSON
President & Majority Owner              Manager of the Miami County Fair   Retired Executive
Stillwater Technologies, Inc            Troy, Ohio                         Troy, Ohio
A Contract Manufacturing Firm
Troy, Ohio

RONALD B. SCOTT                         WILLIAM J. MCGRAW III              JAMES S. WILCOX
President and Chief Executive Officer   Attorney & President               Retired Chief Financial Officer
Peoples Savings Bank of Troy            Dungan & LeFevre Co., L.P.A.       PMI Food Equipment Group
Troy, Ohio                              Troy, Ohio                         Troy, Ohio
                                        (Law Firm Which Represents         RICHARD W. WALLACE
DOUGLAS HAINES                          Peoples Savings Bank of Troy)      President
President                                                                  Hartzell Fan, Inc
Buckeye Mutual Insurance Group                                             Piqua, Ohio
Piqua, Ohio

ADVISORY DIRECTORS                                  DIRECTOR EMERITUS
Tony Wendeln             Dr. Kenneth Yowell         William E. Eickhoff
CPA/CEO                  President                  Retired President
Murray, Wells, Wendeln   Edison Community College   Peoples Director 1977-1996
Robinson, CPAs, Inc.     Piqua, Ohio
Piqua, Ohio

(PEOPLES OHIO FINANCIAL CORPORATION LOGO)

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

B. ANNE MERCER             RICHARD B. FISHER            ANNETTE L. GLADMAN
Vice-President Chief       Administration Officer       Assistant Vice-President
Lending Officer            Wealth Management Services   Data Processing Officer

RICHARD K. BENDER          ROGER J. BORCHERS            CHARLOTTE A. STEPHENSON
Vice-President             Operations Officer           Assistant Vice-President
Technology/Operations      Wealth Managment Services    Finance Officer

LINDA A. DANIEL                                         JANICE YOHEY
Vice-President                                          Assistant Vice-President
Marketing/Administration                                Lending Officer

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

                    (PEOPLES OHIO FINANCIAL CORPORATION LOGO)

                             635 South Market Street
                                Troy, Ohio 45373
                               Tel: (937) 339-5000
                                Fax (937) 339-3297

                              www.yourlocalbank.com